                                                                    EXHIBIT 99.1

                         HOUSEHOLD INTERNATIONAL, INC.

                         INDEX TO FINANCIAL INFORMATION

Introduction................................................      2
Selected Financial Data.....................................      3
Credit Quality Statistics...................................      5
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      6
Glossary of Terms...........................................     24
Analysis of Credit Loss Reserves Activity--Owned
  Receivables...............................................     26
Analysis of Credit Loss Reserves Activity--Managed
  Receivables...............................................     27
Net Interest Margin.........................................     28
Selected Quarterly Financial Data...........................     31
Financial Highlights........................................     32
Consolidated Financial Statements...........................     33
Notes to Consolidated Financial Statements..................     37
Report of Independent Public Accountants....................     68

                                  INTRODUCTION

     Effective June 30, 1998, Household International, Inc. ("Household") completed its merger with Beneficial Corporation ("Beneficial") bringing together two of the oldest brands in the consumer finance industry which we believe will create a preeminent branch based consumer finance company. At June 30, 1998, the combined company had owned assets of $49.5 billion.

     The merger has been accounted for as a pooling of interests and, accordingly, the amounts for all periods reported in this filing are reported on a combined basis including both Household and Beneficial.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                        1997          1996          1995          1994          1993
                                     ----------    ----------    ----------    ----------    ----------
                                     (ALL DOLLAR AMOUNTS EXCEPT PER SHARE DATA ARE STATED IN MILLIONS)
STATEMENT OF INCOME DATA --
  YEAR ENDED DECEMBER 31
Net interest margin and other
  revenues.........................  $  6,036.2    $  5,451.6    $  5,131.5    $  4,795.9    $  4,605.4
Provision for credit losses on
  owned receivables................     1,493.0       1,144.2       1,025.1         795.1         898.0
Operating expenses.................     2,884.8       2,714.7       2,527.4       2,595.5       2,326.5
Policyholders' benefits............       255.9         311.9         554.9         550.9         615.0
Income taxes.......................       462.2         461.2         420.4         309.1         281.2
Extraordinary loss.................          --            --            --            --           2.8
                                     ----------    ----------    ----------    ----------    ----------
Net income.........................  $    940.3    $    819.6    $    603.7    $    545.3    $    481.9
                                     ==========    ==========    ==========    ==========    ==========
PER COMMON SHARE DATA
Basic earnings per share(1)........  $     1.97    $     1.76    $     1.26    $     1.15    $     1.04
Diluted earnings per share(1)......        1.93          1.73          1.24          1.13          1.01
Dividends declared(1)..............         .54           .49           .44           .41           .39
Book value(1)......................       12.81          9.96          8.96          7.72          7.37
                                     ----------    ----------    ----------    ----------    ----------
BALANCE SHEET DATA AT DECEMBER 31
Total assets(2):
  Owned............................  $ 46,817.0    $ 45,332.0    $ 44,723.0    $ 48,527.1    $ 45,728.7
  Managed..........................    71,295.5      66,183.2      60,721.1      61,652.6      55,749.0
                                     ----------    ----------    ----------    ----------    ----------
Managed receivables(3):
  First mortgage...................  $    396.6    $    725.6    $  2,066.9    $  3,364.2    $  3,534.1
  Home equity......................    19,824.8      16,197.5      16,506.7      14,734.5      14,532.5
  Auto finance(4)..................       883.4            --            --            --            --
  MasterCard/Visa..................    19,211.7      19,528.2      13,894.5      11,458.9       9,048.7
  Private label....................    10,381.9      10,252.5       7,774.3       5,873.1       4,614.1
  Other unsecured..................    11,505.1      11,557.6       9,375.1       7,784.9       6,519.6
  Commercial.......................       957.0       1,037.3       1,392.5       2,058.0       3,045.1
                                     ----------    ----------    ----------    ----------    ----------
Total managed receivables..........    63,160.5      59,298.7      51,010.0      45,273.6      41,294.1
Receivables serviced with limited
  recourse.........................   (24,478.5)    (20,851.2)    (15,998.1)    (13,125.5)    (10,020.3)
                                     ----------    ----------    ----------    ----------    ----------
Owned receivables..................  $ 38,682.0    $ 38,447.5    $ 35,011.9    $ 32,148.1    $ 31,273.8
                                     ==========    ==========    ==========    ==========    ==========
Deposits(5)........................  $  2,344.2    $  3,000.1    $  5,351.3    $  9,093.4    $  8,132.3
Total other debt...................    34,402.3      34,030.5      29,703.7      25,444.9      24,445.1
Company obligated mandatorily
  redeemable preferred securities
  of subsidiary trusts.............       175.0         175.0          75.0            --            --
Convertible preferred stock........          --            --            --           2.6          19.3
Preferred stock....................       264.5         319.5         319.5         434.6         434.7
Common shareholders' equity(6).....     6,174.0       4,521.5       4,079.4       3,486.1       3,275.8
                                     ----------    ----------    ----------    ----------    ----------
SELECTED FINANCIAL RATIOS
Return on average owned assets.....        2.03%         1.82%         1.25%         1.15%         1.09%
Return on average managed assets...        1.38          1.30           .98           .94           .91
Return on average common
  shareholders' equity.............        17.3          18.7          15.1          15.2          14.9
Total shareholders' equity as a
  percent of owned assets(7).......       14.13         11.07         10.00          8.08          8.11
Total shareholders' equity as a
  percent of managed assets(7).....        9.28          7.58          7.37          6.36          6.66
Managed net interest margin........        7.72          7.45          7.05          7.27          7.47
Managed consumer net chargeoff
  ratio(8).........................        3.84          2.96          2.51          2.36          2.46
Common dividends to net income.....        30.3          30.1          36.8          37.0          38.2
                                     ----------    ----------    ----------    ----------    ----------

---------------
(1) We adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS No. 128). Under FAS No. 128, basic earnings per common share is computed excluding dilution caused by common stock equivalents such as stock options. Diluted earnings per common share includes the effect of dilutive common stock equivalents. Prior years have been restated. All share information has been adjusted for our 3-for-1 stock split effected in the form of a stock dividend and paid on June 1, 1998.

(2) In 1996, Beneficial sold its annuity product line. In late 1995, Household sold its individual life and annuity product lines of its life insurance business. In 1995, Household sold its first mortgage servicing portfolio and servicing business. In 1994, Household sold its Australian subsidiary and retail securities brokerage business.

(3) In 1997, we acquired the capital stock of Transamerica Financial Services Holding Company ("TFS"). We paid $1.1 billion for the stock of TFS and repaid about $2.8 billion of TFS debt owed to its affiliates. The acquisition included $3.1 billion of home equity receivables. We also sold our entire portfolio of student loans totaling about $900 million in 1997, as we exited this business. In 1996, we acquired credit card portfolios with outstandings of $4.1 billion and sold $1.7 billion of lower margin loans primarily from the previously divested mortgage and consumer banking businesses.

(4) In October 1997, we purchased ACC Consumer Finance Corporation, an auto finance company. Prior to the fourth quarter of 1997, auto finance receivables were not significant and were included in other unsecured receivables.

(5) We sold our domestic consumer banking operations, including deposits of $2.8 billion in 1996 and $3.4 billion in 1995. Our Canadian subsidiary also sold $725 million in deposits in 1995.

(6) In 1997, we issued 27.3 million shares of common stock in a public offering, raising about $1.0 billion. The net proceeds were used to repay certain short-term borrowings incurred in connection with the acquisition of TFS.

(7) Total shareholders' equity at December 31, 1997, 1996 and 1995 includes common shareholders' equity, preferred stock and company obligated mandatorily redeemable preferred securities of subsidiary trusts. Total shareholders' equity excludes convertible preferred stock that was fully converted or redeemed during 1995.

(8) Following the merger with Beneficial, we adopted Beneficial's presentation of chargeoffs related to private label receivables to reflect interest and fee chargeoffs as a reversal against the respective line items on the statement of income rather than as a reduction to the allowance for credit losses. As a result, the managed consumer net chargeoff ratios have been restated for all periods presented.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                           CREDIT QUALITY STATISTICS

                                                                  AT DECEMBER 31, UNLESS OTHERWISE INDICATED
                                                              --------------------------------------------------
                                                                1997       1996       1995      1994      1993
                                                              --------   --------   --------   ------   --------
                                                                 (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
MANAGED CONSUMER TWO-MONTH-AND-OVER CONTRACTUAL DELINQUENCY
  RATIOS
First mortgage..............................................     10.35%      9.49%      3.29%    1.81%      1.33%
Home equity.................................................      3.69       3.04       2.76     2.49       2.95
Auto finance(1).............................................      2.09         --         --       --         --
MasterCard/Visa.............................................      3.10       2.73       2.19     2.23       2.42
Private label...............................................      5.81       4.60       3.93     3.50       3.86
Other unsecured.............................................      7.81       6.21       5.68     5.25       6.41
                                                              --------   --------   --------   ------   --------
    Total...................................................      4.64%      3.92%      3.36%    3.00%      3.38%
                                                              ========   ========   ========   ======   ========
RATIO OF NET CHARGEOFFS TO AVERAGE MANAGED RECEIVABLES FOR
  THE YEAR
First mortgage..............................................      1.05%       .45%       .35%     .41%       .37%
Home equity.................................................       .64        .60        .64      .83        .86
Auto finance(1).............................................      4.60         --         --       --         --
MasterCard/Visa.............................................      5.55       4.54       4.12     4.18       4.18
Private label(2)............................................      4.62       3.42       3.75     2.24       2.87
Other unsecured.............................................      5.48       4.29       3.60     4.01       5.30
                                                              --------   --------   --------   ------   --------
    Total consumer(2).......................................      3.84       2.96       2.51     2.36       2.46
Commercial..................................................      1.66        .92       2.10     3.10       4.59
                                                              --------   --------   --------   ------   --------
    Total(2)................................................      3.80%      2.92%      2.49%    2.40%      2.61%
                                                              ========   ========   ========   ======   ========
NONACCRUAL OWNED RECEIVABLES
Domestic:
  First mortgage............................................  $   31.7   $   50.0   $   39.6   $ 38.6   $   25.6
  Home equity...............................................     378.4      198.3      205.8    155.9      183.4
  Private label(3)..........................................      25.0       22.5       58.3     30.2       26.9
  Other unsecured...........................................     283.6      240.6      245.2    209.1      210.6
Foreign.....................................................     189.1      177.4      169.2    165.5      179.0
                                                              --------   --------   --------   ------   --------
    Total consumer..........................................     907.8      688.8      718.1    599.3      625.5
Commercial..................................................      31.2       60.0      146.8    117.7      279.2
                                                              --------   --------   --------   ------   --------
    Total...................................................  $  939.0   $  748.8   $  864.9   $717.0   $  904.7
                                                              ========   ========   ========   ======   ========
NONACCRUAL MANAGED RECEIVABLES
Domestic:
  First mortgage............................................  $   31.7   $   50.0   $   39.6   $ 38.6   $   25.6
  Home equity...............................................     492.1      315.7      310.8    257.8      298.1
  Private label(3)..........................................      25.0       22.5       80.4     46.7       31.8
  Other unsecured...........................................     565.2      399.1      295.0    209.1      210.6
Foreign.....................................................     219.7      198.8      179.3    165.5      179.0
                                                              --------   --------   --------   ------   --------
    Total consumer..........................................   1,333.7      986.1      905.1    717.7      745.1
Commercial..................................................      31.2       60.0      146.8    117.7      279.2
                                                              --------   --------   --------   ------   --------
    Total...................................................  $1,364.9   $1,046.1   $1,051.9   $835.4   $1,024.3
                                                              ========   ========   ========   ======   ========
ACCRUING OWNED RECEIVABLES 90 OR MORE DAYS DELINQUENT(4)
Domestic....................................................  $  468.3   $  415.9   $  181.1   $147.3   $  145.4
Foreign.....................................................      31.3       23.8       12.2      7.5       10.3
                                                              --------   --------   --------   ------   --------
    Total...................................................  $  499.6   $  439.7   $  193.3   $154.8   $  155.7
                                                              ========   ========   ========   ======   ========
ACCRUING MANAGED RECEIVABLES 90 OR MORE DAYS DELINQUENT(4)
Domestic....................................................  $  776.5   $  621.7   $  308.1   $239.8   $  210.6
Foreign.....................................................      31.3       23.8       12.2      7.5       10.3
                                                              --------   --------   --------   ------   --------
    Total...................................................  $  807.8   $  645.5   $  320.3   $247.3   $  220.9
                                                              ========   ========   ========   ======   ========
RENEGOTIATED COMMERCIAL LOANS...............................  $   12.4   $   12.9   $   21.2   $ 41.8   $   28.7
                                                              --------   --------   --------   ------   --------
REAL ESTATE OWNED
Domestic....................................................  $  200.0   $  217.2   $  208.4   $206.7   $  439.2
Foreign.....................................................      12.8       19.6       29.3     47.3       62.2
                                                              --------   --------   --------   ------   --------
    Total...................................................  $  212.8   $  236.8   $  237.7   $254.0   $  501.4
                                                              ========   ========   ========   ======   ========

---------------
(1) Prior to the fourth quarter of 1997, credit quality statistics for auto finance receivables were not significant. Credit quality data for these receivables were included in other unsecured receivables. Net chargeoff data includes ACC subsequent to our acquisition in October 1997.

(2) Following the merger with Beneficial, we adopted Beneficial's presentation of chargeoffs related to private label receivables to reflect interest and fee chargeoffs as a reversal against the respective line items on the statement of income rather than as a reduction to the allowance for credit losses. As a result, the managed consumer net chargeoff ratios have been restated for all periods presented.

(3) Represents nonaccrual sales contract receivables which are included in private label receivables.

(4) Includes MasterCard and Visa and private label credit card receivables, consistent with industry practice. There were no commercial loans 90 or more days past due which remained on accrual status.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Current Report on Form 8-K contains certain estimates and projections regarding Household International, Inc. and our merger with Beneficial Corporation, that may be forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. A variety of factors may cause actual results to differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference are discussed herein and in Household International's and Beneficial Corporation's Annual Reports on Forms 10-K, for the year ended December 31, 1997, all filed with the Securities and Exchange Commission.

     Household International, Inc., through its subsidiaries, provides consumers with several types of loan products. We offer home equity loans, auto finance loans, MasterCard* and Visa* and private label credit cards, tax refund anticipation loans and other unsecured loans. We serve middle-market customers primarily in the United States, Canada and the United Kingdom. At December 31, 1997, we had managed receivables of $63.2 billion. Our managed receivable portfolio includes receivables on our balance sheet and those that we service for investors as part of our asset securitization program.

     On June 30, 1998, Household International ("Household") completed its merger with Beneficial Corporation ("Beneficial"), a consumer finance holding company headquartered in Wilmington, Delaware. Each outstanding share of Beneficial common stock was converted into 3.0666 shares of Household's common stock, resulting in the issuance of approximately 168.4 million shares of common stock. Each share of Beneficial $5.50 Convertible Preferred Stock (the "Beneficial Convertible Stock") was converted into the number of shares of Household common stock the holder would have been entitled to receive in the merger had the Beneficial Convertible Stock been converted into shares of Beneficial common stock immediately prior to the merger. Additionally, each other share of Beneficial preferred stock outstanding was converted into one share of a newly-created series of Household preferred stock with terms substantially similar to those of existing Beneficial preferred stock. The merger was accounted for as a pooling of interests and, therefore, the consolidated financial statements include the results of operations, financial position and changes in cash flows of Beneficial for all periods presented.

     In connection with the merger, Household incurred pre-tax merger and integration related costs of approximately $1 billion ($751 million after-tax) in the quarter ended June 30, 1998. These costs included approximately $305 million in lease exit costs, $50 million in fixed asset write-offs related to closed facilities, $255 million in severance and change in control payments, $230 million in asset writedowns to reflect modified business plans, $75 million in investment banking fees, $25 million in legal and other expenses, and $60 million in prepayment premiums related to debt.

     The merger and integration related costs included approximately $291 million in non-cash charges. Cash payments of approximately $709 million will be funded through Household's existing operations, senior debt and other borrowings. In addition, Household will receive tax benefits of approximately $249 million. Substantially all of the cash payments are expected to be made by the end of 1998.

     On March 10, 1998, the Board of Directors approved a three-for-one split of Household's common stock effected in the form of a dividend, issued on June 1, 1998, to shareholders of record as of May 14, 1998. The split was subject to shareholder approval to increase authorized shares which was received on May 13, 1998. Accordingly, all common share and per common share data in the following discussion includes the effect of Household's stock split.

OPERATIONS SUMMARY

     - Our net income in 1997 was a record $940.3 million, an increase of 15 percent over 1996. Net income in 1996 was $819.6 million, 36 percent higher than 1995 earnings of $603.7 million. Diluted earnings per share were $1.93 in 1997, up 12 percent from $1.73 in 1996, which was up 40 percent from $1.24 in

---------------

* MasterCard is a registered trademark of MasterCard International, Incorporated and Visa is a registered trademark of VISA USA, Inc.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

       1995. The difference between the percentage increases in net income and earnings per share in 1997 was due to issuing over 27 million common shares in late June. Results in 1997 were impacted by an after-tax provision of $27.8 million for the disposition of Beneficial's German operations, an $8.2 million after-tax addition to Beneficial's litigation reserves and a $10.6 million after-tax charge to write down Beneficial's real estate holdings in Tampa, Florida and Houston, Texas that are being sold and other Beneficial related reorganization and restructuring efforts. In addition, the tax anticipation refund loan business ("RAL") profits decreased in 1997 compared with 1996 which benefited from strong collections of previously written off loans. Results in 1996 were impacted from the turnaround of the RAL business whose results were severely impacted in 1995 due to the Internal Revenue Service releasing certain portions of refunds directly to taxpayers.

       Our return on average common shareholders' equity ("ROE") was 17.3 percent in 1997, compared to 18.7 percent in 1996, and up from 15.1 percent in 1995. The decrease in 1997 was a result of the June common stock offering which decreased our leverage, resulting in more of our assets being funded by equity as compared to the prior year. Our return on average owned assets ("ROA") was 2.03 percent, up from 1.82 percent in 1996 and 1.25 percent in 1995. Our return on average managed assets ("ROMA") was 1.38 percent, up from 1.30 percent in 1996 and .98 percent in 1995. Our net income, ROA and ROMA increased over the past three years because we focused on our core businesses, which earn higher returns compared to the businesses that we sold or exited beginning in late 1994.

     - In June, we purchased Transamerica Financial Services Holding Company ("TFS"), the branch-based consumer finance subsidiary of Transamerica Corporation, for $1.1 billion. We also repaid $2.8 billion of debt that TFS owed to affiliates of Transamerica Corporation. This acquisition included $3.1 billion of home equity receivables secured primarily by home mortgages, and $100 million of other unsecured receivables. The acquisition strengthened our core consumer finance operations by adding new markets, new customer accounts, seasoned employees and receivables secured by collateral. This type of security helps to reduce the amount of loss we might incur if borrowers do not pay off their loans. The integration of TFS into Household Finance Corporation, our wholly-owned subsidiary, is complete. We closed all redundant branches and consolidated back office operations.

       In connection with this acquisition, in June 1997, we completed a public offering of 27.3 million shares of common stock for $1.0 billion. We used the net proceeds from the offering to repay short-term borrowings related to the acquisition.

       In October 1997, we purchased all of the outstanding capital stock of ACC Consumer Finance Corporation ("ACC"), an auto finance company, for about 4.2 million shares of our common stock and cash. ACC makes loans to non-prime borrowers secured by automobiles, primarily used vehicles sold through franchised dealers. This purchase increased our market share in the non-prime auto finance market and added key managers to grow this business.

       In late December 1997, Beneficial acquired Endeavour Personal Finance Ltd., including receivables of approximately $250 million for cash, expanding our presence in the United Kingdom.

       We accounted for each of these acquisitions as purchases. Thus, we have included the results of operations of TFS, ACC and Endeavour in our statement of income for 1997 from the closing dates of the transactions. These acquisitions were not material to our financial statements.

       In 1997, Beneficial announced its intent to sell the German operations and recorded an after-tax loss of approximately $27.8 million after consideration of a $31.0 million tax benefit primarily generated by the expected utilization of capital losses. The sale of Beneficial's German operations was completed in April 1998. No additional losses were realized as a result of the sale. During the first quarter of 1998, the sale of Beneficial's Canadian operations was completed. An after-tax gain of approximately

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

       $118.5 million was recorded. As of December 31, 1997, the net assets of these sold operations were $121.5 million for Canada and $15.7 million for Germany. In 1997, the sold Canadian operations reported pre-tax earnings of $21.2 million, while the German operating pre-tax loss was $6.7 million.

     - In 1996, 1995 and late 1994, we also exited several businesses that were providing insufficient returns on our investment.

       Over the course of 1996 and 1995, we sold our consumer banking branches in Illinois, California, Maryland, Virginia, Ohio and Indiana. This included the sale of about $6.2 billion of deposits and $340 million of home equity and other unsecured receivables. We wrote off acquired intangibles related to these deposits of $110 million in 1996 and $93 million in 1995.

       On March 31, 1996, Beneficial sold a $957 million annuity portfolio through a co-insurance agreement. Approximately $900 million of investment securities were sold as part of this disposition.

       In October 1995, we sold certain of the individual life and annuity product lines of our individual life insurance business. However, we retained our credit life insurance business, which complements our consumer lending and provides us additional revenue. We sold $6.1 billion of assets, which were virtually all investment securities. We retained two product lines of the individual life insurance business, but are no longer pursuing new business in this area.

       From late 1994 through 1995, we also exited our first mortgage origination and servicing businesses in the United States and Canada. Because we no longer originate first mortgage loans, this portfolio continues to decrease as loans pay off or are sold.

     - The following summarizes operating results for our key businesses for 1997 compared to 1996 and 1995:

       Our domestic consumer finance business reported higher earnings due mainly to higher levels of average managed receivables, particularly in unsecured loans. These loans typically carry higher rates than secured products because they carry more risk. More receivables, coupled with higher interest rates charged on loans, resulted in higher net interest margin. The increase in margin was partially offset by higher credit losses because more of our borrowers declared personal bankruptcy. Personal bankruptcy filings in the U.S. were at an all-time high in 1997.

       Our MasterCard and Visa credit card business achieved higher earnings due to higher net interest margin and fee income, and improved efficiency. These factors were offset to some degree by higher credit losses resulting primarily from increased personal bankruptcy filings. In late 1996 we started a program designed to increase the return on our MasterCard and Visa portfolio. We sold certain non-strategic portfolios, increased fees, and systematically eliminated unprofitable accounts. This business continued to benefit from our co-branding and affinity relationship strategies. This includes our alliance with General Motors Corporation ("GM") to issue the GM Card, a co-branded credit card. The GM Card continues to represent a substantial portion of our credit card portfolio. The MasterCard and Visa business also includes the AFL-CIO's Union Privilege affinity relationship which we acquired in June 1996. Union Privilege was created by the AFL-CIO to market benefits to union members.

       Our private label credit card business reported higher income resulting from a wider net interest margin and higher late fees, partially offset by higher credit losses due to the end of certain special promotions and increased personal bankruptcies. Results in 1997 also benefited from the renegotiation of contracts with several merchant partners. Additionally, in 1997, we began to implement various initiatives to control the mix and increase the profitability of promotional activity. Results in 1996 were impacted by Beneficial's $65 million up-front loan loss provision on strong receivables growth and $10 million in start-up costs relating to two of its merchants.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

       The RAL program reported lower profits in 1997 as compared with 1996, which benefited from very strong collections on loans previously written off during the 1995 season. Additionally, 1997 earnings were reduced by the July 1996 agreement with H&R Block Tax Services Inc. that gave them a share in both the revenue and credit risk of certain RAL's. RAL program fundamentals, however, remained strong as the number of loans made in 1997 increased by 12% to 2.96 million from 2.65 million in 1996, while gross revenues grew 31%. The RAL business incurred a pre-tax loss in 1995, which was severely impacted by the Internal Revenue Service sending certain refunds directly to taxpayers.

       Our United Kingdom operation's net income increased because of revenue growth from a larger receivable base. Managed receivables increased to $5.4 billion at year-end 1997, up 25 percent from the end of 1996. The majority of this increase was due to the success of the United Kingdom's co-branded credit card relationships, including the Goldfish Card issued in alliance with the Centrica Group and the Beneficial acquisition of Endeavour Personal Finance Ltd.

       Profits from our Canadian operation were relatively unchanged from 1996 as higher net interest margin and improved efficiency were offset by higher credit losses and higher operating expenses from Beneficial's Canadian operations which were sold during the first quarter of 1998.

       Harbour Island, Inc., our real estate subsidiary in Tampa, Florida, recorded pre-tax losses in each of the prior three years, representing interest cost to carry and non cash depreciation charges. The 1997 results reflected the sale of the Athletic Club and residential land, and a writedown from the anticipated loss on the sale of a People Mover System and its infrastructure.

       Our commercial operations benefited from gains on the disposition of assets while continuing to minimize credit losses.

     - Our managed net interest margin expanded to 7.72 percent in 1997 from
       7.45 percent in 1996 and 7.05 percent in 1995. Our margins have increased over the past three years because we have continued to raise the interest rates we charge on most of our products. In addition, Household's product mix has shifted towards unsecured receivables, which have higher rates than secured products because they carry more risk. The overall rate of increase has been tempered by the impact of Beneficial's product mix which carries a higher percentage of real estate secured receivables which carry a lower yield compared to unsecured products.

     - Our capital ratios improved over the past three years because of our issuance of common stock in 1997, the sale of businesses and assets in 1996 and 1995 and strong earnings growth.

     - Our combined normalized managed basis efficiency ratio was 41.0 percent in 1997, 45.0 percent in 1996 and 50.7 percent in 1995. The efficiency ratio is the ratio of operating expenses to the sum of our managed net interest margin and other revenues less policyholders' benefits. We normalize, or adjust for, items that are not indicative of ongoing operations. The improvement in the 1997 ratio was due to continued cost control in our remaining businesses and to the sales of less-efficient businesses in 1996 and 1995.

BALANCE SHEET REVIEW

     - Managed assets (total assets on our balance sheet plus receivables serviced with limited recourse) increased to $71.3 billion at December 31, 1997 from $66.2 billion at year-end 1996. The increase was due to receivable growth in our core businesses. Owned assets totaled $46.8 billion at December 31, 1997, up slightly from $45.3 billion at year-end 1996. Owned assets may vary from period to period depending on the timing and size of asset securitization transactions. We securitized $8.3 billion of receivables in 1997 and $8.8 billion of receivables during 1996. We refer to the securitized receivables that are serviced for investors and not on our balance sheet as our off-balance sheet portfolio.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     - Our core products and total portfolio grew during 1997, as shown in the following table:

                                                                            INCREASE          INCREASE
                                                         DECEMBER 31,    (DECREASE) IN     (DECREASE) IN
                                                             1997         1997 / 1996       1996 / 1995
                                                         ------------    --------------    --------------
                                                           (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
MANAGED RECEIVABLES:
Home equity............................................   $19,492.8            24%               (2)%
Auto finance(1)........................................       883.4            --                --
MasterCard/Visa........................................    19,211.7            (2)               41
Private label..........................................     9,997.2             1                33
Other unsecured........................................    11,210.2             7                26
                                                          ---------           ---               ---
CORE PRODUCTS..........................................    60,795.3             9                22
                                                          ---------           ---               ---
First mortgage.........................................       396.6           (45)              (65)
Commercial.............................................       882.6           (15)              (26)
Discontinued products(2)...............................     1,086.0           (42)                3
                                                          ---------           ---               ---
     Total.............................................   $63,160.5             7%               16%
                                                          =========           ===               ===

---------------
(1) Prior to 1997, auto finance receivables were not significant and were included in other unsecured receivables.

(2) Discontinued products include receivables relating to Beneficial's disposed Canadian operations in March 1998 and German operations in April 1998 and Household's student loan receivables sold in the fourth quarter of 1997.

       Growth in home equity and auto finance receivables benefited from acquisitions during 1997. MasterCard and Visa receivables were down somewhat from 1996 due to the sale and planned runoff of non-strategic and less profitable receivables. Private label credit card receivables were up slightly from last year. Other unsecured receivables experienced steady growth in 1997 in both the domestic consumer finance and United Kingdom businesses.

     - The managed consumer two-months-and-over contractual delinquency ratio increased to 4.64 percent at December 31, 1997 from 3.92 percent at December 31, 1996. The 1997 managed consumer net chargeoff ratio was 3.84 percent compared to 2.96 percent in 1996 and 2.51 percent in 1995.

     - We increased managed credit loss reserves 19 percent in 1997, to $2.5 billion compared to $2.1 billion at December 31, 1996. This compares to an increase of 7 percent in total managed receivables in 1997. The increase in managed reserves was due to continuing uncertainty about consumer payment patterns, the maturing of our unsecured loan portfolios and the increase in our off-balance sheet portfolio. Credit loss reserves as a percent of managed receivables increased to 3.99 percent at year-end 1997 from 3.56 percent a year ago. Reserves as a percent of nonperforming managed receivables were 115.5 percent compared to 123.7 percent at December 31, 1996.

     - The ratio of total shareholders' equity to owned assets was 14.13 percent, an increase from 11.07 percent at year-end 1996. The ratio of total shareholders' equity to managed assets was 9.28 percent, up from
       7.58 percent at December 31, 1996. The increase in the ratios was primarily due to our issuance of common stock in June 1997.

PRO FORMA MANAGED STATEMENTS OF INCOME

     Securitizations of consumer receivables have been, and will continue to be, an important source of funding. We continue to service securitized receivables after they have been sold and retain a limited recourse liability for future credit losses. We include revenues and credit-related expenses related to the off-balance sheet portfolio in one line item in our owned statements of income. Specifically, we report net interest margin,

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

fee and other income, and provision for credit losses for securitized receivables as a net amount in securitization income.

     We monitor our operations on a managed basis as well as on the owned basis shown in our statements of income. The managed basis assumes that the securitized receivables have not been sold and are still on our balance sheet. The income and expense items discussed above are reclassified from securitization income into the appropriate caption. Pro forma managed statements of income, which reflect these reclassifications, are presented below. For purposes of this analysis, the managed results do not reflect the differences between our accounting policies for owned receivables and the off-balance sheet portfolio. Therefore, net income on a pro forma managed basis equals net income on an owned basis.

PRO FORMA MANAGED STATEMENTS OF INCOME

                                                                     YEAR ENDED DECEMBER 31
                                                            -----------------------------------------
                                                              1997            1996            1995
                                                            ---------       ---------       ---------
                                                                          (IN MILLIONS)
Finance income.......................................       $ 8,362.7       $ 7,524.3       $ 6,671.3
Other interest income................................            49.8            93.3           136.6
Interest expense.....................................         3,692.2         3,413.2         3,262.5
                                                            ---------       ---------       ---------
Net interest margin..................................         4,720.3         4,204.4         3,545.4
Provision for credit losses..........................         2,620.6         2,033.3         1,538.7
                                                            ---------       ---------       ---------
Net interest margin after provision for credit
  losses.............................................         2,099.7         2,171.1         2,006.7
                                                            ---------       ---------       ---------
Insurance revenues...................................           454.2           422.1           474.8
Investment income....................................           173.1           220.7           524.8
Fee income...........................................         1,460.5         1,073.9           780.7
Other income.........................................           355.7           419.6           319.4
                                                            ---------       ---------       ---------
     Total other revenues............................         2,443.5         2,136.3         2,099.7
                                                            ---------       ---------       ---------
Salaries and fringe benefits.........................         1,074.4           976.9           939.9
Occupancy and equipment expense......................           327.4           328.7           337.9
Other marketing expenses.............................           449.6           431.5           307.9
Other servicing and administrative expenses..........           875.0           833.9           831.9
Amortization of acquired intangibles and goodwill....           158.4           143.7           109.8
Policyholders' benefits..............................           255.9           311.9           554.9
                                                            ---------       ---------       ---------
     Total costs and expenses........................         3,140.7         3,026.6         3,082.3
                                                            ---------       ---------       ---------
Income before income taxes...........................         1,402.5         1,280.8         1,024.1
Income taxes.........................................           462.2           461.2           420.4
                                                            ---------       ---------       ---------
Net income...........................................       $   940.3       $   819.6       $   603.7
                                                            =========       =========       =========
Average managed receivables..........................       $60,447.2       $54,959.0       $48,024.3
Average noninsurance investments.....................           661.4         1,477.6         2,252.4
                                                            ---------       ---------       ---------
Average managed interest-earning assets..............       $61,108.6       $56,436.6       $50,276.7
                                                            =========       =========       =========

     The following discussion on revenues, where applicable, and provision for credit losses includes comparisons to amounts reported on our historical owned statements of income ("Owned Basis"), as well as on the above pro forma managed statements of income ("Managed Basis").

     Net Interest Margin. Net interest margin on an Owned Basis was $2,822.4 million for 1997, up from $2,695.7 million in 1996 and $2,522.8 million in 1995. As a percent of average owned interest-earning assets, net interest margin was
7.16 percent in 1997, 7.02 percent in 1996 and 6.89 percent in 1995. The dollar increase over 1996 and 1995 was due to growth in average owned interest-earning assets and higher interest

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

spreads. The interest spread represents the difference between the yield earned on interest-earning assets and the cost of the debt used to fund the assets. See pages 28 and 29 for an analysis of our Owned Basis net interest margin.

     Net interest margin on a Managed Basis increased to $4,720.3 million for 1997 from $4,204.4 million in 1996. The increase was due to receivable growth and higher interest spreads. The net interest margin percentage on a Managed Basis increased to 7.72 percent from 7.45 percent in 1996 and 7.05 percent in 1995. The increase over the prior two years was due to higher interest rates charged on loans and the continued shift in Household's product mix towards unsecured receivables, somewhat tempered by the impact of Beneficial's product mix which carries a higher percentage of secured receivables.

     Net interest margin on a Managed Basis is greater than on an Owned Basis because MasterCard and Visa and other unsecured receivables, which have wider spreads, are a larger portion of the off-balance sheet portfolio than of the owned portfolio.

     Provision for Credit Losses. The provision for credit losses includes current period credit losses. It also includes an amount which, in our judgment, is sufficient to maintain reserves for credit losses at a level that reflects known and inherent risks in the portfolio. The Managed Basis provision for credit losses also includes the over-the-life reserve requirement established on the off-balance sheet portfolio when receivables are securitized.

     The provision for credit losses on an Owned Basis totaled $1,493.0 million in 1997, compared to $1,144.2 million in 1996 and $1,025.1 million in 1995. As a percent of average owned receivables, the provision was 3.85 percent compared to
3.10 percent in 1996 and 2.98 percent in 1995. The increase in 1997 was due to higher chargeoffs on our unsecured portfolios. Over the past three years, we recorded provisions for credit losses in excess of chargeoffs because of continued uncertainty regarding consumer payment patterns, high levels of personal bankruptcies and the maturing of our unsecured products. In 1996, Beneficial recorded a $65 million up-front loan loss provision for the strong private label receivables growth experienced during the year. The maturing or seasoning of a product is the effect of a growing portfolio reaching expected levels of chargeoffs as loans age. Owned provision in excess of owned chargeoffs was $197 million in 1997, $184 million in 1996 and $171 million in 1995.

     The provision for credit losses on a Managed Basis totaled $2,620.6 million in 1997, $2,033.3 million in 1996 and $1,538.7 million in 1995. The provision as a percent of average managed receivables was 4.34 percent in 1997, 3.70 percent in 1996 and 3.20 percent in 1995. Managed provision in excess of managed chargeoffs was $323 million in 1997, $430 million in 1996 and $292 million in 1995.

     Other Revenues. Securitization income was $1,638.4 million in 1997, $1,341.3 million in 1996 and $997.2 million in 1995. Securitization income increased over the three year period because of growth in average securitized receivables. The components of securitization income are reclassified to the appropriate caption in the statements of income on a Managed Basis.

     Insurance revenues of $454.2 million in 1997 were up from $422.1 million in 1996 but down from $474.8 million in 1995. The increase in 1997 was primarily due to increased insurance sales on a larger portfolio. The decrease in 1996 from 1995 was due to the sale of Beneficial's annuity product line in the first quarter of 1996 and Household's individual life and annuity product lines in the fourth quarter of 1995.

     Investment income includes interest income on investment securities in the retained insurance business as well as realized gains and losses from the sale of investment securities. Investment income was $173.1 million in 1997 compared to $220.7 million in 1996 and $524.8 million in 1995. The decrease in 1997 from 1996 was due to lower average investment balances and lower yields on the securities in the portfolio. The large decline in 1996 from 1995 was because of the sale of our insurance businesses.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     Fee income on an Owned Basis includes revenues from fee-based products such as credit cards and, through mid-1996, consumer banking deposits. Fee income was $592.4 million in 1997, up from $352.2 million in 1996 and $292.5 million in 1995. The increase in fee income in 1997 reflected higher credit card fees and interchange income.

     Fee income on a Managed Basis which, in addition to the items discussed above, includes fees and other income related to the off-balance sheet portfolio. Managed Basis fee income increased to $1,460.5 million in 1997 from $1,073.9 million in 1996 and $780.7 million in 1995. The increases were primarily due to higher credit card fees and interchange income as a result of increased average managed credit card receivables. In addition, fee income for 1997 included higher securitization gains which were offset by establishing higher over-the-life provisions related to securitizations.

     Other income was $355.7 million in 1997, $419.6 million in 1996 and $319.4 million in 1995. Other income includes earnings from the RAL program, gains and losses from the disposition of assets and businesses and, in 1995, income from servicing receivable portfolios without recourse. Other income was down in 1997 reflecting a decrease in RAL income from the prior year somewhat offset by gains on sales of certain non-strategic assets which included the sale of certain non co-branded MasterCard and Visa receivables and student loans. RAL income in 1996 benefited from very strong collections on loans previously written off during the 1995 season. Other income in 1996 included the premium from the sale of our Illinois banking operations and the gain related to the sale of our annuity portfolio in the first quarter. Other income for 1995 included the premium from our non-Illinois banking operations and first mortgage servicing business which we exited in 1995.

     Expenses. Operating expenses were $2,884.8 million in 1997, $2,714.7 million in 1996 and $2,527.4 million in 1995. During 1997, we recorded non-operating pretax charges of $90 million. These charges included a $59 million provision for the planned disposition of Beneficial's German operations, a $13 million addition to Beneficial's litigation reserves, a $14 million writedown of Beneficial's real estate holdings in both Tampa, Florida, and Houston, Texas, that are being sold, and a $4 million charge for other Beneficial related reorganization and restructuring efforts. During 1996, we recorded non-operating charges of $78 million related to settling legal matters with a former subsidiary, closing office space and other matters. In 1995, we recorded non-operating charges of $40 million. These charges included a $15 million provision for Beneficial's additional potential losses relating to a significant liquidating loan portfolio in Germany, a $10 million restructuring charge related to Beneficial's annuity business and a $15 million charge to combine space and staff in certain operations. The combined company's overall managed normalized efficiency ratio was 41.0% in 1997 compared to 45.0% in 1996. Excluding the impact of Beneficial, our managed normalized efficiency ratio was 36.2% in 1997 and 40.9% in 1996.

     Salaries and fringe benefits were $1,074.4 million in 1997, up from $976.9 million in 1996 and $939.9 million in 1995. The increase was mostly due to a higher number of sales people in our consumer finance branch network and a higher number of collectors. The average number of employees during 1997 was 24,950 compared to 22,950 in 1996 and 22,750 in 1995.

     Occupancy and equipment expense was $327.4 million in 1997, about the same as $328.7 million in 1996 and down from $337.9 million in 1995. Excluding non-recurring costs of $14 million in 1996, these expenses were up 4 percent from 1996 because of the new branches we operated in the last half of 1997. Both 1997 and 1996 expenses were lower than 1995 due to initiatives to reduce office space and sell less efficient businesses.

     Other marketing expenses include payments for advertising, direct mail programs and other marketing expenditures. These expenses were $449.6 million in 1997, compared to $431.5 million in 1996 and $307.9 million in 1995. Although we deferred major mailings during the first six months of 1997 as we worked on individual marketing plans with the participating AFL-CIO unions in the Union Privilege program, we

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

increased our marketing spending during the last half of the year. The increases from 1995 were primarily due to marketing initiatives for our credit card portfolio.

     Other servicing and administrative expenses were $875.0 million in 1997, $833.9 million in 1996 and $831.9 million in 1995. Excluding non-recurring costs of $90 million in 1997, $64 million in 1996 and $40 million in 1995, these expenses were up slightly compared to 1996 and relatively unchanged from 1995. The increase from 1996 was due to higher expenses related to the TFS and ACC acquisitions.

     Amortization of acquired intangibles and goodwill was $158.4 million in 1997, $143.7 million in 1996 and $109.8 million in 1995. The increase reflects our acquisitions of TFS in mid-1997 and ACC in late 1997, and the Union Privilege portfolio in mid-1996.

     Policyholders' benefits were $255.9 million in 1997, $311.9 million in 1996 and $554.9 million in 1995. Expense was lower in 1997 compared to 1996 because we have fewer policies in our retained life insurance business. The decrease in 1996 from 1995 was due to the sale of our annuity product lines in 1996 and late 1995.

     Income taxes. The 1997 effective tax rate was 33.0 percent compared to 36.0 percent in 1996 and 41.1 percent in 1995. The effective rate in 1997 recognized tax benefits related to the anticipated sale of Beneficial's German operations. The 1995 effective rate was affected by additional taxes on the sale of certain of our insurance operations.

     In 1992, the Internal Revenue Service ("IRS") completed its examination of Beneficial's federal income tax returns for 1984 through 1987. The IRS proposed $142 million in adjustments that relate principally to activities of a former subsidiary, American Centennial Insurance Company ("ACIC"), prior to its sale in 1987.

     In order to limit the further accrual of interest on the proposed adjustments, Beneficial paid $105.5 million of tax and interest during 1992.

     The issues were not resolved during the administrative appeals process, and the IRS issued a statutory Notice of Deficiency asserting the unresolved adjustments and increased the disallowance to $195 million in 1996.

     Beneficial has initiated litigation in the United States Tax Court to oppose the disallowance. While the conclusion of this matter in its entirety cannot be predicted with certainty, we do not anticipate the ultimate resolution to differ materially from amounts accrued.

CREDIT QUALITY

     Our delinquency and net chargeoff ratios reflect, among other factors, the quality of receivables, the average age of our loans, the success of our collection efforts and general economic conditions. Specifically, the high levels of personal bankruptcies experienced by our industry over the last two years has had a direct effect on the asset quality of our overall portfolio.

     During 1997 our delinquency and net chargeoff levels were impacted by higher consumer bankruptcies in our unsecured portfolios and the continued maturing of our receivables. We continued to tighten and refine our credit standards throughout the year and increased the number of collectors. During the fourth quarter of 1997, we recognized the first drop in our quarterly chargeoff ratio since the first quarter of 1996, due to a decrease in our MasterCard and Visa portfolio.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     Until June 1997, when we acquired virtually all secured loans from TFS, the percentage of unsecured loans in our portfolio had been increasing. Unsecured loans were 66 percent of our managed consumer receivables at year-end 1997 compared to 71 percent in 1996 and 63 percent in 1995. Generally, unsecured loans have higher delinquency and chargeoff rates than secured loans. The high proportion of unsecured receivables increases the delinquency and chargeoff statistics of the entire portfolio. We compensate for this by charging higher interest rates and fees on these loans, which benefits our revenue.

     We track delinquency and chargeoff levels on a managed basis. We include the off-balance sheet portfolio since we apply the same credit and portfolio management procedures as on our owned portfolio. This results in a similar credit loss exposure for us. Our focus is to continue using risk-based pricing and effective collection efforts for each loan. We have a process that gives us a reasonable basis for predicting the asset quality of new accounts. This process is based on our experience with numerous marketing, credit and risk management tests. We also believe that our frequent and early contact with delinquent customers is helpful in managing net credit losses. Despite these efforts to manage the current credit environment, bankruptcies remain an industry-wide issue and are unpredictable.

     Our chargeoff policy for consumer receivables varies by product. Receivables for Household are written off, or for secured products written down to net realizable value, at the following stages of contractual delinquency: auto finance--5 months; first mortgage, home equity and MasterCard and Visa--6 months; private label--9 months; and other unsecured--9 months and no payment received in 6 months. Beneficial, in general, charges off unsecured receivables after no payment has been made in six months and secured receivables are written down to net realizable value at the time of foreclosure. Commercial receivables are written off when it becomes apparent that an account is uncollectible.

     The state of California accounts for 20 percent of our managed domestic consumer portfolio. It is the only state with more than 10 percent of this portfolio. Because of our centralized underwriting, collections and processing functions, we can quickly change our credit standards and intensify collection efforts in specific locations. We will be able to extend this capability as the centralization of underwriting, collections and processing functions contained within the Beneficial branch network is completed.

     Our foreign consumer operations located in the United Kingdom and Canada accounted for 9 and 3 percent, respectively, of managed consumer receivables at December 31, 1997. German receivables accounted for less than one percent of managed consumer receivables at year-end 1997.

MANAGED CONSUMER TWO-MONTH-AND-OVER CONTRACTUAL DELINQUENCY RATIOS

                                                   1997 QUARTER END             1996 QUARTER END
                                              ---------------------------   -------------------------
                                                4      3       2      1      4      3      2      1
                                              -----   ----   -----   ----   ----   ----   ----   ----
First mortgage..............................  10.35%  9.27%  10.27%  8.19%  9.49%  3.82%  3.64%  3.28%
Home equity.................................   3.69   3.16    2.97   3.23   3.04   3.17   2.94   2.85
Auto finance(1).............................   2.09     --      --     --     --     --     --     --
MasterCard/Visa.............................   3.10   3.20    3.13   3.15   2.73   2.60   2.07   2.38
Private label...............................   5.81   5.72    5.15   4.78   4.60   4.70   4.33   4.04
Other unsecured.............................   7.81   7.14    6.70   6.68   6.21   6.13   6.08   5.86
                                              -----   ----   -----   ----   ----   ----   ----   ----
     Total..................................   4.64%  4.47%   4.18%  4.25%  3.92%  3.84%  3.47%  3.51%
                                              =====   ====   =====   ====   ====   ====   ====   ====

---------------
(1) Prior to the fourth quarter of 1997, delinquency statistics for auto finance receivables were not significant. For prior periods, delinquency data for these receivables were included in other unsecured receivables.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     Our managed consumer delinquency ratio at year end was 17 basis points higher than the third quarter level. This increase was lower than the third quarter increase of 29 basis points. The increases in these two quarters were due to the expiration of certain special no-interest and no-payment promotions in our private label portfolio, and seasoning of the other unsecured portfolio. Home equity delinquency was up due to the maturing of acquired receivables. MasterCard and Visa delinquency was down in the quarter. Dollars of delinquency in the first mortgage portfolio were down as this portfolio continues to liquidate.

     The increase in the managed delinquency ratio from a year ago was mainly due to the seasoning of all portfolios and the expiration of certain special no-interest and no-payment promotions in our private label portfolio.

     The owned consumer delinquency ratio was 4.87 percent at December 31, 1997 and 4.15 percent at December 31, 1996.

MANAGED CONSUMER NET CHARGEOFF RATIOS

                                      1997 QUARTER ANNUALIZED                    1996 QUARTER ANNUALIZED
                       FULL YEAR    ----------------------------    FULL YEAR   -------------------------   FULL YEAR
                         1997        4       3       2       1        1996       4      3      2      1       1995
                       ---------    ----    ----    ----    ----    ---------   ----   ----   ----   ----   ---------
First mortgage.......    1.05%      1.29%   1.21%    .87%    .94%      .45%      .30%   .50%   .46%   .51%     .35%
Home equity..........     .64        .62     .53     .67     .75       .60       .76    .60    .51    .54      .64
Auto finance(1)......    4.60       5.31      --      --      --        --        --     --     --     --       --
MasterCard/Visa......    5.55       5.56    6.22    5.66    4.79      4.54      4.58   4.57   4.70   4.28     4.12
Private label(2).....    4.62       5.19    4.79    4.37    4.16      3.42      3.90   3.64   3.72   3.94     3.75
Other unsecured......    5.48       5.85    5.66    5.23    5.09      4.29      4.46   4.60   3.85   4.20     3.60
                         ----       ----    ----    ----    ----      ----      ----   ----   ----   ----     ----
     Total(2)........    3.84%      3.94%   3.98%   3.86%   3.55%     2.96%     3.24%  3.11%  2.88%  2.81%    2.51%
                         ====       ====    ====    ====    ====      ====      ====   ====   ====   ====     ====

---------------
(1) Includes ACC net chargeoffs subsequent to our acquisition in October 1997. Prior to the fourth quarter of 1997, chargeoff statistics for auto finance receivables were not significant and were included in other unsecured receivables.

(2) Following the merger with Beneficial, we adopted Beneficial's presentation of chargeoffs related to private label receivables to reflect interest and fee chargeoffs as a reversal against the respective line items on the statement of income rather than as a reduction to the allowance for credit losses. As a result, the managed consumer net chargeoff ratios have been restated for all periods presented.

     The annualized fourth quarter chargeoff ratio was down slightly from the third quarter. The improvement was driven by a 66 basis point decline in the MasterCard and Visa chargeoff ratio to 5.56 percent. For the MasterCard and Visa portfolio, actual dollars of chargeoffs were down over $25 million in the quarter, reflecting reductions in both bankruptcies and credit chargeoffs. In the private label portfolio, increased chargeoffs reflected the maturing of promotional balances and higher personal bankruptcies. In our other unsecured portfolio, higher chargeoffs resulted from continued seasoning and high levels of personal bankruptcies.

     The managed consumer net chargeoff ratio for full year 1997 was 3.84 percent, up from 2.96 percent in 1996 and 2.51 percent in 1995. The increase was due to higher bankruptcy chargeoffs in our MasterCard and Visa portfolio, the expiration of certain private label promotional programs and seasoning of other unsecured receivables. The owned consumer net chargeoff ratio was 3.39 percent in 1997, 2.66 percent in 1996 and 2.51 percent in 1995.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

NONPERFORMING ASSETS

                                                                       AT DECEMBER 31
                                                              --------------------------------
                                                                1997        1996        1995
                                                              --------    --------    --------
                                                                  (ALL DOLLAR AMOUNTS ARE
                                                                    STATED IN MILLIONS)
Nonaccrual managed receivables..............................  $1,364.9    $1,046.1    $1,051.9
Accruing managed consumer receivables 90 or more days
  delinquent................................................     807.8       645.5       320.3
Renegotiated commercial loans...............................      12.4        12.9        21.2
                                                              --------    --------    --------
     Total nonperforming managed receivables................   2,185.1     1,704.5     1,393.4
Real estate owned...........................................     212.8       236.8       237.7
                                                              --------    --------    --------
     Total nonperforming managed assets.....................  $2,397.9    $1,941.3    $1,631.1
                                                              ========    ========    ========
Managed credit loss reserves as a percent of nonperforming
  managed receivables.......................................     115.5%      123.7%      114.2%
                                                              --------    --------    --------

CREDIT LOSS RESERVES

     We maintain credit loss reserves to cover probable losses of principal and interest in both our owned and off-balance sheet portfolios. We estimate losses for consumer receivables based on delinquency status and past loss experience. For securitized receivables, we also record a provision for estimated probable losses that we will incur over the life of the transaction. For commercial loans, we calculate probable losses by using expected amounts and timing of future cash flows to be received on loans. In addition, we provide for general loss reserves on consumer and commercial receivables to reflect our assessment of portfolio risk factors. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. These estimates are influenced by factors outside of our control, such as economic conditions and consumer payment patterns. As a result, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

     Owned credit loss reserves increased 17 percent to $1,642.1 million from $1,398.4 million at December 31, 1996. The ratio of credit loss reserves to total owned receivables was 4.25 percent, up from 3.64 percent at December 31, 1996.

     Total managed credit loss reserves increased 20 percent to $2,523.0 million from $2,109.0 million at December 31, 1996. The ratio of credit loss reserves to total managed receivables was 3.99 percent, up from 3.56 percent at December 31, 1996. We increased credit loss reserves because of seasoning of unsecured products and increased personal bankruptcies. Additionally, in 1996, Beneficial recorded a $65 million up-front loan loss provision for the strong private label receivables growth experienced during the year. The ratio of total credit loss reserves to total nonperforming managed receivables was 115.5 percent compared to 123.7 percent at December 31, 1996.

     Over the past five years, we have increased our credit loss reserves for managed receivables to reflect the change in mix to unsecured products and seasoning. Unsecured products historically have higher chargeoff rates than secured products. We have continued to refine and improve our underwriting standards and account management techniques to better manage our credit risk.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     The following table sets forth the managed credit loss reserves for the periods indicated:

                                                                       AT DECEMBER 31
                                              ----------------------------------------------------------------
                                                1997          1996          1995          1994          1993
                                              --------      --------      --------      --------      --------
                                                        (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Managed credit loss reserves..............    $2,523.0      $2,109.0      $1,591.5      $1,219.2      $1,123.7
Reserves as a % of managed receivables....        3.99%         3.56%         3.12%         2.69%         2.72%
                                              ========      ========      ========      ========      ========

LIQUIDITY AND CAPITAL RESOURCES

     We continued to strengthen our capital ratios in 1997 by issuing additional common stock, increasing our retained earnings and controlling asset growth. In managing capital, both Household and Beneficial develop targets for equity to managed assets based on discussions with rating agencies, reviews of regulatory requirements and competitor capital positions, credit loss reserve strength, risks inherent in the projected operating environment and acquisition objectives. We also specifically consider the level of intangibles arising from completed acquisitions. Targets are set for each legal entity that raises funds to protect debt investors. These targets include capital levels against both on-balance sheet assets and our off-balance sheet portfolio.

     Consolidated capital ratios were as follows:

                                                                 AT DECEMBER 31
                                                                -----------------
                                                                1997        1996
                                                                -----       -----
Total shareholders' equity(1) as a percent of owned
  assets....................................................    14.13%      11.07%
Total shareholders' equity(1) as a percent of managed
  assets....................................................     9.28        7.58
Tangible equity to tangible managed assets..................     6.93        6.18
                                                                -----       -----

---------------
(1) Includes trust preferred securities.

     Parent Company. Household International, Inc. is the holding or parent company that owns the outstanding stock of its subsidiaries. The parent company's main source of funds is cash received from its subsidiaries in the form of dividends and intercompany borrowings. The parent company received dividends from its subsidiaries of $313 million in 1997 and $265 million in 1996. In addition, the parent company receives cash from third parties by issuing debt and common stock. This includes commercial paper that we sell through an in-house sales force totaling $281.5 million at December 31, 1997 and $203.3 million at December 31, 1996. At December 31, 1997, the parent company had $400 million in committed back-up lines of credit that it can use on short notice. These lines are available either to the parent company or its subsidiary, Household Finance Corporation ("HFC"). None of these back-up lines were utilized at December 31, 1997. The lines of credit expire in 1998 and they do not contain material adverse change clauses that could restrict availability. The only financial covenant contained in the terms of the parent company's credit agreements is that we must maintain minimum shareholders' equity of $2.0 billion.

     The parent company has a number of obligations it has to meet with its available cash. It must be able to service its debt and meet the capital needs of its subsidiaries. It also must pay dividends on its preferred stock and may pay dividends to the holders of its common stock. The parent company made capital contributions of $1.2 billion to a subsidiary in 1997 and $200 million in 1996. The parent company paid $302.0 million in common and preferred dividends to shareholders in 1997 and $268.9 million in 1996. Beneficial paid cash dividends of $120.7 million in 1997, $110.5 million in 1996 and $99.7 million in 1995.

     In connection with the Beneficial merger, the parent company has repurchased or has commitments to repurchase approximately $1.1 billion of senior and senior subordinated debt and bank and other borrowings. The debt repurchase was funded with senior debt and other borrowings. Cash payments of approximately $709 million for merger and integration related costs will be funded through the parent company's existing operations, senior debt and other borrowings.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     In October 1997, the parent company and a wholly-owned subsidiary purchased all of the outstanding capital stock of ACC for about 4.2 million shares of our common stock and cash. After the purchase was completed, the parent company contributed the capital stock of ACC to HFC.

     In June 1997, the parent company issued 27.3 million shares of common stock, raising $1.0 billion. The parent company contributed this amount to HFC to pay off debt related to the purchase of TFS.

     In January 1997, the parent company redeemed, at par of $55 million, all outstanding shares of its 9.50% Preferred Stock, Series 1991-A, for $10 per depositary share plus accrued and unpaid dividends.

     In July 1996, the parent company issued junior preferred share purchase rights for its common stock which may be exercised in the event of the expressed intent to acquire or actual acquisition of 15 percent or more of our common stock by a third party or an associated group.

     Subsidiaries. We have three major subsidiaries: HFC, Household Bank, f.s.b. ("the Bank"), and Household Global Funding ("Global"). These subsidiaries use cash to originate loans, purchase loans or investment securities or acquire businesses. Their main sources of cash are the collection of receivable balances; maturities or sales of investment securities; proceeds from the issuance of debt and deposits and securitization of receivables; capital contributions from the parent company; and cash provided by operations.

HFC

     HFC, along with its wholly-owned subsidiary, Beneficial Corporation, funds its operations by issuing commercial paper, medium- and long-term debt to mainly wholesale investors, securitizing consumer receivables and receiving capital contributions from its parent. HFC's outstanding commercial paper totaled $9.1 billion at December 31, 1997 and 1996. HFC markets its commercial paper through an in-house sales force. HFC actively manages the level of commercial paper outstanding to ensure availability to core investors and proper utilization of any excess capacity within internally established targets. Beneficial is in the third year of a five year, $3 billion syndicated revolving credit agreement supporting commercial paper issuances.

     HFC also markets domestic medium-term notes through investment banks and its in-house sales force, issuing a total of $5.1 billion in 1997. To obtain a broader investment base, HFC and its subsidiary, Household Bank (Nevada) N.A., periodically issue medium-term notes in European and Asian markets. These markets provide HFC with a broader investor base as compared with domestic markets. During 1997, $1.9 billion in medium-term notes were issued in European and Asian markets compared to $.9 billion in European markets in 1996. These notes were issued in various European and Asian currencies and currency swaps were used to convert the notes to U.S. dollars in order to eliminate future foreign exchange risk. During 1997, HFC also issued $.3 billion of long-term debt with an original maturity of 10 years. In August 1997, HFC redeemed, at par of $100 million, all outstanding shares of its 7.25% term cumulative preferred Series 1992-A, for $100 per depositary share plus accrued and unpaid dividends.

     HFC had committed back-up lines of credit totaling $10.5 billion at December 31, 1997, of which $400 million were also available to its parent company. Unused back-up lines at December 31, 1997 totaled $10.1 billion. In addition, none of these lines contained a material adverse change clause which could restrict availability. These back-up lines expire on various dates from 1998 through 2002. The only financial covenants contained in the terms of HFC's credit agreements are the maintenance of minimum shareholder's equity of $1.5 billion as well as a $1 billion net worth test for Beneficial Corporation, an HFC subsidiary.

     HFC paid $1.1 billion for the stock of TFS and repaid about $2.7 billion of TFS debt owed to affiliates of Transamerica Corporation. HFC funded this acquisition through the issuance of commercial paper, bank and other borrowings. In addition, HFC received a capital contribution of $1.0 billion from the parent company to repay debt.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     HFC also has foreign operating subsidiaries located in the United Kingdom, Canada and Germany. These operating subsidiaries are directly owned by Beneficial Corporation, a wholly owned subsidiary of HFC and represent Beneficial's operations in these countries prior to its merger with Household International, HFC's parent, and subsequent contribution to HFC.

     Each foreign subsidiary conducts its operations using its local currency, raising funds chiefly on its own, with the guarantee of Beneficial Corporation attached to maximize market depth and minimize cost. The Canadian and United Kingdom subsidiaries both issue commercial paper through dealers. Canadian commercial paper outstandings totaled $346 million at year-end 1997 and $230 million at year-end 1996. United Kingdom commercial paper outstanding totaled $181 million at year-end 1997 and $267 million at year-end 1996. During 1997, the Canadian and United Kingdom subsidiaries issued $110 million and $315 million, respectively, in medium-term notes and other public debt offerings. The German subsidiary obtains funding primarily through deposits.

     As previously discussed, Beneficial sold its Canadian and German operations during the first and second quarters of 1998.

THE BANK

     The Bank primarily uses wholesale funding for its operations. At December 31, 1997, these sources included securitizations of credit card receivables, domestic and European medium-term notes, deposits, Federal Home Loan Bank advances and Federal funds borrowings.

     The Bank is subject to the capital adequacy guidelines adopted by the Office of Thrift Supervision. At December 31, 1997, the leverage, tier 1 and total risk-based capital ratio levels for a "well capitalized" institution were 5.0, 6.0 and 10.0 percent, respectively. The Bank's ratios for each of these categories at December 31, 1997 were 18.4, 20.8 and 31.0 percent, respectively.

     In the fourth quarter of 1997, the Bank sold its entire portfolio of student loans totaling about $900 million and exited this business. We used the proceeds from the sale to repay debt.

     During the fourth quarter of 1996, HFC and the Bank sold around $1.7 billion of lower margin loans, primarily from the previously divested mortgage and consumer banking businesses. The cash proceeds from the sales were used to repay debt.

     During 1996 and 1995, we sold all of our consumer banking branch operations. These transactions did not have a material impact on our ability to raise funds sufficient to operate the business.

GLOBAL

     Other foreign subsidiaries are also located in the United Kingdom and Canada. Global was formed to combine ownership of these businesses which were in existence prior to the merger with Beneficial Corporation. Global's assets were $4.3 billion at year-end 1997. Consolidated shareholders' equity reflects the increase or decrease from translating our foreign subsidiaries' assets, liabilities and operating results from their local currency into U.S. dollars. We have entered into foreign exchange contracts to hedge portions of our investment in foreign subsidiaries to protect ourselves from fluctuations in foreign currencies that are beyond our control. The potential loss in net income, including Beneficial's foreign operations, associated with a 10 percent adverse change in the British pound/US dollar or Canadian dollar/US dollar exchange rates is not material.

     Each foreign subsidiary conducts its operations using its local currency. While each foreign subsidiary usually borrows funds in their local currency, both our United Kingdom and Canadian subsidiaries have borrowed funds directly in the United States capital markets. This allowed the subsidiaries to achieve a lower cost of funds than that available at that time in their local markets. These borrowings were converted from U.S. dollars to their local currencies using currency swaps. Net realized gains and losses in foreign currency

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

swap transactions were not material to our results of operations or financial position in any of the three years presented.

     Global's United Kingdom operation is funded with wholesale deposits, short-and intermediate-term bank lines of credit, long-term debt and securitizations of consumer receivables. Deposits at year-end 1997 were $777 million compared to $815 million a year earlier. Borrowings from bank lines of credit at year-end 1997 were $864 million compared to $838 million a year ago. Long-term debt at year-end 1997 was $592 million compared to $512 million a year earlier. The parent company has guaranteed payment of all debt obligations, except for certain deposits, of Global's United Kingdom subsidiary. Committed back-up lines of credit for the United Kingdom were approximately $1.8 billion at December 31, 1997. These lines have varying maturities from 1998 through 2004.

     Global's Canadian operation is funded with commercial paper, intermediate- and long-term debt. Intermediate- and long-term debt totaled $749 million at year-end 1997 compared with $856 million a year ago. Committed back-up lines of credit for Canada were approximately $471 million at December 31, 1997. The parent company has guaranteed payment of the debt obligations of Global's subsidiaries.

ASSET SECURITIZATIONS

     Securitizations of consumer receivables have been, and will continue to be, an important source of funds for HFC, the Bank and Global's United Kingdom subsidiary. The market for securities backed by receivables is a reliable and cost-effective source of funds. These subsidiaries plan to use securitizations in the future. During 1997 these subsidiaries securitized about $8.3 billion of home equity, MasterCard and Visa, private label and other unsecured receivables. As of December 31, 1997, we have not securitized new auto loan originations subsequent to the acquisition of ACC. The 1997 total securitization volume compares to $8.8 billion in sales in 1996 and $6.5 billion in 1995. At December 31, 1997, HFC, the Bank and Global's United Kingdom subsidiary had $24.5 billion of receivables sold under securitization transactions. At December 31, 1997, the expected weighted average remaining life of these transactions was 2.3 years.

     The following table summarizes the expected amortization of our securitizations by type:

                                                           AT DECEMBER 31, 1997
                                     -----------------------------------------------------------------
                                       1998       1999       2000       2001       2002     THEREAFTER
                                     --------   --------   --------   --------   --------   ----------
                                                               (IN MILLIONS)
Home equity........................  $1,985.8   $1,374.7   $  823.9   $  577.8   $  458.8    $  817.6
Auto finance(1)....................     144.8      124.6       79.2       36.7       10.6          --
MasterCard/Visa....................   1,305.8    5,568.0    3,699.0    1,195.8      568.4          --
Private label......................     213.5      161.5         --      650.0         --          --
Other unsecured....................   1,001.5      758.7      783.4      661.3      583.4       893.7
                                     --------   --------   --------   --------   --------    --------
     Total.........................  $4,651.4   $7,987.5   $5,385.5   $3,121.6   $1,621.2    $1,711.3
                                     ========   ========   ========   ========   ========    ========

---------------
(1) Auto finance receivables were previously securitized by ACC before its acquisition in October 1997.

     For MasterCard and Visa and private label securitizations, the issued securities may pay off sooner than originally scheduled if certain events occur. One example of such an event is if the annualized portfolio yield (defined as the sum of finance income and applicable fees, less net chargeoffs) for a certain period drops below a base rate (generally equal to the sum of the rate paid to the investors and the servicing fee). For home equity and other unsecured securitizations, early pay off of the securities begins if the annualized portfolio yield falls below various limits, or if certain other events occur. We do not presently believe that any of these events will take place. If any such event occurred, our funding requirements would increase. These additional requirements could be met through securitizations, issuance of various types of debt or borrowings under existing back-up lines of credit. We believe we would continue to have adequate sources of funds if an early payoff event occurred.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     HFC and the Bank have facilities with commercial banks under which they may securitize up to $6.6 billion of receivables. These facilities are renewable on an annual basis. At December 31, 1997, these facilities were fully utilized. The amount available under these facilities will vary based on the timing and volume of public securitization transactions.

     At December 31, 1997, the long-term debt of the parent company, HFC, the Bank and Beneficial and the preferred stock of the parent company, have been assigned an investment grade rating by four rating agencies. Furthermore, these agencies included the commercial paper of HFC in their highest rating category. Three of these agencies also include the parent company's commercial paper in their highest rating category. With our back-up lines of credit and securitization programs, we believe we have sufficient funding of the parent company, HFC, the Bank and Beneficial capacity to refinance maturing debts and fund business growth.

     Capital Expenditures. During 1997 we made $128 million in capital expenditures compared to the prior-year level of $160 million.

     Year 2000. The conversion of certain computer systems to permit continued use in the Year 2000 and beyond began in prior years. The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the Year 2000 as 1900, or not at all. The inability to recognize or properly treat the Year 2000 may cause systems to process critical financial and operational information incorrectly. We have identified our Year 2000 issues and are scheduled to complete conversion and substantially complete testing of our significant systems by the end of 1998. The costs for Year 2000 compliance have not been, and are not expected to be, material to our operations. We currently estimate these costs to be approximately $20 million after tax. While we are reviewing our third-party vendors' Year 2000 compliance, we cannot assure that the systems of our vendors (RAL program being dependent on the Internal Revenue Service), upon which we rely, will be converted in a timely manner, or that their failure to convert would not have an adverse effect on our systems. In a worst case scenario, one or more of our third-party vendors would not be Year 2000 compliant by the end of 1998. We are currently developing contingency plans, which we expect to have completed by the end of 1998, to address the potential noncompliance of each of our third-party vendors. Such contingency plans will be implemented immediately, if necessary. For each system provided by a third-party vendor, there are alternative suppliers of such systems in the marketplace. The economical and operational costs of converting to such alternative vendors have not been specifically quantified but would not be expected to have a material impact on our operations or financial results.

RISK MANAGEMENT

     We have a comprehensive program to address potential financial risks. These risks include interest rate, counterparty and currency risk. The Finance Committee of the Board of Directors sets acceptable limits for each of these risks annually and reviews the limits semi-annually.

     Interest rate risk is defined as the impact of changes of market interest rates on our earnings. Household utilizes simulation models to measure the impact on net interest margin of changes in interest rates. The key assumptions used in this model include the rate at which we expect our loans to pay off, loan volumes and pricing, cash flows from derivative financial instruments and changes in market conditions. The assumptions we make are based on our best estimates of actual conditions. The model cannot precisely predict the actual impact of changes in interest rates on net income because these assumptions are highly uncertain. At December 31, 1997, the combined company's interest rate risk levels were substantially below those allowed by Household's policy.

     We generally fund our assets with liabilities that have similar interest rate features. This reduces structural interest rate risk. Over time, customer demand for our receivable products shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts result in different funding strategies and produce different interest rate risk exposures. To manage these exposures, as well as our

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

liquidity position, we may use derivatives to synthetically alter the terms of our assets or liabilities, or off-balance sheet transactions. We do not use any exotic or leveraged derivatives.

     At December 31, 1997, we managed about $31 billion of domestic receivables that have variable interest rates, including credit card, home equity and other unsecured products. These receivables have been funded with $8.3 billion of short-term debt, with the remainder funded by long-term liabilities. This position exposes us to interest rate risk. We primarily use interest rate swaps to alter our exposure to interest rate risk while still controlling liquidity risk. Interest rate swaps also are used sometimes to synthetically alter our exposure to basis risk. This type of risk exists because the pricing of some of our assets is tied to the prime rate, while the funding for these assets is tied to LIBOR. The prime rate and LIBOR react differently to changes in market interest rates; that is, the prime rate does not change as quickly as LIBOR. We assign all of our synthetic alteration and hedge transactions to specific groups of assets, liabilities or off-balance sheet items.

     The economic risk related to our interest rate swap portfolio is minimal. The face amount of a swap transaction is referred to as the notional amount. The notional amount is used to determine the interest payment to be paid by each counterparty, but does not result in an exchange of principal payments. For example, let's assume we have entered into a swap with the counterparty whom we will call Bank A. Bank A agrees to pay us a fixed interest rate while we agree to pay a variable rate. If variable rates for the accrual period are below the fixed rate in the swap, Bank A owes us the difference between the fixed rate and variable rate multiplied by the notional amount.

     The primary exposure on our interest rate swap portfolio is the risk that the counterparty (Bank A in this example) does not pay us the money they owe us. We protect ourselves against counterparty risk in several ways. Counterparty limits have been set and are closely monitored as part of the overall risk management process. These limits ensure that we do not have significant exposure to any individual counterparty. Based on peak exposure at December 31, 1997, about 79 percent of our derivative counterparties were rated AA- or better. (Virtually all of our derivative counterparties are rated A+ or better.) We have never suffered a loss due to counterparty failure. Certain swap agreements that we have entered into require that payments be made to, or received from, the counterparty when the fair value of the agreement reaches a certain level.

     We also utilize interest rate futures, and purchased put and call options in our hedging strategy to reduce interest rate risk. We use these instruments to hedge the changes in interest rates on our variable rate assets and liabilities. For example, short-term borrowings expose us to interest rate risk because the interest rate we must pay to others may change faster than the rate we received from borrowers on the asset our borrowings are funding. We use futures and options to fix our interest cost on these borrowings at a desired rate. We hold these contracts until the interest rate on the variable rate asset or liability change. We then terminate, or close out the contracts. These terminations are necessary because the date the interest rate changes is usually not the same as the expiration date of the futures contract or option.

     At December 31, 1997, we estimate that our earnings would decline by about $45 million following a gradual 200 basis point increase in interest rates over a twelve month period and would increase by about $53 million following a gradual 200 basis point decrease in interest rates. These estimates assume we would not take any corrective action to lessen the impact and, therefore, exceed what most likely would occur if rates were to change.

     We enter into currency swaps in order to minimize currency risk. These swaps convert both principal and interest payments on debt issued from one currency to another. For example, we may issue debt based on the French franc and then execute a currency swap to convert the obligation to U.S. dollars.

     See Note 9, "Derivative Financial Instruments and Other Financial Instruments With Off-Balance Sheet Risk," for additional information related to interest rate risk management.

     In the accompanying consolidated financial statements, Note 13, "Fair Value of Financial Instruments," provides information regarding the fair value of certain financial instruments.

                         HOUSEHOLD INTERNATIONAL, INC.

                               GLOSSARY OF TERMS

     ACQUIRED INTANGIBLES AND GOODWILL--Intangible assets reflected on our consolidated balance sheet resulting from the market value premium attributable to our credit card accounts in excess of the aggregate outstanding managed credit card loans acquired. Goodwill represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations.

     AFFINITY CREDIT CARD--A MasterCard or Visa account that is jointly sponsored by an organization that has a membership with a common interest (e.g., the AFL-CIO Union Privilege Credit Card Program).

     ASSET SECURITIZATION--The process where interests in a pool of financial assets, such as credit card or home equity receivables, are sold to investors. Typically, the receivables are sold to a trust that issues interests that are sold to investors.

     AUTO FINANCE LOANS--Closed-end loans secured by a first lien on a vehicle.

     CO-BRANDED CREDIT CARD--A MasterCard or Visa account that is jointly sponsored by the issuer of the card and another corporation. The account holder typically receives some form of added benefit for using the card (e.g., the GM
Card).

     CONSUMER NET CHARGEOFF RATIO--Net chargeoffs of receivables divided by average receivables outstanding.

     CONTRACTUAL DELINQUENCY--A method of determining delinquent accounts based on the contractual terms of the original loan agreement.

     CREDIT LIFE INSURANCE--Insurance products that either pay off or continue repaying a debt in the event of death, or temporary or permanent disability of the borrower.

     DIVIDEND PAYOUT RATIO--Dividends divided by net income.

     FEE INCOME--Income associated with interchange on credit cards and annual, late and other fees and from the origination or acquisition of loans.

     FIRST MORTGAGE--Loan secured by a first lien on residential real estate.

     FOREIGN EXCHANGE CONTRACT--A contract used to minimize our exposure to changes in foreign currency exchange rates.

     FUTURES CONTRACT--An exchange-traded contract to buy or sell a stated amount of a financial instrument or index at a specified future date and price.

     HOME EQUITY LOAN--Closed-end loans and revolving lines of credit secured by first or second mortgages on residential real estate.

     INTERCHANGE FEES--Fees received for processing a credit card transaction through the MasterCard or Visa network.

     INTEREST RATE SWAP--Contract between two parties to exchange interest payments on a stated principal amount (notional principal) for a specified period. Typically, one party makes fixed rate payments while the other party makes payments using a variable rate.

     LIBOR--London Interbank Offered Rate. A widely-quoted market rate which is frequently the index used to determine that rate at which we borrow funds.

     LIQUIDITY--A measure of how quickly we can convert assets to cash or raise additional cash by issuing debt.

     MANAGED BASIS--Method of reporting whereby net interest margin, other revenues and credit losses on securitized receivables are reported as if those receivables were still held on our balance sheet.

                         HOUSEHOLD INTERNATIONAL, INC.

     MANAGED EFFICIENCY RATIO--Ratio of operating expenses to managed net interest margin and other revenues less policyholders' benefits. The normalized efficiency ratio excludes nonrecurring gains, losses and charges.

     MANAGED NET INTEREST MARGIN--Interest income from managed receivables and noninsurance investment securities reduced by interest expense.

     MANAGED RECEIVABLES--The sum of receivables on our balance sheet and those that we service for investors as part of our asset securitization program.

     MASTERCARD/VISA RECEIVABLES--Receivables generated through customer usage of MasterCard and Visa credit cards.

     NONACCRUAL LOANS--Loans on which we no longer accrue interest because ultimate collection is unlikely.

     OPTIONS--A contract giving the owner the right, but not the obligation, to buy or sell a specified item at a fixed price for a specified period.

     OTHER UNSECURED RECEIVABLES--Unsecured lines of credit or closed-end loans made to individuals.

     OVER-THE-LIFE RESERVES--Credit loss reserves established for securitized receivables to cover the estimated probable losses that we expect to incur over the life of the transaction.

     PRIVATE LABEL CREDIT CARD--A line of credit made available to customers of retail merchants evidenced by a credit card bearing the merchant's name.

     PROMOTIONAL ACCOUNT--A private label credit card account that allows for limited or deferred interest and/or principal payments for a certain period.

     RAL PROGRAM--A cooperative program with H&R Block Tax Services, Inc. and certain of its franchises, along with other independent tax preparers, to provide loans to customers who are entitled to tax refunds and who electronically file their returns with the Internal Revenue Service.

     RECEIVABLES OWNED--Those receivables held on our balance sheet.

     RECEIVABLES SERVICED WITH LIMITED RECOURSE--Those receivables that we have securitized and for which we have some level of potential loss if defaults occur.

     RETURN ON ASSETS--Net income divided by average assets.

     RETURN ON AVERAGE COMMON SHAREHOLDERS' EQUITY--Net income less dividends on preferred stock divided by average common shareholders' equity.

     SYNTHETIC ALTERATION--Process by which derivative financial instruments are used to alter the risk characteristics of an asset, liability or off-balance sheet item.

     TOTAL SHAREHOLDERS' EQUITY--Includes company obligated mandatorily redeemable preferred securities of subsidiary trusts, preferred stock and common shareholders' equity.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                  ANALYSIS OF CREDIT LOSS RESERVES ACTIVITY--
                               OWNED RECEIVABLES

                                                          1997          1996          1995         1994         1993
                                                        --------      --------      --------      -------      -------
                                                                  (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
TOTAL CREDIT LOSS RESERVES FOR OWNED RECEIVABLES AT
  JANUARY 1.........................................    $1,398.4      $1,126.5      $  877.6      $ 900.9      $ 826.5
PROVISION FOR CREDIT LOSSES--OWNED RECEIVABLES......     1,493.0       1,144.2       1,025.1        795.1        898.0
OWNED RECEIVABLES CHARGED OFF
Domestic:
  First mortgage....................................        (8.2)         (8.6)         (6.6)       (10.3)       (13.5)
  Home equity.......................................       (46.3)        (47.1)        (45.7)       (61.8)       (60.6)
  Auto finance(1)...................................        (6.4)           --            --           --           --
  MasterCard/Visa...................................      (415.8)       (270.0)       (260.0)      (204.4)      (172.4)
  Private label(2)..................................      (407.9)       (238.6)       (175.5)      (125.2)      (107.4)
  Other unsecured...................................      (384.6)       (374.7)       (328.1)      (314.5)      (314.1)
Foreign.............................................      (197.6)       (172.2)       (160.5)      (129.1)      (163.5)
                                                        --------      --------      --------      -------      -------
      Total consumer................................    (1,466.8)     (1,111.2)       (976.4)      (845.3)      (831.5)
Commercial..........................................       (18.6)        (15.4)        (41.0)       (87.7)      (148.2)
                                                        --------      --------      --------      -------      -------
      Total owned receivables charged off...........    (1,485.4)     (1,126.6)     (1,017.4)      (933.0)      (979.7)
                                                        --------      --------      --------      -------      -------
RECOVERIES ON OWNED RECEIVABLES
Domestic:
  First mortgage....................................         2.3           2.5           2.2          2.9          2.6
  Home equity.......................................         3.0           2.6           3.3          5.2          4.3
  Auto finance(1)...................................          .3            --            --           --           --
  MasterCard/Visa...................................        46.9          17.2          19.8         17.6         12.5
  Private label.....................................        47.4          24.8          24.1         30.9         24.5
  Other unsecured...................................        38.0          70.7          74.5         60.1         56.2
Foreign.............................................        50.9          43.9          36.7         31.6         27.1
                                                        --------      --------      --------      -------      -------
      Total consumer................................       188.8         161.7         160.6        148.3        127.2
Commercial..........................................         1.0           4.4           2.9          3.2          2.7
                                                        --------      --------      --------      -------      -------
      Total recoveries on owned receivables.........       189.8         166.1         163.5        151.5        129.9
Portfolio acquisitions, net.........................        46.3          88.2          77.7        (36.9)        26.2
                                                        --------      --------      --------      -------      -------
TOTAL CREDIT LOSS RESERVES FOR OWNED RECEIVABLES
Domestic:
  First mortgage....................................         2.4           4.3           4.1          5.1          4.1
  Home equity.......................................       172.4          62.4          52.9         50.1         51.2
  Auto finance(1)...................................        14.6            --            --           --           --
  MasterCard/Visa...................................       290.4         268.6         134.5        127.5        124.0
  Private label.....................................       396.2         363.1         281.4        152.3        123.3
  Other unsecured...................................       499.4         388.5         358.2        289.2        262.3
Foreign.............................................       179.2         172.1         141.2         99.2         97.5
                                                        --------      --------      --------      -------      -------
      Total consumer................................     1,554.6       1,259.0         972.3        723.4        662.4
Commercial..........................................        87.5         139.4         154.2        154.2        213.5
Unallocated corporate...............................          --            --            --           --         25.0
                                                        --------      --------      --------      -------      -------
TOTAL CREDIT LOSS RESERVES FOR OWNED RECEIVABLES AT
  DECEMBER 31.......................................    $1,642.1      $1,398.4      $1,126.5      $ 877.6      $ 900.9
                                                        ========      ========      ========      =======      =======
RATIO OF CREDIT LOSS RESERVES TO OWNED RECEIVABLES
Consumer............................................        4.12%         3.37%         2.89%        2.40%        2.35%
Commercial..........................................        9.14         13.44         11.07         7.49         7.01
                                                        --------      --------      --------      -------      -------
      Total(3)......................................        4.25%         3.64%         3.22%        2.73%        2.88%
                                                        ========      ========      ========      =======      =======
RATIO OF CREDIT LOSS RESERVES TO OWNED NONPERFORMING
  LOANS
Consumer............................................       110.5%        111.6%        106.7%        95.9%        84.8%
Commercial..........................................       200.7         191.2          91.8         96.7         69.3
                                                        --------      --------      --------      -------      -------
      Total(3)......................................       113.2%        116.4%        104.4%        96.1%        82.7%
                                                        ========      ========      ========      =======      =======

---------------
(1) Includes ACC subsequent to our acquisition in October 1997. Prior to the fourth quarter of 1997, auto finance receivables were not significant and were included in other unsecured receivables.
(2) Following the merger with Beneficial, we adopted Beneficial's presentation of chargeoffs related to private label receivables to reflect interest and fee chargeoffs as a reversal against the respective line items on the statement of income rather than as a reduction to the allowance for credit losses. As a result, the owned consumer net chargeoffs have been restated for all periods presented.
(3) 1993 amount includes the unallocated corporate reserve.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

         ANALYSIS OF CREDIT LOSS RESERVES ACTIVITY--MANAGED RECEIVABLES

                                                       1997        1996         1995         1994         1993
                                                     --------    ---------    ---------    ---------    ---------
                                                             (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
TOTAL CREDIT LOSS RESERVES FOR MANAGED RECEIVABLES
  AT JANUARY 1.....................................  $2,109.0    $ 1,591.5    $ 1,219.2    $ 1,123.7    $   987.2
PROVISION FOR CREDIT LOSSES--MANAGED RECEIVABLES...   2,620.6      2,033.3      1,538.7      1,163.2      1,179.0
MANAGED RECEIVABLES CHARGED OFF
Domestic:
  First mortgage...................................      (8.2)        (8.6)        (6.6)       (10.3)       (13.5)
  Home equity......................................    (106.3)       (86.4)       (92.4)      (107.2)       (99.7)
  Auto finance(1)..................................     (13.6)          --           --           --           --
  MasterCard/Visa..................................  (1,106.7)      (771.3)      (563.7)      (401.1)      (284.6)
  Private label(2).................................    (436.0)      (269.9)      (232.9)      (146.3)      (132.4)
  Other unsecured..................................    (639.8)      (465.7)      (332.5)      (314.5)      (330.7)
Foreign............................................    (225.8)      (186.6)      (160.5)      (129.1)      (163.5)
                                                     --------    ---------    ---------    ---------    ---------
      Total consumer...............................  (2,536.4)    (1,788.5)    (1,388.6)    (1,108.5)    (1,024.4)
Commercial.........................................     (18.6)       (15.4)       (41.0)       (87.7)      (148.2)
                                                     --------    ---------    ---------    ---------    ---------
      Total managed receivables charged off........  (2,555.0)    (1,803.9)    (1,429.6)    (1,196.2)    (1,172.6)
                                                     --------    ---------    ---------    ---------    ---------
RECOVERIES ON MANAGED RECEIVABLES
Domestic:
  First mortgage...................................       2.3          2.5          2.2          2.9          2.6
  Home equity......................................       5.8          2.8          3.6          5.2          4.3
  Auto finance(1)..................................        .6           --           --           --           --
  MasterCard/Visa..................................      94.8         42.5         33.6         25.7         15.8
  Private label....................................      50.0         28.2         29.4         32.7         26.0
  Other unsecured..................................      50.3         75.5         74.4         60.1         56.2
Foreign............................................      52.8         44.4         36.7         31.6         27.1
                                                     --------    ---------    ---------    ---------    ---------
      Total consumer...............................     256.6        195.9        179.9        158.2        132.0
Commercial.........................................       1.0          4.4          2.9          3.2          2.7
                                                     --------    ---------    ---------    ---------    ---------
      Total recoveries on managed receivables......     257.6        200.3        182.8        161.4        134.7
Portfolio acquisitions, net........................      90.8         87.8         80.4        (32.9)        (4.6)
                                                     --------    ---------    ---------    ---------    ---------
TOTAL CREDIT LOSS RESERVES FOR MANAGED RECEIVABLES
Domestic:
  First mortgage...................................       2.4          4.3          4.1          5.1          4.1
  Home equity......................................     235.7        169.0        139.7        132.9        109.8
  Auto finance(1)..................................      49.7           --           --           --           --
  MasterCard/Visa..................................     704.9        568.7        347.5        319.8        275.9
  Private label....................................     462.1        383.2        312.7        205.2        135.6
  Other unsecured..................................     759.6        639.1        470.9        289.2        262.3
Foreign............................................     221.1        205.3        162.4        112.8         97.5
                                                     --------    ---------    ---------    ---------    ---------
      Total consumer...............................   2,435.5      1,969.6      1,437.3      1,065.0        885.2
Commercial.........................................      87.5        139.4        154.2        154.2        213.5
Unallocated corporate..............................        --           --           --           --         25.0
                                                     --------    ---------    ---------    ---------    ---------
TOTAL CREDIT LOSS RESERVES FOR MANAGED RECEIVABLES
  AT DECEMBER 31...................................  $2,523.0    $ 2,109.0    $ 1,591.5    $ 1,219.2    $ 1,123.7
                                                     ========    =========    =========    =========    =========
RATIO OF CREDIT LOSS RESERVES TO MANAGED
  RECEIVABLES
Consumer...........................................      3.92%        3.38%        2.90%        2.46%        2.31%
Commercial.........................................      9.14        13.44        11.07         7.49         7.01
                                                     --------    ---------    ---------    ---------    ---------
      Total(3).....................................      3.99%        3.56%        3.12%        2.69%        2.72%
                                                     ========    =========    =========    =========    =========
RATIO OF CREDIT LOSS RESERVES TO MANAGED
  NONPERFORMING LOANS
Consumer...........................................     113.7%       120.7%       117.3%       110.4%        91.6%
Commercial.........................................     200.7        191.2         91.8         96.7         69.3
                                                     --------    ---------    ---------    ---------    ---------
      Total(3).....................................     115.5%       123.7%       114.2%       108.4%        88.2%
                                                     ========    =========    =========    =========    =========

---------------
(1) Includes ACC subsequent to our acquisition in October 1997. Prior to the fourth quarter of 1997, auto finance receivables were not significant and were included in other unsecured receivables.

(2) Following the merger with Beneficial, we adopted Beneficial's presentation of chargeoffs related to private label receivables to reflect interest and fee chargeoffs as a reversal against the respective line items on the statement of income rather than as a reduction to the allowance for credit losses. As a result, the managed consumer net chargeoffs have been restated for all periods presented.

(3) 1993 amount includes the unallocated corporate reserve.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                             NET INTEREST MARGIN--
                      1997 COMPARED TO 1996 (OWNED BASIS)

                                                                     FINANCE AND INTEREST
                                    AVERAGE                            INCOME/ INTEREST          INCREASE/(DECREASE) DUE TO:
                                OUTSTANDING(2)       AVERAGE RATE           EXPENSE          ------------------------------------
                             ---------------------   ------------    ---------------------                VOLUME         RATE
                               1997        1996      1997    1996      1997        1996      VARIANCE   VARIANCE(3)   VARIANCE(3)
                             ---------   ---------   ----    ----    ---------   ---------   --------   -----------   -----------
                                                         (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Receivables:
  First mortgage...........  $   565.8   $ 1,717.8    7.5%    7.6%   $   42.6    $  130.7     $(88.1)     $(86.4)       $  (1.7)
  Home equity..............   11,695.2    10,573.0   11.6    11.5     1,361.9     1,216.1      145.8       130.5           15.3
  MasterCard/Visa..........    7,693.7     7,663.5   11.4    12.8       880.3       980.8     (100.5)        4.0         (104.5)
  Private label............    8,809.0     7,071.7   13.7    13.1     1,203.7       924.3      279.4       235.8           43.6
  Other unsecured..........    8,921.4     8,665.9   17.8    18.7     1,583.7     1,619.8      (36.1)       45.5          (81.6)
  Commercial...............    1,057.2     1,219.4    5.6     5.3        58.8        64.1       (5.3)       (8.9)           3.6
                             ---------   ---------   ----    ----    --------    --------     ------      ------        -------
      Total receivables....  $38,742.3   $36,911.3   13.2%   13.4%   $5,131.0    $4,935.8     $195.2      $242.9        $ (47.7)
Noninsurance investments...      661.4     1,477.6    7.5     6.3        49.8        93.3      (43.5)      (58.7)          15.2
                             ---------   ---------   ----    ----    --------    --------     ------      ------        -------
      Total
        interest-earning
        assets (excluding
        insurance
        investments).......  $39,403.7   $38,388.9   13.1%   13.1%   $5,180.8    $5,029.1     $151.7      $133.4        $  18.3
Insurance investments......    2,555.0     2,946.4
Other assets...............    4,366.5     3,622.2
                             ---------   ---------
      TOTAL ASSETS.........  $46,325.2   $44,957.5
                             =========   =========
Debt:
  Deposits.................  $ 2,976.1   $ 4,520.0    5.2%    5.2%   $  155.3    $  235.2     $(79.9)     $(79.9)            --
  Commercial paper.........    8,974.7     8,846.5    5.6     5.3       499.9       472.7       27.2         5.5        $  21.7
  Bank and other
    borrowings.............    1,458.8     1,597.9    6.3     7.0        92.5       111.7      (19.2)       (8.9)         (10.3)
  Senior and senior
    subordinated debt (with
    original maturities
    over one year).........   23,743.4    21,340.7    6.8     7.1     1,610.7     1,513.8       96.9       163.6          (66.7)
                             ---------   ---------   ----    ----    --------    --------     ------      ------        -------
      Total debt...........  $37,153.0   $36,305.1    6.3%    6.4%   $2,358.4    $2,333.4     $ 25.0      $ 58.5        $ (33.5)
Other liabilities..........    3,380.9     3,945.7
                             ---------   ---------
      Total liabilities....   40,533.9    40,250.8
Preferred securities.......      442.1       449.0
Common shareholders'
  equity...................    5,349.2     4,257.7
                             ---------   ---------
      TOTAL LIABILITIES AND
        SHAREHOLDERS'
        EQUITY.............  $46,325.2   $44,957.5
                             =========   =========
NET INTEREST MARGIN--OWNED
  BASIS(1)(5)..............                           7.2%    7.0%   $2,822.4    $2,695.7     $126.7      $ 74.9        $  51.8
                                                     ====    ====    ========    ========     ======      ======        =======
INTEREST SPREAD--OWNED
  BASIS(4).................                           6.8%    6.7%
                                                     ====    ====

---------------
(1) Represents net interest margin as a percent of average interest-earning assets. See page 30 for net interest margin on a managed basis for 1997, 1996 and 1995.

(2) Nonaccrual loans are included in average outstanding balances.

(3) Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total interest variance. For total receivables, total interest-earning assets and total debt, the rate and volume variances are calculated based on the relative weighting of the individual components comprising these totals. These totals do not represent an arithmetic sum of the individual components.

(4) Represents the difference between the yield earned on interest-earning assets and the cost of the debt used to fund the assets.

(5) The net interest margin analysis includes the following for foreign businesses:

                                                                 1997          1996          1995
                                                               --------      --------      --------
    Average interest-earning assets..........................  $6,274.2      $5,334.8      $5,697.7
    Average interest-bearing liabilities.....................   5,274.8       4,734.2       5,189.4
    Net interest margin......................................     513.1         464.0         426.6
    Net interest margin percentage...........................       8.2%          8.7%          7.5%

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                             NET INTEREST MARGIN--
                      1996 COMPARED TO 1995 (OWNED BASIS)

                                                                       FINANCE AND
                                  AVERAGE            AVERAGE        INTEREST INCOME/         INCREASE/(DECREASE) DUE TO:
                              OUTSTANDING(2)           RATE         INTEREST EXPENSE     ------------------------------------
                           ---------------------   ------------    -------------------                VOLUME         RATE
                             1996        1995      1996    1995      1996       1995     VARIANCE   VARIANCE(3)   VARIANCE(3)
                           ---------   ---------   ----    ----    --------   --------   --------   -----------   -----------
                                                      (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Receivables:
  First mortgage.........  $ 1,717.8   $ 2,941.1   7.6%    8.1%    $  130.7   $  237.1   $(106.4)     $ (93.7)      $ (12.7)
  Home equity............   10,573.0    10,194.7   11.5    11.9     1,216.1    1,211.1       5.0         44.2         (39.2)
  MasterCard/Visa........    7,663.5     5,545.7   12.8    14.2       980.8      786.8     194.0        277.6         (83.6)
  Private label..........    7,071.7     4,915.1   13.1    14.6       924.3      719.6     204.7        288.5         (83.8)
  Other unsecured........    8,665.9     8,939.5   18.7    18.9     1,619.8    1,687.7     (67.9)       (50.5)        (17.4)
  Commercial.............    1,219.4     1,825.4   5.3     6.4         64.1      117.2     (53.1)       (35.0)        (18.1)
                           ---------   ---------   ----    ----    --------   --------   -------      -------       -------
      Total
         receivables.....  $36,911.3   $34,361.5   13.4%   13.9%   $4,935.8   $4,759.5   $ 176.3      $ 344.8       $(168.5)
Noninsurance
  investments............    1,477.6     2,252.4   6.3     6.1         93.3      136.6     (43.3)       (47.8)          4.5
                           ---------   ---------   ----    ----    --------   --------   -------      -------       -------
      Total
         interest-earning
         assets
         (excluding
         insurance
         investments)....  $38,388.9   $36,613.9   13.1%   13.4%   $5,029.1   $4,896.1   $ 133.0      $ 234.0       $(101.0)
Insurance investments....    2,946.4     7,508.4
Other assets.............    3,622.2     4,124.5
                           ---------   ---------
      TOTAL ASSETS.......  $44,957.5   $48,246.8
                           =========   =========
Debt:
  Deposits...............  $ 4,520.0   $ 7,768.7   5.2%    5.2%    $  235.2   $  404.5   $(169.3)     $(169.3)           --
  Commercial paper.......    8,846.5     7,475.4   5.3     6.1        472.7      453.3      19.4         81.1       $ (61.7)
  Bank and other
    borrowings...........    1,597.9     2,041.1   7.0     7.4        111.7      150.1     (38.4)       (30.7)         (7.7)
  Senior and senior
    subordinated debt
    (with original
    maturities over one
    year)................   21,340.7    17,878.6   7.1     7.6      1,513.8    1,365.4     148.4        244.2         (95.8)
                           ---------   ---------   ----    ----    --------   --------   -------      -------       -------
      Total debt.........  $36,305.1   $35,163.8   6.4%    6.7%    $2,333.4   $2,373.3   $ (39.9)     $  71.9       $(111.8)
Other liabilities........    3,945.7     8,862.2
                           ---------   ---------
      Total
         liabilities.....   40,250.8    44,026.0
Preferred securities.....      449.0       423.9
Common shareholders'
  equity.................    4,257.7     3,796.9
                           ---------   ---------
      TOTAL LIABILITIES
         AND
         SHAREHOLDERS'
         EQUITY..........  $44,957.5   $48,246.8
                           =========   =========
Net Interest Margin--
  Owned Basis(1)(5)......                          7.0%    6.9%    $2,695.7   $2,522.8   $ 172.9      $ 162.1       $  10.8
                                                   ====    ====    ========   ========   =======      =======       =======
Interest Spread--Owned
  Basis(4)...............                          6.7%    6.7%
                                                   ====    ====

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                             NET INTEREST MARGIN--
                 1997 COMPARED TO 1996 AND 1995 (MANAGED BASIS)

     Net Interest Margin on a Managed Basis--As receivables are securitized rather than held in our portfolio, net interest income is reclassified to securitization income. We retain a substantial portion of the profit inherent in the receivable while increasing liquidity. Due to the growing level of securitized receivables, the comparability of net interest margin between periods may be impacted by the level and type of receivables securitized. The following table presents a summarized net interest margin analysis on a managed basis.

                                                                                                  FINANCE AND INTEREST
                                     AVERAGE OUTSTANDING(1)             AVERAGE RATE            INCOME/INTEREST EXPENSE
                                ---------------------------------   ---------------------    ------------------------------
                                  1997        1996        1995      1997    1996    1995       1997       1996       1995
                                ---------   ---------   ---------   -----   -----   -----    --------   --------   --------
                                                        (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Receivables:
  First mortgage..............  $   565.8   $ 1,717.8   $ 2,941.1     7.5%    7.6%    8.1%   $   42.6   $  130.7   $  237.1
  Home equity.................   18,011.5    16,625.0    16,175.8    12.2    12.1    12.5     2,200.0    2,005.1    2,014.4
  MasterCard/Visa.............   18,506.2    16,385.2    11,874.4    13.1    13.5    14.3     2,431.1    2,212.7    1,699.9
  Private label...............    9,245.5     7,747.8     5,734.0    13.8    13.7    14.7     1,279.9    1,058.2      845.6
  Other unsecured.............   13,061.0    11,263.8     9,473.6    18.1    18.3    18.7     2,363.3    2,066.2    1,770.3
  Commercial..................    1,057.2     1,219.4     1,825.4     5.6     5.3     6.4        58.8       64.1      117.2
                                ---------   ---------   ---------   -----   -----   -----    --------   --------   --------
      Total receivables.......   60,447.2    54,959.0    48,024.3    13.9    13.7    13.9     8,375.7    7,537.0    6,684.5
Noninsurance investments......      661.4     1,477.6     2,252.4     5.6     5.5     5.5        36.8       80.6      123.4
                                ---------   ---------   ---------   -----   -----   -----    --------   --------   --------
      Total interest-earning
         assets (excluding
         insurance
         investments).........   61,108.6    56,436.6    50,276.7    13.8    13.5    13.5     8,412.5    7,617.6    6,807.9
                                ---------   ---------   ---------   -----   -----   -----    --------   --------   --------
      Total debt..............  $58,857.9   $54,352.4   $48,826.5     6.3     6.3     6.7     3,692.2    3,413.2    3,262.5
                                ---------   ---------   ---------   -----   -----   -----    --------   --------   --------
NET INTEREST MARGIN--MANAGED
  BASIS(2)....................                                        7.7%    7.4%    7.1%   $4,720.3   $4,204.4   $3,545.4
                                                                    =====   =====   =====    ========   ========   ========
INTEREST SPREAD--MANAGED
  BASIS(3)....................                                        7.5%    7.2%    6.8%
                                                                    =====   =====   =====

---------------
(1) Nonaccrual loans are included in average outstanding balances.

(2) As a percent of average interest-earning assets.

(3) Represents the difference between the yield earned on interest-earning assets and cost of the debt used to fund the assets.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                    1997--THREE MONTHS ENDED                    1996--THREE MONTHS ENDED
                            -----------------------------------------   -----------------------------------------
                              DEC.      SEPT.       JUNE      MARCH       DEC.      SEPT.       JUNE      MARCH
                            --------   --------   --------   --------   --------   --------   --------   --------
                                      (ALL DOLLAR AMOUNTS EXCEPT PER SHARE DATA ARE STATED IN MILLIONS)
Finance income............  $1,304.7   $1,313.7   $1,239.2   $1,273.4   $1,313.1   $1,252.1   $1,182.9   $1,187.7
Other interest income.....      10.3        9.5       18.8       11.2       12.3       15.0       42.4       23.6
Interest expense..........     598.9      605.4      574.3      579.8      602.3      586.8      581.9      562.4
                            --------   --------   --------   --------   --------   --------   --------   --------
Net interest margin.......     716.1      717.8      683.7      704.8      723.1      680.3      643.4      648.9
Provision for credit
  losses on owned
  receivables.............     387.0      376.5      351.0      378.5      361.0      260.0      255.2      268.0
                            --------   --------   --------   --------   --------   --------   --------   --------
Net interest margin after
  provision for credit
  losses..................     329.1      341.3      332.7      326.3      362.1      420.3      388.2      380.9
                            --------   --------   --------   --------   --------   --------   --------   --------
Securitization income.....     401.1      448.9      422.2      366.2      345.6      349.5      341.8      304.4
Insurance revenues........     121.7      109.9      111.3      111.3      113.4      104.9       99.8      104.0
Investment income.........      44.1       43.9       39.9       45.2       36.4       46.3       47.0       91.0
Fee income................     197.6      156.2      119.7      118.9      105.1       90.9       81.3       74.9
Other income..............      59.6       68.5       61.6      166.0       55.6       50.4      185.0      128.6
                            --------   --------   --------   --------   --------   --------   --------   --------
     Total other
       revenues...........     824.1      827.4      754.7      807.6      656.1      642.0      754.9      702.9
                            --------   --------   --------   --------   --------   --------   --------   --------
Salaries and fringe
  benefits................     279.5      277.6      264.6      252.7      261.6      242.3      234.6      238.4
Occupancy and equipment
  expense.................      82.0       81.5       79.2       84.7       78.0       78.1       92.1       80.5
Other marketing
  expenses................     123.9      112.1       98.8      114.8      110.1      113.6      117.6       90.2
Other servicing and
  administrative
  expenses................     296.7      187.2      179.0      212.1      192.1      192.5      246.8      202.5
Amortization of acquired
  intangibles and
  goodwill................      42.1       42.4       37.1       36.8       36.7       35.9       41.5       29.6
Policyholders' benefits...      59.1       61.9       65.1       69.8       66.2       76.8       73.0       95.9
                            --------   --------   --------   --------   --------   --------   --------   --------
     Total costs and
       expenses...........     883.3      762.7      723.8      770.9      744.7      739.2      805.6      737.1
                            --------   --------   --------   --------   --------   --------   --------   --------
Income before income
  taxes...................     269.9      406.0      363.6      363.0      273.5      323.1      337.5      346.7
Income taxes..............      65.1      141.3      125.0      130.8       86.6      115.3      130.5      128.8
                            --------   --------   --------   --------   --------   --------   --------   --------
Net income................  $  204.8   $  264.7   $  238.6   $  232.2   $  186.9   $  207.8   $  207.0   $  217.9
                            ========   ========   ========   ========   ========   ========   ========   ========
Basic earnings per
  share(1)(2).............  $    .41   $    .54   $    .51   $    .50   $    .40   $    .45   $    .44   $    .47
                            ========   ========   ========   ========   ========   ========   ========   ========
Diluted earnings per
  share(1)(2).............       .41        .53        .50        .49        .39        .44        .44        .46
                            ========   ========   ========   ========   ========   ========   ========   ========
Weighted average common
  and common equivalent
  shares outstanding(1)...     493.2      492.3      465.9      465.5      463.6      462.3      462.6      461.4
                            ========   ========   ========   ========   ========   ========   ========   ========
Dividends declared(1).....  $    .14   $    .14   $    .13   $    .13   $    .13   $    .13   $    .11   $    .11
                            ========   ========   ========   ========   ========   ========   ========   ========

---------------
(1) We adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS No. 128). Under FAS No. 128, basic earnings per common share is computed excluding dilution caused by common stock equivalents such as stock options. Diluted earnings per common share includes the effect of dilutive common stock equivalents. For comparative purposes, all common share and per common share amounts have been restated to reflect the adoption of FAS No. 128 and for our 3-for-1 common stock split effected in the form of a stock dividend and paid on June 1, 1998.

(2) Quarterly earnings per share amounts are computed on the basis of the weighted average number of shares outstanding for each quarter. Changes between quarters in the number of shares outstanding result in the annual computation differing from the aggregate of the quarterly amounts.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                              FINANCIAL HIGHLIGHTS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      UNLESS OTHERWISE INDICATED
                                                              ------------------------------------------
                                                                                               PERCENT
                                                                  1997            1996          CHANGE
                                                              ------------    ------------    ----------
                                                              (ALL DOLLAR AMOUNTS EXCEPT PER SHARE DATA
                                                                       ARE STATED IN MILLIONS)
NET INCOME..................................................   $   940.3       $   819.6          15%
                                                               ---------       ---------
PER COMMON SHARE(1)
Basic earnings..............................................   $    1.97       $    1.76          12%
Diluted earnings............................................        1.93            1.73          12
Dividends declared..........................................         .54             .49          10
Book value..................................................       12.81            9.96          29
                                                               ---------       ---------
KEY PERFORMANCE RATIOS
Return on average owned assets..............................        2.03%           1.82%         12%
Return on average managed assets(2).........................        1.38            1.30           6
Return on average common shareholders' equity...............        17.3            18.7         (7)
Total shareholders' equity as a percent of managed
  assets(2)(3)..............................................        9.28            7.58          22
Managed net interest margin.................................        7.72            7.45           4
Managed consumer net chargeoff ratio........................        3.84            2.96          30
Managed basis efficiency ratio, normalized..................        41.0            45.0         (9)
                                                               ---------       ---------
AT DECEMBER 31
Total assets:
  Owned.....................................................   $46,817.0       $45,332.0           3%
  Managed(2)................................................    71,295.5        66,183.2           8
Managed receivables(2)......................................    63,160.5        59,298.7           7
                                                               ---------       ---------

---------------
(1) All per share information has been adjusted for Household's 3-for-1 stock split effected in the form of a stock dividend and paid on June 1, 1998.

(2) Our managed data includes assets on our balance sheet and those assets that we service for investors as part of our asset securitization program.

(3) Total shareholders' equity includes common shareholders' equity, preferred stock and company obligated mandatorily redeemable preferred securities of subsidiary trusts.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEAR ENDED DECEMBER 31
                                                              ------------------------------------
                                                                 1997         1996         1995
                                                              ----------   ----------   ----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Finance income..............................................   $5,131.0     $4,935.8     $4,759.5
Other interest income.......................................       49.8         93.3        136.6
Interest expense............................................    2,358.4      2,333.4      2,373.3
                                                               --------     --------     --------
Net interest margin.........................................    2,822.4      2,695.7      2,522.8
Provision for credit losses on owned receivables............    1,493.0      1,144.2      1,025.1
                                                               --------     --------     --------
Net interest margin after provision for credit losses.......    1,329.4      1,551.5      1,497.7
                                                               --------     --------     --------
Securitization income.......................................    1,638.4      1,341.3        997.2
Insurance revenues..........................................      454.2        422.1        474.8
Investment income...........................................      173.1        220.7        524.8
Fee income..................................................      592.4        352.2        292.5
Other income................................................      355.7        419.6        319.4
                                                               --------     --------     --------
     Total other revenues...................................    3,213.8      2,755.9      2,608.7
                                                               --------     --------     --------
Salaries and fringe benefits................................    1,074.4        976.9        939.9
Occupancy and equipment expense.............................      327.4        328.7        337.9
Other marketing expenses....................................      449.6        431.5        307.9
Other servicing and administrative expenses.................      875.0        833.9        831.9
Amortization of acquired intangibles and goodwill...........      158.4        143.7        109.8
Policyholders' benefits.....................................      255.9        311.9        554.9
                                                               --------     --------     --------
     Total costs and expenses...............................    3,140.7      3,026.6      3,082.3
                                                               --------     --------     --------
Income before income taxes..................................    1,402.5      1,280.8      1,024.1
Income taxes................................................      462.2        461.2        420.4
                                                               --------     --------     --------
Net income..................................................   $  940.3     $  819.6     $  603.7
                                                               ========     ========     ========
EARNINGS PER COMMON SHARE
Net income..................................................   $  940.3     $  819.6     $  603.7
Preferred dividends.........................................      (17.0)       (21.9)       (31.6)
                                                               --------     --------     --------
Earnings available to common shareholders...................   $  923.3     $  797.7     $  572.1
                                                               ========     ========     ========
Average common and common equivalent shares.................      479.1        462.3        462.0
                                                               --------     --------     --------
Basic earnings per common share.............................   $   1.97     $   1.76     $   1.26
                                                               --------     --------     --------
Diluted earnings per common share...........................   $   1.93     $   1.73     $   1.24
                                                               --------     --------     --------

  The accompanying notes are an integral part of these consolidated financial statements.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                                   (IN MILLIONS,
                                                              EXCEPT PER SHARE DATA)
ASSETS
Cash........................................................  $   534.3    $   518.8
Investment securities.......................................    2,898.6      2,843.0
Receivables, net............................................   38,337.6     38,188.1
Acquired intangibles and goodwill, net......................    1,798.4        984.0
Properties and equipment, net...............................      538.7        558.0
Real estate owned...........................................      212.8        236.8
Other assets................................................    2,496.6      2,003.3
                                                              ---------    ---------
       Total assets.........................................  $46,817.0    $45,332.0
                                                              =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Debt:
  Deposits..................................................  $ 2,344.2    $ 3,000.1
  Commercial paper, bank and other borrowings...............   10,666.1     10,597.4
  Senior and senior subordinated debt (with original
     maturities over one year)..............................   23,736.2     23,433.1
                                                              ---------    ---------
       Total debt...........................................   36,746.5     37,030.6
Insurance policy and claim reserves.........................    1,382.6      1,366.8
Other liabilities...........................................    2,074.4      1,918.6
                                                              ---------    ---------
       Total liabilities....................................   40,203.5     40,316.0
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts (Note 10)*................      175.0        175.0
Preferred stock (Note 11)...................................      264.5        319.5
Common shareholders' equity:
  Common stock, $1.00 par value, 750,000,000 shares
     authorized (increased as of May 13, 1998); 536,870,946
     and 511,925,714 shares issued at December 31, 1997 and
     1996, respectively.....................................      536.9        511.9
  Additional paid-in capital................................    1,423.5        360.2
  Retained earnings.........................................    4,978.6      4,340.3
  Foreign currency translation adjustments..................     (176.5)      (172.1)
  Unrealized gain (loss) on investments, net................        8.8        (10.3)
  Less common stock in treasury, 51,519,429 and 54,497,763
     shares at December 31, 1997 and 1996, respectively, at
     cost...................................................     (597.3)      (508.5)
                                                              ---------    ---------
       Total common shareholders' equity....................    6,174.0      4,521.5
                                                              ---------    ---------
       Total liabilities and shareholders' equity...........  $46,817.0    $45,332.0
                                                              =========    =========

---------------
* The sole assets of the two trusts are Junior Subordinated Deferrable Interest Notes issued by Household International, Inc. in June 1996 and June 1995, bearing interest at 8.70 and 8.25 percent, respectively, with principal balances of $103.1 and $77.3 million, respectively, and due June 30, 2036 and June 30, 2025, respectively.

   The accompanying notes are an integral part of these consolidated financial statements.

                  HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31
                                                              --------------------------------------
                                                                 1997          1996          1995
                                                              ----------    ----------    ----------
                                                                          (IN MILLIONS)
CASH PROVIDED BY OPERATIONS
Net income..................................................  $    940.3    $    819.6    $    603.7
Adjustments to reconcile net income to net cash provided by
  operations:
  Provision for credit losses on owned receivables..........     1,493.0       1,144.2       1,025.1
  Provision for loss on German disposal.....................        58.8            --          15.0
  Insurance policy and claim reserves.......................        98.3        (862.5)        585.5
  Depreciation and amortization.............................       303.5         290.1         312.5
  Net realized gains from sales of assets...................      (102.5)       (137.3)       (188.7)
  Deferred income tax provision.............................        75.9        (116.1)        (37.5)
  Other, net................................................      (439.3)        308.4        (258.2)
                                                              ----------    ----------    ----------
Cash provided by operations.................................     2,428.0       1,446.4       2,057.4
                                                              ----------    ----------    ----------
INVESTMENTS IN OPERATIONS
Investment securities available-for-sale:
  Purchased.................................................    (2,028.0)     (2,712.3)     (4,613.2)
  Matured...................................................       399.9       1,229.2       1,056.6
  Sold......................................................     1,721.3       3,705.5       3,178.6
Investment securities held-to-maturity:
  Purchased.................................................          --            --        (636.9)
  Matured...................................................          --            --         486.2
  Sold......................................................          --            --          34.2
Short-term investment securities, net change................       (49.0)        117.2         348.5
Receivables:
  Originations, net.........................................   (29,356.5)    (31,269.3)    (26,474.2)
  Purchased.................................................    (1,737.5)     (5,514.7)     (2,533.6)
  Sold......................................................    32,621.0      31,915.2      25,489.6
Purchase of Transamerica Financial Services Holding Company
  capital stock.............................................    (1,065.0)           --            --
Disposition of consumer banking operations:
  Assets sold, net..........................................          --         472.3         975.6
  Deposits and other liabilities sold, net..................          --      (2,809.8)     (4,061.9)
Disposition of product lines of life insurance business.....          --            --         575.0
(Acquisition) disposition of portfolios, net................          --        (640.7)        (58.7)
Properties and equipment purchased..........................      (127.7)       (159.7)       (113.6)
Properties and equipment sold...............................         8.6          14.9          35.9
                                                              ----------    ----------    ----------
Cash increase (decrease) from investments in operations.....       387.1      (5,652.2)     (6,311.9)
                                                              ----------    ----------    ----------
FINANCING AND CAPITAL TRANSACTIONS
Short-term debt and demand deposits, net change.............      (332.2)        (78.7)      2,483.7
Time certificates, net change...............................      (438.2)        395.0         728.8
Senior and senior subordinated debt issued..................     7,730.0      10,378.6       6,360.1
Senior and senior subordinated debt retired.................    (7,383.3)     (6,052.6)     (5,075.7)
Repayment of Transamerica Financial Services Holding Company
  debt......................................................    (2,795.0)           --            --
Policyholders' benefits paid................................      (123.5)       (512.4)       (805.3)
Cash received from policyholders............................        98.0         258.5         669.0
Shareholders' dividends.....................................      (186.5)       (163.6)       (159.2)
Shareholders' dividends--pooled affiliate...................      (115.5)       (105.3)        (94.5)
Issuance of company obligated mandatorily redeemable
  preferred securities of subsidiary trusts.................          --         100.0          75.0
Redemption of preferred stock...............................       (55.0)           --        (115.0)
Purchase of treasury stock..................................      (155.7)        (56.7)        (59.7)
Treasury stock activity--pooled affiliate...................       (80.0)           --            --
Issuance of common stock....................................     1,022.3          15.2          24.7
                                                              ----------    ----------    ----------
Cash increase (decrease) from financing and capital
  transactions..............................................    (2,814.6)      4,178.0       4,031.9
                                                              ----------    ----------    ----------
Effect of exchange rate changes on cash.....................        15.0           3.1          35.4
                                                              ----------    ----------    ----------
Increase (decrease) in cash.................................        15.5         (24.7)       (187.2)
Cash at January 1...........................................       518.8         543.5         730.7
                                                              ----------    ----------    ----------
Cash at December 31.........................................  $    534.3    $    518.8    $    543.5
                                                              ==========    ==========    ==========
Supplemental Cash Flow Information:
Interest paid...............................................  $  2,348.9    $  2,371.6    $  2,331.6
Income taxes paid...........................................       308.7         544.8         325.8
                                                              ----------    ----------    ----------
Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for acquisition.........................  $    157.3            --            --
                                                              ----------    ----------    ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                PREFERRED STOCK AND COMMON SHAREHOLDERS' EQUITY

                                                                                   COMMON SHAREHOLDERS' EQUITY
                                                                    ---------------------------------------------------------
                                                                             ADDITIONAL                         TOTAL COMMON
                                                        PREFERRED   COMMON    PAID-IN     RETAINED              SHAREHOLDERS'
                                                          STOCK     STOCK     CAPITAL     EARNINGS   OTHER(1)      EQUITY
                                                        ---------   ------   ----------   --------   --------   -------------
                                                             (ALL AMOUNTS EXCEPT PER SHARE DATA ARE STATED IN MILLIONS)
BALANCE AT DECEMBER 31, 1994..........................   $ 434.6    $506.6    $  269.8    $3,439.6   $(729.9)     $3,486.1
Net income............................................                                       603.7                   603.7
Cash dividends:
 Preferred at stated rates............................                                       (31.7)                  (31.7)
 Common, $.44 per share...............................                                      (127.5)                 (127.5)
 Pooled affiliate(2)..................................                                       (94.5)                  (94.5)
Foreign currency translation adjustments..............                                                  (2.9)         (2.9)
Conversion of preferred stock.........................                 .6          3.1                                 3.7
Exercise of stock options.............................                2.1         27.3                  21.7          51.1
Issuance of common stock..............................                            12.6                  13.4          26.0
Purchase of treasury stock............................                                                 (59.7)        (59.7)
Redemption of preferred stock.........................    (115.1)
Unrealized gain on investments, net...................                                                 225.1         225.1
                                                         -------    ------    --------    --------   -------      --------
BALANCE AT DECEMBER 31, 1995..........................     319.5    509.3        312.8     3,789.6    (532.3)      4,079.4
Net income............................................                                       819.6                   819.6
Cash dividends:
 Preferred at stated rates............................                                       (21.9)                  (21.9)
 Common, $.49 per share...............................                                      (141.7)                 (141.7)
 Pooled affiliate(2)..................................                                      (105.3)                 (105.3)
Foreign currency translation adjustments..............                                                   1.4           1.4
Exercise of stock options.............................                2.6         38.6                  11.9          53.1
Issuance of common stock..............................                             8.8                   7.8          16.6
Purchase of treasury stock............................                                                 (56.7)        (56.7)
Unrealized loss on investments, net...................                                                (123.0)       (123.0)
                                                         -------    ------    --------    --------   -------      --------
BALANCE AT DECEMBER 31, 1996..........................     319.5    511.9        360.2     4,340.3    (690.9)      4,521.5
Net income............................................                                       940.3                   940.3
Cash dividends:
 Preferred at stated rates............................                                       (17.0)                  (17.0)
 Common, $.54 per share...............................                                      (169.5)                 (169.5)
 Pooled affiliate(2)..................................                                      (115.5)                 (115.5)
Foreign currency translation adjustments..............                                                  (4.4)         (4.4)
Exercise of stock options.............................                1.4         36.5                  16.2          54.1
Issuance of common stock..............................               27.3        984.1                  12.4       1,023.8
Purchase of treasury stock, net.......................               (3.7)        42.7                (117.4)        (78.4)
Redemption of preferred stock.........................     (55.0)
Unrealized gain on investments, net...................                                                  19.1          19.1
                                                         -------    ------    --------    --------   -------      --------
BALANCE AT DECEMBER 31, 1997..........................   $ 264.5    $536.9    $1,423.5    $4,978.6   $(765.0)     $6,174.0
                                                         =======    ======    ========    ========   =======      ========

---------------
(1) At December 31, 1997, 1996, 1995 and 1994 items in the other column include cumulative adjustments for: foreign currency translation adjustments of $(176.5), $(172.1), $(173.5) and $(170.6) million, respectively; common stock in treasury of $(597.3), $(508.5), $(471.5) and $(446.9) million, respectively; and unrealized gains (losses) on marketable equity securities and available-for-sale investments of $8.8, $(10.3), $112.7 and $(112.4) million, respectively. The gross unrealized gain (loss) on available-for-sale investments at December 31, 1997, 1996 and 1995 of $13.1, $(16.0) and $170.5 million, respectively, is recorded net of income taxes (benefit) of $4.3, $(5.7) and $57.8 million, respectively.
(2) Represents historical common stock dividends of Beneficial Corporation.

                                                                                                 COMMON STOCK
                                                                                  -------------------------------------------
    SHARES OUTSTANDING                                          PREFERRED STOCK     ISSUED      IN TREASURY   NET OUTSTANDING
    ------------------                                          ---------------   -----------   -----------   ---------------
    BALANCE AT DECEMBER 31, 1994..............................     3,198,279      506,669,727   (55,218,423)    451,451,304
    Exercise of common stock options..........................                      2,719,556                     2,719,556
    Conversion of $6.25 preferred stock.......................                                    2,437,728       2,437,728
    Issuance of common stock..................................                                    1,571,757       1,571,757
    Purchase of treasury stock................................                                   (3,000,000)     (3,000,000)
    Redemption of preferred stock.............................    (1,150,000)
                                                                  ----------      -----------   -----------     -----------
    BALANCE AT DECEMBER 31, 1995..............................     2,048,279      509,389,283   (54,208,938)    455,180,345
    Exercise of common stock options..........................                      2,536,431     1,389,636       3,926,067
    Issuance of common stock..................................                                      844,539         844,539
    Purchase of treasury stock................................                                   (2,523,000)     (2,523,000)
                                                                  ----------      -----------   -----------     -----------
    BALANCE AT DECEMBER 31, 1996..............................     2,048,279      511,925,714   (54,497,763)    457,427,951
    Exercise of common stock options..........................                      1,390,283     1,618,671       3,008,954
    Issuance of common stock..................................                     27,340,697     1,359,738      28,700,435
    Issuance of common stock--ACC.............................                                    4,101,825       4,101,825
    Purchase of treasury stock................................                                   (4,101,900)     (4,101,900)
    Purchase of stock--pooled affiliates......................                     (3,785,748)                   (3,785,748)
    Redemption of preferred stock.............................      (550,000)
                                                                  ----------      -----------   -----------     -----------
    BALANCE AT DECEMBER 31, 1997..............................     1,498,279      536,870,946   (51,519,429)    485,351,517
                                                                  ==========      ===========   ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Household International, Inc. and subsidiaries (the "company") is a leading provider of consumer lending products to middle-market customers in the United States, Canada and the United Kingdom, with $63.2 billion of managed receivables at December 31, 1997. The company's lending products include: home equity loans, auto finance loans, MasterCard* and Visa* and private label credit cards, tax refund anticipation loans and other unsecured loans. The company also offers credit and specialty insurance in the United States, the United Kingdom and Canada. The company also has traditional first mortgages, commercial loans and leases, periodic payment annuities, and corporate owned life insurance products, which it no longer offers.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The consolidated financial statements include the accounts of Household International, Inc. and all subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with the current year's presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     On March 10, 1998, the Board of Directors approved a three-for-one split of the company's common stock, effected in the form of a dividend, issued on June 1, 1998, to shareholders of record as of May 14, 1998. The split was subject to shareholders approval to increase authorized shares which was received on May 13, 1998. Accordingly, all common share and per common share data in these supplemental consolidated financial statements includes the effect of the company's stock split.

     Investment Securities. The company maintains investment portfolios in both its noninsurance and insurance operations. These portfolios are comprised primarily of debt securities. The company's entire investment securities portfolio was classified as available-for-sale at December 31, 1997 and 1996. Available-for-sale investments are intended to be invested for an indefinite period but may be sold in response to events reasonably expected in the foreseeable future. These investments are carried at fair value. Unrealized holding gains and losses on available-for-sale investments are recorded as adjustments to common shareholders' equity, net of income taxes. Any decline in the fair value of investments which is deemed to be other than temporary is charged against current earnings.

     Cost of investment securities sold is determined using the specific identification method. Interest income earned on the noninsurance investment portfolio is classified in the statements of income in net interest margin. Realized gains and losses from the investment portfolio and investment income from the insurance portfolio are recorded in investment income. Accrued investment income is classified with investment securities.

     Receivables. Receivables are carried at amortized cost. The company periodically sells receivables from its home equity, auto finance, MasterCard and Visa, private label and other unsecured portfolios. Because these receivables were originated with variable rates of interest or rates comparable to those currently offered by the company, carrying value approximates fair value.

     Finance income is recognized using the effective yield method. Origination fees are deferred and amortized to finance income over the estimated life of the related receivables, except to the extent they offset directly related lending costs. Annual fees are netted with direct lending costs associated with the issuance of MasterCard and Visa receivables and are deferred and amortized on a straight-line basis over one year. Net deferred lending costs (fees) related to these receivables totaled $7.8 and $(5.7) million at December 31,

---------------
* MasterCard and Visa are registered trademarks of MasterCard International, Incorporated and VISA USA, Inc., respectively.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

1997 and 1996, respectively. Premiums and discounts on purchased receivables are recognized as adjustments of the yield of the related receivables.

     Insurance reserves applicable to credit risks on consumer receivables are treated as a reduction of receivables in the balance sheets, since payments on such policies generally are used to reduce outstanding receivables.

     Provision and Credit Loss Reserves. Provision for credit losses on owned receivables is made in an amount sufficient to maintain credit loss reserves at a level considered adequate to cover probable losses of principal and interest in the existing owned portfolio. Probable losses are estimated for consumer receivables based on contractual delinquency status and historical loss experience. For commercial loans, probable losses are calculated using estimates of amounts and timing of future cash flows expected to be received on loans. In addition, general loss reserves on consumer and commercial receivables are maintained to reflect management's judgment of portfolio risk factors. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. As these estimates are influenced by factors outside the company's control, such as consumer payment patterns and economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

     The company's chargeoff policy for consumer receivables varies by product. Receivables for Household are written off, or for secured products written down to net realizable value, at the following stages of contractual delinquency: auto finance--5 months; first mortgage, home equity and MasterCard and Visa--6 months; private label--9 months; and other unsecured--9 months and no payment received in 6 months. Beneficial, in general, charges off unsecured receivables after no payment has been made in six months and secured receivables are written down to net realizable value at the time of foreclosure. Commercial receivables are written off when it becomes apparent that an account is uncollectible.

     Nonaccrual Loans. Nonaccrual loans are loans on which accrual of interest has been suspended. Interest income is suspended on all loans when principal or interest payments are more than three months contractually past due, except for MasterCard and Visa and private label credit cards and auto finance receivables. On credit card receivables, interest continues to accrue until the receivable is charged off. On auto finance receivables, accrual of interest income is discontinued when payments are more than two months contractually past due. There were no commercial loans at December 31, 1997 which were 90 days or more past due which remained on accrual status. Accrual of income on nonaccrual consumer receivables is not resumed until such receivables become less than three months contractually past due (two months for auto finance receivables). Accrual of income on nonaccrual commercial loans is not resumed until such loans become contractually current. Cash payments received on nonaccrual commercial loans are either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal.

     Receivables Sold and Serviced with Limited Recourse and Securitization Income. Certain home equity, auto finance, MasterCard and Visa, private label and other unsecured receivables have been securitized and sold to investors with limited recourse. The servicing rights to these receivables have been retained by the company. Upon sale, the receivables are removed from the balance sheet, and a gain on sale is recognized for the difference between the carrying value of the receivables and the adjusted sales proceeds. The adjusted sales proceeds are based on a present value estimate of future cash flows to be received over the lives of the receivables. Future cash flows are based on estimates of prepayments, the impact of interest rate movements on yields of receivables sold and securities issued, delinquency of receivables sold, servicing fees, operating expenses and other factors. The resulting gain is adjusted by establishing a reserve for estimated probable losses under the recourse provisions. Gains on sale, recourse provisions and servicing cash flows on receivables sold are reported in the accompanying supplemental consolidated statements of income as securitization income. Unamortized securitization assets are reviewed for impairment whenever events indicate that the carrying value may not be recovered.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Effective January 1, 1997, the company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS No. 125"), which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a derecognition approach that focuses on control of the assets and extinguishment of the liabilities. The statement was effective for securitization transactions occurring subsequent to December 31, 1996. The adoption of FAS No. 125 did not have a material impact on the company's consolidated financial statements.

     Properties and Equipment. Properties and equipment, which include leasehold improvements, are recorded at cost, net of accumulated depreciation and amortization of $740.8 and $736.1 million at December 31, 1997 and 1996, respectively. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets for financial reporting purposes. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

     Repossessed Collateral. Real estate owned is valued at the lower of cost or fair value less estimated costs to sell. These values are periodically reviewed and reduced, if appropriate. Costs of holding real estate, and related gains and losses on disposition, are credited or charged to operations as incurred.

     Vehicles acquired for nonpayment of indebtedness are recorded at the lower of the estimated fair market value or the outstanding receivable balance. Such assets are generally sold within 60 days of repossession and any difference between the sales price, net of expenses, and the carrying value is credited or charged to operations as incurred.

     Insurance. Insurance revenues on revolving credit insurance policies are recognized when billed. Insurance revenues on the remaining insurance contracts are recorded as unearned premiums and recognized into income based on the nature and term of the underlying contracts. Liabilities for credit insurance policies are based upon estimated settlement amounts for both reported and incurred but not yet reported losses. Liabilities for future benefits on annuity contracts and specialty and corporate owned life insurance products are based on actuarial assumptions as to investment yields, mortality and withdrawals.

     Acquired Intangibles and Goodwill. Acquired intangibles consist of acquired credit card relationships which are amortized on a straight-line basis over their estimated remaining lives, not to exceed 10 years.

     Goodwill represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations and is amortized over 25 years on a straight-line basis. Goodwill is reviewed for impairment whenever events indicate that the carrying amount may not be recoverable.

     Treasury Stock. The company accounts for repurchases of common stock using the cost method with common stock in treasury classified in the balance sheets as a reduction of common shareholders' equity. Treasury stock reissued is removed from the accounts at average cost.

     Interest Rate Contracts. The nature and composition of the company's assets and liabilities and off-balance sheet items expose the company to interest rate risk. The company enters into a variety of interest rate contracts for managing its interest rate exposure. Interest rate swaps are the principal vehicle used to manage interest rate risk; however, interest rate futures, options, caps and floors, and forward contracts also are utilized. The company also has entered into currency swaps to convert both principal and interest payments on debt issued from one currency to the appropriate functional currency.

     Interest rate swaps are designated, and effective, as synthetic alterations of specific assets or liabilities (or specific groups of assets or liabilities) and off-balance sheet items. The interest rate differential to be paid or received on these contracts is accrued and included in net interest margin in the statements of income. Interest rate futures, forwards, options, and caps and floors used in hedging the company's exposure to interest rate fluctuations are designated, and effective, as hedges of balance sheet items.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Correlation between all interest rate contracts and the underlying asset, liability or off-balance sheet item is direct because the company uses interest rate contracts which mirror the underlying item being hedged/ synthetically altered. If correlation between the hedged/synthetically altered item and related interest rate contract would cease to exist, the interest rate contract would be recorded at fair value and the associated unrealized gain or loss would be included in net interest margin, with any future realized and unrealized gains or losses recorded in other income.

     Interest rate contracts are recorded at amortized cost. If interest rate contracts are terminated early, the realized gains and losses are deferred and amortized over the life of the hedged/synthetically altered item as adjustments to net interest margin. These deferred gains and losses are recorded on the accompanying supplemental consolidated balance sheets as adjustments to the carrying value of the hedged items. In circumstances where the underlying assets or liabilities are sold, any remaining carrying value adjustments or cumulative change in value on any open positions are recognized immediately as a component of the gain or loss upon disposition. Any remaining interest rate contracts previously designated to the sold hedged/ synthetically altered item are recorded at fair value with realized and unrealized gains and losses included in other income.

     Foreign Currency Translation. Foreign subsidiary assets and liabilities are located in the United Kingdom and Canada. The functional currency for each subsidiary is its local currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. Resulting translation adjustments are accumulated as a separate component of common shareholders' equity.

     The company enters into forward exchange contracts to hedge its investment in foreign subsidiaries. After-tax gains and losses on contracts to hedge foreign currency fluctuations are included in the foreign currency translation adjustment in common shareholders' equity. Effects of foreign currency translation in the statements of cash flows are offset against the cumulative foreign currency adjustment, except for the impact on cash. Foreign currency transaction gains and losses are included in income as they occur.

     Stock-Based Compensation. The company accounts for stock option and stock purchase plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, no compensation expense is recognized for stock options issued.

     Income Taxes. Federal income taxes are accounted for utilizing the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The company and its subsidiaries file a consolidated federal income tax return. Beneficial Corporation will be included in Household International's consolidated federal and state income tax returns for periods subsequent to the merger. Investment tax credits generated by leveraged leases are accounted for using the deferral method.

2. HOUSEHOLD INTERNATIONAL MERGER WITH BENEFICIAL CORPORATION

     On June 30, 1998, Household International ("Household") completed its merger with Beneficial Corporation ("Beneficial"), a consumer finance holding company headquartered in Wilmington, Delaware. Beneficial's total assets were $16.1 billion and common shareholders' equity was $2.0 billion on the date of the merger, excluding the impact of the merger and integration related costs. Each outstanding share of Beneficial common stock was converted into 3.0666 shares of Household's common stock, resulting in the issuance of approximately
168.4 million common shares to the former Beneficial shareholders. Each share of Beneficial $5.50 Convertible Preferred Stock was converted into the number of shares of Household common stock the holder would have been entitled to receive in the merger had the holder converted his or her shares of Beneficial $5.50 Convertible Preferred Stock into shares of Beneficial common stock immediately prior to the

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES merger. Additionally, each other share of preferred stock of Beneficial outstanding immediately prior to the merger was converted into one share of a newly-created series of preferred stock of Household with terms substantially similar to those of existing Beneficial preferred stock. The merger has been accounted for as a pooling of interests and therefore, these consolidated financial statements include the results of operations, financial position, and changes in cash flows of Beneficial for all periods presented.

    The separate results of operations for Household and Beneficial were as follows:

                                                       YEAR ENDED DECEMBER 31
                                                   ------------------------------
                                                     1997       1996       1995
                                                   --------   --------   --------
                                                           (IN MILLIONS)
Net interest margin and other revenues(1)
  Household......................................  $3,780.6   $3,294.9   $3,096.4
  Beneficial.....................................   1,999.7    1,844.8    1,480.2
                                                   --------   --------   --------
       Total.....................................  $5,780.3   $5,139.7   $4,576.6
                                                   ========   ========   ========
Net Income
  Household......................................  $  686.6   $  538.6   $  453.2
  Beneficial.....................................     253.7      281.0      150.5
                                                   --------   --------   --------
       Total.....................................  $  940.3   $  819.6   $  603.7
                                                   ========   ========   ========

---------------
(1) Policyholders' benefits have been netted against other revenues.

    In connection with the merger, the company incurred pre-tax merger and integration related costs of approximately $1 billion ($751 million after-tax) in the quarter ended June 30, 1998. These costs included approximately $305 million in lease exit costs, $50 million in fixed asset write-offs related to closed facilities, $255 million in severance and change in control payments, $230 million in asset writedowns to reflect modified business plans, $75 million in investment banking fees, $25 million in legal and other expenses, and $60 million in prepayment premiums related to debt.

3. OTHER BUSINESS COMBINATIONS AND DIVESTITURES

    On April 28, 1998, the sale of Beneficial's German operations was completed. An after-tax loss of $27.8 million was recorded in the fourth quarter of 1997. This loss was recorded after consideration of a $31.0 million tax benefit, primarily generated by the expected utilization of capital losses to cover the expected loss associated with disposing of the German operations. No additional losses were realized in 1998 as a result of the sale.

    On March 2, 1998, the sale of Beneficial's Canadian operations was completed. An after-tax gain of $118.5 million was recorded upon consummation of the transaction.

    On June 23, 1997, Household International and a wholly-owned subsidiary of Household Finance Corporation (a wholly-owned subsidiary of Household International) acquired the capital stock of Transamerica Financial Services Holding Company ("TFS"), the branch-based consumer finance subsidiary of Transamerica Corporation ("TA"). The company paid $1.1 billion for the stock of TFS and repaid approximately $2.8 billion of TFS debt owed to affiliates of TA. The acquisition added approximately $3.2 billion of receivables, of which approximately $3.1 billion were home equity loans secured primarily by home mortgages. The acquisition of TFS was accounted for as a purchase, and accordingly, earnings from TFS' operations have been included in the company's results of operations from June 24, 1997. The acquisition of TFS was not material to the company's consolidated financial statements.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     In June 1997, the company completed a public underwritten offering of 27.3 million shares of its common stock for approximately $1.0 billion. Net proceeds from the offering were used to repay certain short-term borrowings in connection with the acquisition of TFS.

     On October 21, 1997, Household International and a wholly-owned subsidiary acquired the capital stock of ACC Consumer Finance Corporation ("ACC"), a non-prime auto finance company, for approximately 4.2 million shares of common stock and cash. The acquisition of ACC was accounted for as a purchase, and accordingly, earnings from ACC's operations have been included in the company's results of operations from October 22, 1997. The acquisition of ACC was not material to the company's consolidated financial statements.

     In December 1997, Beneficial acquired Endeavour Personal Finance Ltd., ("Endeavour") a consumer lending business in the United Kingdom for cash. The acquisition of Endeavour was accounted for as a purchase, and accordingly earnings from Endeavour's operations have been included in the company's results of operations from the acquisition date. The acquisition of Endeavour was not material to the company's consolidated financial statements.

4. INVESTMENT SECURITIES

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                                1997           1996
                                                              --------       --------
                                                                   (IN MILLIONS)
AVAILABLE-FOR-SALE INVESTMENTS
Marketable equity securities................................  $  132.5       $  213.7
Corporate debt securities...................................   1,600.5        1,394.9
U.S. government and federal agency debt securities..........     380.5          425.1
Other.......................................................     746.5          768.4
                                                              --------       --------
Subtotal....................................................   2,860.0        2,802.1
Accrued investment income...................................      38.6           40.9
                                                              --------       --------
     Total investment securities............................  $2,898.6       $2,843.0
                                                              ========       ========

     Proceeds from the sale of available-for-sale investments totaled approximately $1.7, $4.1 and $3.2 billion in 1997, 1996 and 1995, respectively. Gross gains of $27.4, $50.5 and $22.4 million and gross losses of $3.3, $5.9 and $5.3 million in 1997, 1996 and 1995, respectively, were realized on those sales.

     The gross unrealized gains (losses) of investment securities were as follows:

                                                                        AT DECEMBER 31
                              --------------------------------------------------------------------------------------------------
                                                   1997                                               1996
                              -----------------------------------------------    -----------------------------------------------
                                            GROSS        GROSS                                 GROSS        GROSS
                              AMORTIZED   UNREALIZED   UNREALIZED      FAIR      AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                COST        GAINS        LOSSES       VALUE        COST        GAINS        LOSSES       VALUE
                              ---------   ----------   ----------    --------    ---------   ----------   ----------    --------
                                                                        (IN MILLIONS)
AVAILABLE-FOR-SALE
  INVESTMENTS
Marketable equity
  securities................  $  129.0      $ 3.7        $  (.2)     $  132.5    $  213.3      $ 1.9        $ (1.5)     $  213.7
Corporate debt securities...   1,581.8       36.9         (18.2)      1,600.5     1,403.9       22.3         (31.3)      1,394.9
U.S. government and federal
  agency debt securities....     390.3        3.3         (13.1)        380.5       433.0        2.9         (10.8)        425.1
Other.......................     745.8         .8           (.1)        746.5       767.9         .6           (.1)        768.4
                              --------      -----        ------      --------    --------      -----        ------      --------
      Total
         available-for-sale
         investments........  $2,846.9      $44.7        $(31.6)     $2,860.0    $2,818.1      $27.7        $(43.7)     $2,802.1
                              ========      =====        ======      ========    ========      =====        ======      ========

     See Note 13, "Fair Value of Financial Instruments," for further discussion of the relationship between the fair value of the company's assets, liabilities and off-balance sheet financial instruments.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Contractual maturities of and yields on investments in debt securities were as follows:

                                                                  AT DECEMBER 31, 1997
                                            ----------------------------------------------------------------
                                                                                U.S. GOVERNMENT AND FEDERAL
                                               CORPORATE DEBT SECURITIES          AGENCY DEBT SECURITIES
                                            -------------------------------    -----------------------------
                                            AMORTIZED      FAIR                AMORTIZED     FAIR
                                              COST        VALUE      YIELD*      COST       VALUE     YIELD*
                                            ---------    --------    ------    ---------    ------    ------
                                                      (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Due within 1 year.........................  $  178.9     $  178.6     6.23%     $ 30.7      $ 30.7     5.50%
After 1 but within 5 years................     187.1        189.4     6.88        79.5        81.1     6.63
After 5 but within 10 years...............     433.1        439.5     6.82       145.8       146.0     6.64
After 10 years............................     782.7        793.0     7.64       134.3       122.7     6.49
                                            --------     --------     ----      ------      ------     ----
     Total................................  $1,581.8     $1,600.5     7.17%     $390.3      $380.5     6.48%
                                            ========     ========     ====      ======      ======     ====

---------------
* Computed by dividing annualized interest by the amortized cost of the respective investment securities.

5. RECEIVABLES

                                                                  AT DECEMBER 31
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                                  (IN MILLIONS)
First mortgage..............................................  $   396.6    $   725.6
Home equity.................................................   13,786.2      9,535.2
Auto finance(1).............................................      487.5           --
MasterCard/Visa.............................................    6,874.7      9,378.5
Private label...............................................    9,356.9      9,735.5
Other unsecured.............................................    6,823.1      8,035.4
Commercial..................................................      957.0      1,037.3
                                                              ---------    ---------
     Total owned receivables................................   38,682.0     38,447.5
Accrued finance charges.....................................      536.7        553.3
Credit loss reserve for owned receivables...................   (1,642.1)    (1,398.4)
Unearned credit insurance premiums and claims reserves......     (452.3)      (381.8)
Amounts due and deferred from receivables sales.............    2,094.2      1,678.1
Reserve for receivables serviced with limited recourse......     (880.9)      (710.6)
                                                              ---------    ---------
     Total owned receivables, net...........................   38,337.6     38,188.1
Receivables serviced with limited recourse..................   24,478.5     20,851.2
                                                              ---------    ---------
     Total managed receivables, net.........................  $62,816.1    $59,039.3
                                                              =========    =========

---------------
(1) Prior to the fourth quarter of 1997, auto finance receivables were not significant and were included in other unsecured receivables.

     At December 31, 1997 net receivables relating to Beneficial's disposed Canadian and German operations were $775.1 million and $271.6 million, respectively.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Foreign receivables included in owned receivables were as follows:

                                                               AT DECEMBER 31
                                         -----------------------------------------------------------
                                           UNITED KINGDOM            CANADA              GERMANY
                                         -------------------   -------------------   ---------------
                                           1997       1996       1997       1996      1997     1996
                                         --------   --------   --------   --------   ------   ------
                                                                (IN MILLIONS)
First mortgage.........................  $    3.1   $    3.7   $    7.8   $   22.1
Home equity............................     784.0      473.8      632.8      625.2   $ 20.9   $145.2
MasterCard/Visa........................   1,350.8    1,101.2         --         --       .5       --
Private label..........................     975.4      857.1      790.2      773.6    134.3    112.2
Other unsecured........................   1,133.2      969.2      617.9      568.6     53.3    131.7
Commercial.............................        --         --       18.7       43.2     74.4       --
                                         --------   --------   --------   --------   ------   ------
     Total.............................  $4,246.5   $3,405.0   $2,067.4   $2,032.7   $283.4   $389.1
                                         ========   ========   ========   ========   ======   ======

     Foreign managed receivables represented 12 and 11 percent of total managed receivables at December 31, 1997 and 1996, respectively.

     The company has securitized certain receivables which it services with limited recourse. Securitizations of receivables, including replenishments of certificateholder interests, were as follows:

                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   ---------
                                                                        (IN MILLIONS)
Home equity.................................................  $ 1,920.4   $ 3,675.2   $ 2,239.0
MasterCard/Visa.............................................   23,439.6    22,828.3    20,181.2
Private label...............................................    2,270.2       697.4       644.0
Other unsecured.............................................    2,912.2     2,851.2     1,535.3
                                                              ---------   ---------   ---------
     Total..................................................  $30,542.4   $30,052.1   $24,599.5
                                                              =========   =========   =========

     The outstanding balance of receivables serviced with limited recourse consisted of the following:

                                                                 AT DECEMBER 31
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
                                                                  (IN MILLIONS)
Home equity.................................................  $ 6,038.6   $ 6,662.3
Auto finance(1).............................................      395.9          --
MasterCard/Visa.............................................   12,337.0    10,149.7
Private label...............................................    1,025.0       517.0
Other unsecured.............................................    4,682.0     3,522.2
                                                              ---------   ---------
     Total..................................................  $24,478.5   $20,851.2
                                                              =========   =========

---------------
(1) Auto finance receivables were previously securitized by ACC before its acquisition in October 1997.

     At December 31, 1997, the expected weighted average remaining life of these securitization transactions was 2.3 years.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     The combination of receivables owned and receivables serviced with limited recourse, which the company considers its managed portfolio, is shown below:

                                                                 AT DECEMBER 31
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
                                                                  (IN MILLIONS)
First mortgage..............................................  $   396.6   $   725.6
Home equity.................................................   19,824.8    16,197.5
Auto finance(1).............................................      883.4          --
MasterCard/Visa.............................................   19,211.7    19,528.2
Private label...............................................   10,381.9    10,252.5
Other unsecured.............................................   11,505.1    11,557.6
Commercial..................................................      957.0     1,037.3
                                                              ---------   ---------
Managed receivables.........................................  $63,160.5   $59,298.7
                                                              =========   =========

---------------
(1) Prior to the fourth quarter of 1997, auto finance receivables were not significant and were included in other unsecured receivables.

     At December 31, 1997 and 1996, the amounts due and deferred from receivables sales of $2,094.2 and $1,678.1 million, respectively, included unamortized securitization assets and funds established pursuant to the recourse provisions for certain sales totaling $1,819.0 and $1,304.9 million, respectively. The amounts due and deferred also included customer payments not yet remitted by the securitization trustee to the company of $226.1 and $174.8 million at December 31, 1997 and 1996, respectively. The company made guarantees relating to certain securitizations of $90.2 million plus unpaid interest at December 31, 1996. The company made no such guarantees at December 31, 1997. The company has subordinated interests in certain transactions, which were recorded as receivables, of $1,098.1 and $485.0 million at December 31, 1997 and 1996, respectively. The company has agreements with a "AAA"-rated third party who will indemnify the company for up to $21.2 million in losses related to certain securitization transactions. The company maintains credit loss reserves pursuant to the recourse provisions for receivables serviced with limited recourse which are based on estimated probable losses under such provisions. These reserves totaled $880.9 and $710.6 million at December 31, 1997 and 1996, respectively, and represent the company's best estimate of probable losses on receivables serviced with limited recourse.

     The providers of the credit enhancements have no recourse to the company. The company maintains facilities with third parties which provide for the securitization of receivables on a revolving basis totaling $6.6 billion through the issuance of commercial paper. These facilities were fully utilized at December 31, 1997. The amount available under these facilities will vary based on the timing and volume of public securitization transactions.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Contractual maturities of owned receivables were as follows:

                                                      AT DECEMBER 31, 1997
                         ------------------------------------------------------------------------------
                           1998        1999       2000       2001       2002     THEREAFTER     TOTAL
                         ---------   --------   --------   --------   --------   ----------   ---------
                                                         (IN MILLIONS)
First mortgage.........  $    17.6   $    3.3   $    1.0   $    1.5   $    1.7   $   371.5    $   396.6
Home equity............    3,359.4    2,222.6    1,786.3    1,551.8    1,347.4     3,518.7     13,786.2
Auto finance...........       79.8       94.2      106.5      110.0       84.1        12.9        487.5
MasterCard/Visa........    1,108.7      680.8      550.3      478.2      408.7     3,648.0      6,874.7
Private label..........    3,522.1    1,044.2      703.8      506.7      454.9     3,125.2      9,356.9
Other unsecured........    2,691.5    1,674.1      995.2      438.6      328.9       694.8      6,823.1
Commercial.............      221.3      101.7       55.4       68.1       44.7       465.8        957.0
                         ---------   --------   --------   --------   --------   ---------    ---------
     Total.............  $11,000.4   $5,820.9   $4,198.5   $3,154.9   $2,670.4   $11,836.9    $38,682.0
                         =========   ========   ========   ========   ========   =========    =========

     A substantial portion of consumer receivables, based on the company's experience, will be renewed or repaid prior to contractual maturity. The above maturity schedule should not be regarded as a forecast of future cash collections. The ratio of annual cash collections of principal to average principal balances, excluding MasterCard and Visa receivables, approximated 57 and 50 percent in 1997 and 1996, respectively.

     The following table summarizes contractual maturities of owned receivables due after one year by repricing characteristic:

                                                               AT DECEMBER 31, 1997
                                                              ----------------------
                                                                OVER 1
                                                              BUT WITHIN     OVER
                                                               5 YEARS      5 YEARS
                                                              ----------   ---------
                                                                  (IN MILLIONS)
Receivables at predetermined interest rates.................  $ 9,119.4    $ 5,190.1
Receivables at floating or adjustable rates.................    8,522.0      5,385.6
                                                              ---------    ---------
     Total..................................................  $17,641.4    $10,575.7
                                                              =========    =========

     Nonaccrual owned consumer receivables totaled $907.8 and $688.8 million at December 31, 1997 and 1996, respectively, including $189.1 and $177.4 million, respectively, relating to foreign operations. Interest income that would have been recorded in 1997 and 1996 if such nonaccrual receivables had been current and in accordance with contractual terms was approximately $132.4 and $98.4 million, respectively, including $32.4 and $30.6 million, respectively, relating to foreign operations. Interest income that was included in net income for 1997 and 1996, prior to these loans being placed on nonaccrual status, was approximately $73.3 and $52.4 million, respectively, including $15.3 and $14.0 million, respectively, relating to foreign operations.

     For an analysis of reserves for credit losses, see our Analysis of Credit Loss Reserves Activity on an owned and managed basis.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

6. DEPOSITS

                                                                        AT DECEMBER 31
                                                         ---------------------------------------------
                                                                 1997                    1996
                                                         ---------------------   ---------------------
                                                                     WEIGHTED                WEIGHTED
                                                                      AVERAGE                 AVERAGE
                                                          AMOUNT       RATE       AMOUNT       RATE
                                                         ---------   ---------   ---------   ---------
                                                          (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
DOMESTIC
Time certificates......................................  $  936.7       6.9%     $1,382.7       6.8%
Savings accounts.......................................     181.6       4.5         212.8       4.4
Demand accounts........................................      82.6        --         136.3        --
                                                         --------       ---      --------       ---
     Total domestic deposits...........................   1,200.9       6.0       1,731.8       6.0
                                                         --------       ---      --------       ---
FOREIGN
Time certificates......................................     564.3       6.4         727.4       5.9
Savings accounts.......................................     474.1       6.5         428.3       5.9
Demand accounts........................................     104.9       5.7         112.6       5.4
                                                         --------       ---      --------       ---
     Total foreign deposits............................   1,143.3       6.4       1,268.3       5.9
                                                         --------       ---      --------       ---
     Total deposits....................................  $2,344.2       6.2%     $3,000.1       5.9%
                                                         ========       ===      ========       ===

     Average deposits and related weighted average interest rates for 1997, 1996 and 1995 were as follows:

                                                               AT DECEMBER 31
                                       ---------------------------------------------------------------
                                              1997                  1996                  1995
                                       -------------------   -------------------   -------------------
                                                  WEIGHTED              WEIGHTED              WEIGHTED
                                       AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE
                                       DEPOSITS     RATE     DEPOSITS     RATE     DEPOSITS     RATE
                                       --------   --------   --------   --------   --------   --------
                                                 (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
DOMESTIC
Time certificates....................  $1,167.1     6.8%     $1,997.2     6.6%     $3,107.2     6.2%
Savings and demand accounts..........     617.3     1.4       1,305.5     2.3       2,805.7     3.0
                                       --------     ---      --------     ---      --------     ---
     Total domestic deposits.........   1,784.4     4.9       3,302.7     4.9       5,912.9     4.6
                                       --------     ---      --------     ---      --------     ---
FOREIGN
Time certificates....................     609.0     6.0         719.1     6.1       1,392.8     7.2
Savings and demand accounts..........     582.7     5.6         498.2     5.0         353.8     5.9
                                       --------     ---      --------     ---      --------     ---
     Total foreign deposits..........   1,191.7     5.8       1,217.3     5.7       1,746.6     6.9
                                       --------     ---      --------     ---      --------     ---
     Total deposits..................  $2,976.1     5.3%     $4,520.0     5.2%     $7,659.5     5.1%
                                       ========     ===      ========     ===      ========     ===

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Interest expense on deposits was $155.3, $235.2 and $404.5 million for 1997, 1996 and 1995, respectively. Interest expense on domestic deposits was $90.4, $167.1 and $275.3 million for 1997, 1996 and 1995, respectively.
Maturities of time certificates in amounts of $100,000 or more were:

                                                         AT DECEMBER 31, 1997
                                                  -----------------------------------
                                                  DOMESTIC       FOREIGN       TOTAL
                                                  --------       -------       ------
                                                        (ALL DOLLAR AMOUNTS ARE
                                                          STATED IN MILLIONS)
3 months or less................................   $13.0         $ 36.7        $ 49.7
Over 3 months through 6 months..................     4.3            2.0           6.3
Over 6 months through 12 months.................     4.8            5.6          10.4
Over 12 months..................................     9.1          244.7         253.8
                                                   -----         ------        ------
     Total......................................   $31.2         $289.0        $320.2
                                                   =====         ======        ======

     Contractual maturities of time certificates within each interest rate range were as follows:

                                                           AT DECEMBER 31, 1997
                                     ----------------------------------------------------------------
                                      1998     1999     2000     2001    2002   THEREAFTER    TOTAL
                                     ------   ------   ------   ------   ----   ----------   --------
                                               (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
INTEREST RATE
      < 4.00%......................  $111.4   $   .9       --       --     --        --      $  112.3
4.00% - 5.99%......................   158.2     73.6   $  7.7   $ 12.0   $5.3     $  .6         257.4
6.00% - 7.99%......................   141.9    281.5    256.7    303.9    2.3      78.3       1,064.6
8.00% - 9.99%......................     4.4      7.4     54.5       --     --        .4          66.7
                                     ------   ------   ------   ------   ----     -----      --------
     Total.........................  $415.9   $363.4   $318.9   $315.9   $7.6     $79.3      $1,501.0
                                     ======   ======   ======   ======   ====     =====      ========

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

7. COMMERCIAL PAPER, BANK AND OTHER BORROWINGS

                                                                        AT DECEMBER 31
                                                          -------------------------------------------
                                                                            BANK AND
                                                          COMMERCIAL         OTHER
                                                            PAPER*         BORROWINGS         TOTAL
                                                          ----------       ----------       ---------
                                                          (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
1997
Balance.................................................   $9,064.7         $1,601.4        $10,666.1
Highest aggregate month-end balance.....................                                     11,654.6
Average borrowings......................................    8,992.5          1,419.5         10,412.0
Weighted average interest rate:
  At year end...........................................        5.7%             7.5%             6.0%
  Paid during year......................................        5.6              6.5              5.7
                                                           --------         --------        ---------
1996
Balance.................................................   $9,114.1         $1,483.3        $10,597.4
Highest aggregate month-end balance.....................                                     12,027.4
Average borrowings......................................    8,743.7          1,584.1         10,327.8
Weighted average interest rate:
  At year end...........................................        5.4%             7.1%             5.6%
  Paid during year......................................        5.4              7.0              5.7
                                                           --------         --------        ---------
1995
Balance.................................................   $8,104.7         $2,578.6        $10,683.3
Highest aggregate month-end balance.....................                                     10,863.6
Average borrowings......................................    7,462.0          2,020.5          9,482.5
Weighted average interest rate:
  At year end...........................................        5.8%             6.9%             6.1%
  Paid during year......................................        6.1              7.4              6.4
                                                           --------         --------        ---------

---------------
* Included in outstanding balances at year-end 1997, 1996 and 1995 were commercial paper obligations of foreign subsidiaries of $958.4, $881.4 and $715.8 million, respectively.

     Interest expense for commercial paper, bank and other borrowings totaled $592.4, $584.4 and $603.4 million for 1997, 1996 and 1995, respectively.

     The company maintains various bank credit agreements primarily to support commercial paper borrowings. At December 31, 1997 and 1996, the company had committed back-up lines of $12.7 and $11.7 billion, respectively, including a $3 billion syndicated revolving credit agreement, of which $11.8 and $10.4 billion, respectively, were unused. Formal credit lines are reviewed annually, and expire at various dates from 1998 to 2004. Borrowings under these lines generally are available at a surcharge over LIBOR. Annual commitment fee requirements to support availability of these lines at December 31, 1997 totaled $10.1 million.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

8. SENIOR AND SENIOR SUBORDINATED DEBT (WITH ORIGINAL MATURITIES OVER ONE YEAR)

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                              (ALL DOLLAR AMOUNTS ARE
                                                                STATED IN MILLIONS)
SENIOR DEBT
3.50% to 6.49%; due 1998 to 2009............................  $ 2,529.0    $ 3,101.8
6.50% to 6.99%; due 1998 to 2013............................    3,421.1      2,441.7
7.00% to 7.49%; due 1998 to 2023............................    1,782.6      1,597.0
7.50% to 7.99%; due 1998 to 2012............................    1,612.7      1,817.9
8.00% to 8.99%; due 1998 to 2005............................    1,962.4      2,008.5
9.00% and greater; due 1998 to 2013.........................    1,353.2      1,765.8
Variable interest rate debt; 3.85% to 9.00%; due 1998 to
  2034......................................................   10,372.4      9,850.5
SENIOR SUBORDINATED DEBT
9.00% to 9.63%; due 2000 to 2001............................      685.0        685.0
10.25%; due 2003............................................       20.0         75.0
PREFERRED STOCK OF SUBSIDIARY
Household Finance Corporation 7.25% term cumulative
  preferred Series 1992-A...................................         --        100.0
Unamortized discount........................................       (2.2)       (10.1)
                                                              ---------    ---------
     Total senior and senior subordinated debt..............  $23,736.2    $23,433.1
                                                              =========    =========

     Weighted average coupon interest rates were 6.8 and 6.6 percent at December 31, 1997 and 1996, respectively. Interest expense for senior and senior subordinated debt was $1,610.7, $1,513.8 and $1,365.4 million for 1997, 1996 and 1995, respectively. The only financial covenants contained in the terms of the company's debt agreements are the maintenance of a minimum shareholders' equity of $2.0 billion for Household International, Inc., the maintenance of a minimum shareholder's equity of $1.5 billion for Household Finance Corporation ("HFC"), a wholly-owned subsidiary of the company, and a $1 billion net worth test for an HFC subsidiary.

     Maturities of senior and senior subordinated debt were:

                                                             AT DECEMBER 31,
                                                                  1997
                                                             ---------------
                                                              (IN MILLIONS)
1998........................................................    $ 4,627.5
1999........................................................      5,042.3
2000........................................................      3,049.4
2001........................................................      3,092.7
2002........................................................      2,454.7
Thereafter..................................................      5,469.6
                                                                ---------
     Total..................................................    $23,736.2
                                                                =========

     On August 15, 1997, the company redeemed at par of $100 million, plus accrued and unpaid dividends, all outstanding shares of the 7.25 percent term cumulative preferred Series 1992-A of Household Finance Corporation.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

9. DERIVATIVE FINANCIAL INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business and in connection with its asset/liability management program, the company enters into various transactions involving derivative and other off-balance sheet financial instruments. These instruments primarily are used to manage the company's exposure to fluctuations in interest rates and foreign exchange rates. The company does not serve as a financial intermediary to make markets in any derivative financial instruments. For further information on the company's strategies for managing interest rate and foreign exchange rate risk, see the Risk Management section within the Management's Discussion and Analysis of Financial Condition and Results of Operations.

     The financial instruments used by the company include interest rate contracts and foreign exchange rate contracts and have varying degrees of credit risk and/or market risk.

     Credit Risk. Credit risk is the possibility that a loss may occur because the counterparty to a transaction fails to perform according to the terms of the contract. The company's exposure to credit loss related to interest rate swaps, cap and floor transactions, forward and futures contracts and options is the amount of uncollected interest or premium related to these instruments. These interest rate related instruments are generally expressed in terms of notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties. The company controls the credit risk of its off-balance sheet financial instruments through established credit approvals, risk control limits and ongoing monitoring procedures. The company has never experienced nonperformance by any derivative instrument counterparty.

     Market Risk. Market risk is the possibility that a change in interest rates or foreign exchange rates will cause a financial instrument to decrease in value or become more costly to settle. The company mitigates this risk by establishing limits for positions and other controls.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Interest Rate and Foreign Exchange Contracts The following table summarizes the activity in interest rate and foreign exchange contracts for 1997, 1996 and 1995:

                                               EXCHANGE TRADED                              NON-EXCHANGE TRADED
                                 -------------------------------------------   ---------------------------------------------
                                     INTEREST RATE                                                       FOREIGN EXCHANGE
                                   FUTURES CONTRACTS           OPTIONS                                    RATE CONTRACTS
                                 ---------------------   -------------------    INTEREST    CURRENCY   ---------------------
                                 PURCHASED     SOLD      PURCHASED   WRITTEN   RATE SWAPS    SWAPS     PURCHASED     SOLD
                                 ---------   ---------   ---------   -------   ----------   --------   ---------   ---------
                                                                        (IN MILLIONS)
HEDGING/SYNTHETIC
 ALTERATION INSTRUMENTS
1995
Notional amount, 1994..........        --    $   (96.0)        --        --    $19,605.6    $1,158.8   $  530.6    $(1,319.5)
New contracts..................  $2,003.0     (2,100.0)   $ 300.0    $(300.0)    3,312.5      152.6     5,029.5     (5,426.7)
Matured or expired contracts...        --        293.0         --        --     (7,069.3)    (231.0)   (1,245.3)     1,510.8
Terminated contracts...........        --           --         --        --     (4,983.7)        --      (545.0)       553.1
In-substance
 maturities(1).................  (1,653.0)     1,653.0     (300.0)    300.0           --         --    (3,345.3)     3,477.1
                                 ---------   ---------    -------    -------   ---------    --------   ---------   ---------
NOTIONAL AMOUNT, 1995..........  $  350.0    $  (250.0)        --        --    $10,865.1    $1,080.4   $  424.5    $(1,205.2)
                                 =========   =========    =======    =======   =========    ========   =========   =========
Fair value, 1995(2)............  $     .1           --         --        --    $   124.7    $  63.5    $    4.2    $     1.7
                                 ---------   ---------    -------    -------   ---------    --------   ---------   ---------
1996
Notional amount, 1995..........  $  350.0    $  (250.0)        --        --    $10,865.1    $1,080.4   $  424.5    $(1,205.2)
New contracts..................   6,611.9     (4,202.9)   $ 440.0    $(440.0)    5,379.8    1,494.5     5,723.6     (6,150.0)
Matured or expired contracts...  (1,471.0)       300.0         --        --     (3,779.8)    (117.0)     (894.1)     1,319.1
Terminated contracts...........        --           --         --        --     (1,690.5)        --      (391.6)       391.6
In-substance
 maturities(1).................  (4,152.9)     4,152.9     (440.0)    440.0           --         --    (4,692.7)     4,692.7
                                 ---------   ---------    -------    -------   ---------    --------   ---------   ---------
NOTIONAL AMOUNT, 1996..........  $1,338.0           --         --        --    $10,774.6    $2,457.9   $  169.7    $  (951.8)
                                 =========   =========    =======    =======   =========    ========   =========   =========
Fair value, 1996(2)............        --           --         --        --    $    50.5    $(156.1)   $    (.1)   $   (57.0)
                                 ---------   ---------    -------    -------   ---------    --------   ---------   ---------
1997
Notional amount, 1996..........  $1,338.0           --         --        --    $10,774.6    $2,457.9   $  169.7    $  (951.8)
New contracts..................   8,584.0    $(7,350.0)        --        --      3,854.0      988.5     4,256.6     (4,548.5)
Matured or expired contracts...  (2,020.0)       120.0         --        --     (3,168.3)    (397.3)     (652.6)       843.4
Terminated contracts...........        --           --         --        --     (1,175.9)    (205.4)      (95.6)        95.6
In-substance
 maturities(1).................  (7,030.0)     7,030.0         --        --           --         --    (3,242.2)     3,242.2
                                 ---------   ---------    -------    -------   ---------    --------   ---------   ---------
NOTIONAL AMOUNT, 1997..........  $  872.0    $  (200.0)        --        --    $10,284.4    $2,843.7   $  435.9    $(1,319.1)
                                 =========   =========    =======    =======   =========    ========   =========   =========
Fair value, 1997(2)............  $     --    $      --         --        --    $   152.4    $(126.0)   $    4.5    $    (6.4)
                                 ---------   ---------    -------    -------   ---------    --------   ---------   ---------

                                         NON-EXCHANGE TRADED
                                 -----------------------------------
                                     INTEREST RATE
                                   FORWARD CONTRACTS     OTHER RISK
                                 ---------------------   MANAGEMENT
                                 PURCHASED     SOLD      INSTRUMENTS
                                 ---------   ---------   -----------
                                            (IN MILLIONS)
HEDGING/SYNTHETIC
 ALTERATION INSTRUMENTS
1995
Notional amount, 1994..........  $  936.1    $  (140.8)   $  613.9
New contracts..................   1,887.2       (173.7)      180.4
Matured or expired contracts...  (1,840.4)       167.9      (351.4)
Terminated contracts...........    (255.9)        53.5          --
In-substance
 maturities(1).................        --           --          --
                                 ---------   ---------    --------
NOTIONAL AMOUNT, 1995..........  $  727.0    $   (93.1)   $  442.9
                                 =========   =========    ========
Fair value, 1995(2)............  $   (1.0)          --    $    2.2
                                 ---------   ---------    --------
1996
Notional amount, 1995..........  $  727.0    $   (93.1)   $  442.9
New contracts..................   3,641.8     (1,036.0)    2,242.2
Matured or expired contracts...  (2,636.9)       859.9        (8.9)
Terminated contracts...........        --           --          --
In-substance
 maturities(1).................        --           --          --
                                 ---------   ---------    --------
NOTIONAL AMOUNT, 1996..........  $1,731.9    $  (269.2)   $2,676.2
                                 =========   =========    ========
Fair value, 1996(2)............  $   (1.2)   $      .2    $   24.6
                                 ---------   ---------    --------
1997
Notional amount, 1996..........  $1,731.9    $  (269.2)   $2,676.2
New contracts..................   6,055.8     (1,326.3)      372.4
Matured or expired contracts...  (4,477.7)     1,489.5      (495.9)
Terminated contracts...........        --           --       (85.3)
In-substance
 maturities(1).................        --           --          --
                                 ---------   ---------    --------
NOTIONAL AMOUNT, 1997..........  $3,310.0    $  (106.0)   $2,467.4
                                 =========   =========    ========
Fair value, 1997(2)............  $    1.7    $      --    $   11.3
                                 ---------   ---------    --------

---------------
(1) Represent contracts terminated as the market execution technique of closing the transaction either (a) just prior to maturity to avoid delivery of the underlying instrument, or (b) at the maturity of the underlying items being hedged.

(2) (Bracketed) unbracketed amounts represent amounts to be (paid) received by the company had these positions been closed out at the respective balance sheet date. Bracketed amounts do not necessarily represent risk of loss for hedging instruments, as the fair value of the hedging instrument and the items being hedged must be evaluated together. See Note 13, "Fair Value of Financial Instruments" for further discussion of the relationship between the fair value of the company's assets, liabilities and off-balance sheet financial instruments.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     The company operates in three functional currencies, the US dollar, the British pound and the Canadian dollar. Of the above instruments the US dollar is the functional currency for exchange traded interest rate futures and options. The remaining instruments are restated in US dollars by country as follows:

                                                     FOREIGN EXCHANGE      INTEREST RATE FORWARD
                            INTEREST                 FORWARD CONTRACTS           CONTRACTS         OTHER RISK
                              RATE      CURRENCY   ---------------------   ---------------------   MANAGEMENT
                              SWAPS      SWAPS     PURCHASED     SOLD      PURCHASED      SOLD     INSTRUMENTS
                            ---------   --------   ---------   ---------   ----------   --------   -----------
                                                              (IN MILLIONS)
1995
United States.............  $ 9,516.6   $  207.7    $424.5     $(1,203.2)         --         --     $  100.0
Canada....................      415.6      295.1        --          (2.0)   $  606.8         --         38.1
United Kingdom............      932.9      577.6        --            --       120.2    $ (93.1)       304.8
                            ---------   --------    ------     ---------    --------    -------     --------
                            $10,865.1   $1,080.4    $424.5     $(1,205.2)   $  727.0    $ (93.1)    $  442.9
                            =========   ========    ======     =========    ========    =======     ========
1996
United States.............  $ 9,519.5   $1,128.5    $169.7     $  (951.8)         --         --     $1,350.0
Canada....................      518.1      450.1        --            --    $  472.1    $(252.2)       135.0
United Kingdom............      737.0      879.3        --            --     1,259.8      (17.0)     1,191.2
                            ---------   --------    ------     ---------    --------    -------     --------
                            $10,774.6   $2,457.9    $169.7     $  (951.8)   $1,731.9    $(269.2)    $2,676.2
                            =========   ========    ======     =========    ========    =======     ========
1997
United States.............  $ 8,883.5   $1,762.1    $435.9     $(1,319.1)         --         --     $1,350.0
Canada....................      361.6      427.3        --            --    $  447.5    $(106.0)         7.0
United Kingdom............    1,039.3      654.3        --            --     2,862.5         --      1,110.4
                            ---------   --------    ------     ---------    --------    -------     --------
                            $10,284.4   $2,843.7    $435.9     $(1,319.1)   $3,310.0    $(106.0)    $2,467.4
                            =========   ========    ======     =========    ========    =======     ========

     Interest rate swaps are contractual agreements between two counterparties for the exchange of periodic interest payments generally based on a notional principal amount and agreed-upon fixed or floating rates. The company primarily enters into interest rate swap transactions to synthetically alter balance sheet items. These transactions are specifically designated to a particular asset/liability, off-balance sheet item or anticipated transaction of a similar characteristic. Specific assets or liabilities may consist of groups of individually small dollar homogeneous assets or liabilities of similar economic characteristics. Credit and market risk exists with respect to these instruments. The following table reflects the items so altered at December 31, 1997:

                                                              (IN MILLIONS)
                                                              -------------
Investment securities.......................................    $    70.7
Receivables:
  Home equity...............................................        775.0
  MasterCard/Visa...........................................        550.0
  Private label.............................................         20.3
  Other unsecured...........................................         19.3
                                                                ---------
     Total owned receivables................................      1,364.6
Deposits....................................................        150.0
Commercial paper, bank and other borrowings.................      2,816.2
Senior and senior subordinated debt.........................      5,849.5
Receivables serviced with limited recourse..................         33.4
                                                                ---------
     Total items synthetically altered with interest rate
      swaps.................................................    $10,284.4
                                                                =========

---------------
Note: In all instances, the notional amount is not greater than the carrying value of the related asset/liability or off-balance sheet item.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     The company manages its exposure to interest rate risk primarily through the use of interest rate swaps. These swaps synthetically alter the interest rate risk inherent in balance sheet assets, liabilities or off-balance sheet items. The majority of the company's interest rate swaps are used to convert floating rate assets to fixed rate, fixed rate debt to floating rate, floating rate assets or debt from one floating rate index to another, fixed rate assets to a floating rate, or floating rate debt to fixed rate. Interest rate swaps also are used to synthetically alter interest rate characteristics on certain receivables that are sold and serviced with limited recourse. These off-balance sheet items expose the company to the same interest rate risk as on-balance sheet items. Interest rate swaps are used to synthetically alter the interest rate provisions of the securitization transaction whereby the underlying receivables pay a fixed (floating) rate and the pass-through rate to the investor is floating (fixed). The company also has entered into currency swaps to convert both principal and interest payments on debt issued from one currency to the appropriate functional currency.

     The following table summarizes the maturities and related weighted average receive/pay rates of interest rate swaps outstanding at December 31, 1997:

                                  1998       1999       2000       2001      2002     2003    THEREAFTER     TOTAL
                                --------   --------   --------   --------   ------   ------   ----------   ---------
                                                    (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Pay a fixed rate/receive a
  floating rate:
  Notional value..............  $  756.8   $  773.3   $  565.1   $  214.6   $181.7       --          --    $ 2,491.5
  Weighted average receive
    rate......................      6.00%      6.20%      7.20%      7.51%    7.54%      --          --         6.57%
  Weighted average pay rate...      6.67       6.90       7.22       7.41     7.07       --          --         6.96
Pay a floating rate/receive a
  fixed rate:
  Notional value..............  $  667.9   $  313.9   $  375.6   $  881.8   $315.9   $430.0    $1,927.8    $ 4,912.9
  Weighted average receive
    rate......................      6.72%      7.04%      6.47%      6.59%    6.42%    6.68%       6.93%        6.76%
  Weighted average pay rate...      5.92       5.60       5.47       5.69     5.78     5.93        5.93         5.82
Pay a floating rate/receive a
  different floating rate:
  Notional value..............  $  980.0   $1,598.0   $  237.0   $   55.0   $ 10.0       --          --    $ 2,880.0
  Weighted average receive
    rate......................      5.70%      6.02%      5.85%      6.05%    6.50%      --          --         5.90%
  Weighted average pay rate...      5.88       5.96       5.91       6.02     5.81       --          --         5.93
                                --------   --------   --------   --------   ------   ------    --------    ---------
    Total notional value......  $2,404.7   $2,685.2   $1,177.7   $1,151.4   $507.6   $430.0    $1,927.8    $10,284.4
                                ========   ========   ========   ========   ======   ======    ========    =========
    Total weighted average
      rates on swaps:
Receive rate..................      6.08%      6.11%      6.38%      6.73%    7.05%    6.74%       6.93%        6.45%
                                --------   --------   --------   --------   ------   ------    --------    ---------
Pay rate......................      6.06       6.23       6.40       6.26     6.52     5.97        5.93         6.14
                                --------   --------   --------   --------   ------   ------    --------    ---------

     The floating rates paid or received by the company are based on spot rates from independent market sources for the index contained in each interest rate swap contract, which generally are based on either 1-, 3-or 6-month LIBOR. These current floating rates are different than the floating rates in effect when the contracts were initiated. Changes in spot rates impact the variable rate information disclosed above. However, these changes in spot rates also impact the interest rate on the underlying assets or liabilities. Hedging/ synthetic alteration instruments are used by the company to manage the volatility of net interest margin resulting from changes in interest rates on the underlying hedged/synthetically altered items. Owned net interest margin would have declined by 9 and 14 basis points in 1997 and 1996, respectively, had these instruments not been utilized. These instruments did not impact owned net interest margin in 1995.

     Forwards and futures are agreements between two parties, committing one to sell and the other to buy a specific quantity of an instrument on some future date. The parties agree to buy or sell at a specified price in the future, and their profit or loss is determined by the difference between the arranged price and the level of the spot price when the contract is settled. The company has both interest rate and foreign exchange rate forward contracts and interest rate futures contracts. Foreign exchange contracts are utilized by the company

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES to reduce its exposure to foreign currency exchange risk. Interest rate forward and futures contracts are used to hedge resets of interest rates on the company's floating rate assets and liabilities. The company's exposure to credit risk for futures is limited, as these contracts are traded on organized exchanges. Each day, changes in contract values are settled in cash. In contrast, forward contracts have credit risk relating to the performance of the counterparty. These instruments also are subject to market risk. Cash requirements for forward contracts include the receipt or payment of cash upon the sale or purchase of the instrument.

     Purchased options grant the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period. The seller of the option has written a contract which creates an obligation to either sell or purchase the financial instrument at the agreed-upon price if, and when, the purchaser exercises the option.

     Other risk management instruments consist of caps and floors. Caps and floors written expose the company to market risk but not to credit risk. Market risk associated with caps and floors purchased is limited to the premium paid which is recorded on the balance sheets in other assets.

     Deferred gains of $41.8 and $45.8 million and deferred losses of $4.1 and $13.0 million from hedging/synthetic alteration instruments were recorded on the balance sheets at December 31, 1997 and 1996, respectively. The weighted average amortization period associated with the deferred gains was 5.1 and 6.6 years at December 31, 1997 and 1996, respectively. The weighted average amortization period for the deferred losses was 1.3 and 1.5 years at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, the accrued interest, unamortized premium and other assets recorded for agreements which would be written off should all related counterparties fail to meet the terms of their contracts was $65.4 and $53.3 million, respectively.

     Concentrations of Credit Risk. A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions.

     Because the company primarily lends to consumers, it does not have receivables from any industry group that equal or exceed 10 percent of total managed receivables at December 31, 1997 and 1996. The company lends nationwide, with the following geographic areas comprising more than 10 percent of total managed domestic receivables at December 31, 1997: California -20 percent; Midwest (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI) -23 percent; Middle Atlantic (DE, DC, MD, NJ, PA, VA, WV) -14 percent; Northeast (CT, ME, MA, NH, NY, RI, VT) -12 percent; and Southeast (AL, FL, GA, KY, MS, NC, SC, TN) -15 percent.

10. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     In June 1996 Household Capital Trust II ("HCT II"), a wholly-owned subsidiary of the company, issued 4 million 8.70 percent Trust Preferred Securities ("preferred securities") at $25 per preferred security. The sole asset of HCT II is $103.1 million of 8.70 percent Junior Subordinated Deferrable Interest Notes issued by the company. The junior subordinated notes held by HCT II mature on June 30, 2036 and are redeemable by the company in whole or in part beginning on June 30, 2001, at which time the HCT II preferred securities are callable. Net proceeds from the issuance of preferred securities were used for general corporate purposes.

     In June 1995 Household Capital Trust I ("HCT I"), a wholly-owned subsidiary of the company, issued 3 million 8.25 percent preferred securities at $25 per preferred security. The sole asset of HCT I is $77.3 million of 8.25 percent Junior Subordinated Deferrable Interest Notes issued by the company. The junior subordinated notes held by HCT I mature on June 30, 2025 and are redeemable by the company in whole or in part beginning on June 30, 2000, at which time the HCT I preferred securities are callable. HCT I may elect to extend the maturity of the preferred securities to June 30, 2044.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     The obligations of the company with respect to the junior subordinated notes, when considered together with certain undertakings of the company with respect to HCT I and HCT II, constitute full and unconditional guarantees by the company of HCT I's and HCT II's obligations under the respective preferred securities. The preferred securities are classified in the company's balance sheets as company obligated mandatorily redeemable preferred securities of subsidiary trusts (representing the minority interest in the trusts) at their face and redemption amount of $175 million at December 31, 1997 and 1996. The preferred securities have a liquidation value of $25 per preferred security. Dividends on the preferred securities are cumulative, payable quarterly in arrears and are deferrable at the company's option for up to five years from date of issuance. The company cannot pay dividends on its preferred and common stocks during such deferments. Dividends on the preferred securities have been classified as interest expense in the statements of income.

11. PREFERRED STOCK

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                                1997           1996
                                                              --------       --------
                                                                (ALL DOLLAR AMOUNTS
                                                              ARE STATED IN MILLIONS)
$4.30 Preferred Stock, 836,585 shares.......................   $ 83.7         $ 83.7
$4.50 Preferred Stock, 103,976 shares.......................     10.4           10.4
5.00% Preferred Stock, 407,718 shares.......................     20.4           20.4
7.35% Preferred Stock, Series 1993-A, 4,000,000 depositary
  shares(1).................................................    100.0          100.0
8.25% Preferred Stock, Series 1992-A, 2,000,000 depositary
  shares(1).................................................     50.0           50.0
9.50% Preferred Stock, Series 1991-A, 5,500,000 depositary
  shares(2).................................................       --           55.0
                                                               ------         ------
     Total preferred stock..................................   $264.5         $319.5
                                                               ======         ======

---------------
(1) Depositary share represents 1/40 share of preferred stock.

(2) Depositary share represents 1/10 share of preferred stock.

     Dividends on the $4.30 preferred stock are cumulative and payable semiannually. The company may, at its option, redeem in whole or in part the $4.30 preferred stock for $100 per share plus accrued and unpaid dividends. This stock has a liquidation value of $100 per share plus accrued and unpaid dividends in the event of an involuntary liquidation or $100 in the event of a voluntary liquidation.

     Dividends on the $4.50 preferred stock are cumulative and payable semiannually. The company may, at its option, redeem in whole or in part the $4.50 preferred stock for $103 per share plus accrued and unpaid dividends. This stock has a liquidation value of $100 per share.

     Dividends on the 5.00 percent preferred stock are cumulative and payable semiannually. The company may, at its option, redeem in whole or in part the
5.00 percent preferred stock for $50 per share plus accrued and unpaid dividends. This stock has a liquidation value of $50 per share.

     Dividends on the 7.35 percent preferred stock, Series 1993-A, are cumulative and payable quarterly. The company may, at its option, redeem in whole or in part the 7.35 percent preferred stock, Series 1993-A, on any date after October 15, 1998 for $25 per depositary share plus accrued and unpaid dividends. This stock has a liquidation value of $1,000 per share.

     Dividends on the 8.25 percent preferred stock, Series 1992-A, are cumulative and payable quarterly. The company may, at its option, redeem in whole or in part the 8.25 percent preferred stock, Series 1992-A, on any date after October 15, 2002 for $25 per depositary share plus accrued and unpaid dividends. This stock has a liquidation value of $1,000 per share.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Holders of all issues of preferred stock are entitled to payment before any capital distribution is made to common shareholders. All issues of preferred shares are nonvoting except for the $4.30 preferred, $4.50 preferred and 5% preferred stock classes. Holders of these voting classes of preferred stock will be entitled to vote as a separate class to elect two directors if the equivalent of three or more semiannual dividends shall be in arrears, until the dividends in arrears are paid in full.

     On January 23, 1997, the company redeemed, at par, all outstanding shares of its 9.50 percent $55 million preferred stock, Series 1991-A, for $10 per depositary share, plus accrued and unpaid dividends.

     The company's Board of Directors has adopted a resolution creating an Offering Committee of the Board with the power to authorize the issuance and sale of one or more series of preferred stock. The Offering Committee has the authority to determine the particular designations, powers, preferences and relative, participating, optional or other special rights (other than voting rights which shall be fixed by the Board of Directors) and qualifications, limitations or restrictions of such issuance. At December 31, 1997, up to $4.3 million shares of preferred stock were authorized for issuance.

12. JUNIOR PREFERRED SHARE PURCHASE RIGHTS

     In 1996, the company issued one preferred share purchase right (a "Right") for each outstanding share of common stock of the company. Under certain conditions, each Right may be exercised to purchase one three-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $100 per one three-thousandth of a share, subject to further adjustment. The Rights may be exercised only after the earlier of: (a) a public announcement that a party or an associated group acquired 15 percent or more of the company's common stock and (b) ten business days (or later date as determined by the Board of Directors of the company) after a party or an associated group initiates or announces its intention to make an offer to acquire 15 percent or more of the company's common stock. The Rights, which cannot vote or receive dividends, expire on July 31, 2006 and may be redeemed by the company at a price of $.0033 per Right at any time prior to expiration or acquisition of 15 percent of the company's common stock.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The company has estimated the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS No. 107"). Fair value estimates, methods and assumptions set forth below for the company's financial instruments are made solely to comply with the requirements of FAS No. 107 and should be read in conjunction with the financial statements and notes in this Annual Report.

     For a significant portion of the company's financial instruments, fair values for items lacking a quoted market price were estimated by discounting estimated future cash flows at estimated current market discount rates. Assumptions used to estimate future cash flows are consistent with management's assessments regarding ultimate collectibility of assets and related interest and with estimates of product lives and repricing characteristics used in the company's asset/liability management process. All assumptions are based on historical experience adjusted for future expectations. Assumptions used to determine fair values for financial instruments for which no active market exists are inherently judgmental, and changes in these assumptions could significantly affect fair value calculations.

     As required under generally accepted accounting principles, a number of other assets recorded on the balance sheets (such as acquired credit card relationships) and other intangible assets not recorded on the balance sheets (such as the value of consumer lending relationships for originated receivables and the franchise values of the company's business units) are not considered financial instruments and, accordingly, are not valued for purposes of this disclosure. The company believes there is substantial value associated with these assets based on current market conditions and historical experience. Accordingly, the estimated fair

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES value of financial instruments, as disclosed, does not fully represent the entire value, nor the changes in the entire value, of the company.

     The following is a summary of the carrying value and estimated fair value of the company's financial instruments:

                                                              AT DECEMBER 31
                                   ---------------------------------------------------------------------
                                                 1997                                1996
                                   ---------------------------------   ---------------------------------
                                   CARRYING     FAIR                   CARRYING     FAIR
                                    VALUE       VALUE     DIFFERENCE    VALUE       VALUE     DIFFERENCE
                                   --------   ---------   ----------   --------   ---------   ----------
                                                               (IN MILLIONS)
Cash.............................  $    534   $    534          --     $    519   $    519          --
Investment securities............     2,899      2,899          --        2,843      2,843          --
Receivables......................    38,338     39,632      $1,294       38,188     39,625      $1,437
                                   --------   --------      ------     --------   --------      ------
Subtotal.........................    41,771     43,065       1,294       41,550     42,987       1,437
                                   --------   --------      ------     --------   --------      ------
Deposits.........................    (2,344)    (2,351)         (7)      (3,000)    (3,016)        (16)
Commercial paper, bank and other
  borrowings.....................   (10,666)   (10,666)         --      (10,597)   (10,597)         --
Senior and senior subordinated
  debt...........................   (23,736)   (24,125)       (389)     (23,433)   (23,834)       (401)
Insurance reserves...............    (1,383)    (1,612)       (229)      (1,367)    (1,584)       (217)
                                   --------   --------      ------     --------   --------      ------
Subtotal.........................   (38,129)   (38,754)       (625)     (38,397)   (39,031)       (634)
                                   --------   --------      ------     --------   --------      ------
Interest rate and foreign
  exchange contracts.............        41         38          (3)          38       (139)       (177)
Commitments to extend credit and
  guarantees.....................        --         50          50           --         40          40
                                   --------   --------      ------     --------   --------      ------
Subtotal.........................        41         88          47           38        (99)       (137)
                                   --------   --------      ------     --------   --------      ------
       Total.....................  $  3,683   $  4,399      $  716     $  3,191   $  3,857      $  666
                                   ========   ========      ======     ========   ========      ======

     The following methods and assumptions were used to estimate the fair value of the company's financial instruments:

     Cash: The carrying value approximates fair value for this instrument due to its liquid nature.

     Investment securities: Investment securities are classified as available-for-sale and are carried at fair value on the balance sheets.

     Receivables: The fair value of adjustable rate consumer receivables was determined to approximate existing carrying value because interest rates on these receivables adjust with changing market interest rates. The fair value of fixed rate consumer receivables was estimated by discounting future expected cash flows at interest rates approximating those offered by the company on such products at the respective valuation dates. This approach to estimating fair value for fixed rate receivables results in a disclosed fair value that is less than amounts the company believes could be currently realizable on a sale of these receivables. These receivables are relatively insensitive to changes in overall market interest rates and, therefore, have additional value compared to alternative uses of funds. The fair value of commercial receivables was determined by discounting estimated future cash flows at estimated market interest rates.

     The fair value of consumer receivables also included an estimate, on a present value basis, of cash flows associated with securitizations of certain home equity, auto finance, MasterCard and Visa, private label and other unsecured receivables.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Deposits: The fair value of the company's savings and demand accounts equaled the carrying amount as stipulated in FAS No. 107. The fair value of fixed rate time certificates was estimated by discounting future expected cash flows at interest rates offered by the company on such products at the respective valuation dates.

     Commercial paper, bank and other borrowings: The fair value of these instruments was determined to approximate existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

     Senior and senior subordinated debt: The estimated fair value of these instruments was computed by discounting future expected cash flows at interest rates offered for similar types of debt instruments.

     Insurance reserves: The fair value of insurance reserves for periodic payment annuities was estimated by discounting future expected cash flows at estimated market interest rates at December 31, 1997 and 1996. The fair value of other insurance reserves is not required to be determined in accordance with FAS No. 107.

     Interest rate and foreign exchange contracts: Where practical, quoted market prices were used to determine fair value of these instruments. For non-exchange traded contracts, fair value was determined through the use of accepted and established valuation methods (including input from independent third parties) which consider the terms of the contracts and market expectations on the valuation date for forward interest rates (for interest rate contracts) or forward foreign currency exchange rates (for foreign exchange contracts). See
Note 9, "Derivative Financial Instruments and Other Financial Instruments with Off-Balance Sheet Risk," for a discussion of the nature of these items.

     Commitments to extend credit and guarantees: These commitments were valued by considering the company's relationship with the counterparty, the creditworthiness of the counterparty and the difference between committed and current interest rates.

14. LEASES

     The company leases certain offices, buildings and equipment for periods of up to 47 years with various renewal options. The office space leases generally require the company to pay certain operating expenses. The majority of the company's leases are noncancelable operating leases. Net rental expense under operating leases was $135.5, $122.5 and $123.3 million for 1997, 1996 and 1995, respectively.

     Future net minimum lease commitments under noncancelable operating lease arrangements were:

                                                                       AT
                                                               DECEMBER 31, 1997
                                                              --------------------
                                                                 (IN MILLIONS)
1998........................................................         $126.0
1999........................................................          105.4
2000........................................................           84.8
2001........................................................           68.4
2002........................................................           59.2
Thereafter..................................................          387.0
                                                                     ------
Net minimum lease commitments...............................         $830.8
                                                                     ======

15. INCENTIVE COMPENSATION AND STOCK OPTION PLANS

     The company's executive compensation plans provide for issuance of nonqualified stock options and restricted stock rights (RSRs). Stock options permit the holder to purchase, under certain limitations, the company's common stock at a price not less than 100 percent of the market value of the stock on the date the option is granted. Employee stock options vest equally over four years and expire 10 years from the date of grant.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     An equity participation plan was adopted in 1997 by Beneficial that provides for grants of options to each eligible employee. Under the plan, the option price is 120% of the fair market value on the date the option is granted. Options are fully exercisable when granted and expire after 10 years. This plan has been terminated effective with the merger of Household and Beneficial.

     Beginning in 1997, non-employee directors annually receive an option to purchase 7,500 shares of the company's common stock at the stock's fair market value the day the option is granted. The first option grant was made in November 1997. Prior to this, directors received an annual grant of 7,500 options each May ending with the May 1997 grant. Director options have a term of ten years and one day, fully vest six months from the date granted, and once vested are exercisable at any time during the option term.

     Common stock data for the stock option plans is summarized as follows:

                                           1997                     1996                     1995
                                  ----------------------   ----------------------   ----------------------
                                               PRICE PER                PRICE PER                PRICE PER
                                    SHARES       SHARE       SHARES       SHARE       SHARES       SHARE
                                  ----------   ---------   ----------   ---------   ----------   ---------
Outstanding at beginning of
  year..........................  23,779,041    $14.81     23,480,063    $12.13     21,948,509    $10.13
Granted.........................  11,362,485     29.03      4,736,971     24.04      7,247,802     16.01
Exercised.......................  (3,081,428)    11.35     (3,926,067)    10.11     (4,492,053)     8.83
Expired or canceled.............  (1,893,621)    23.49       (511,926)    13.43     (1,224,195)    11.30
                                  ----------    ------     ----------    ------     ----------    ------
Outstanding at end of year......  30,166,477    $19.90     23,779,041    $14.81     23,480,063    $12.13
                                  ==========    ======     ==========    ======     ==========    ======
Exercisable at end of year......  17,870,085    $17.24     11,254,478    $11.09      9,651,033    $ 9.37
                                  ==========    ======     ==========    ======     ==========    ======
Weighted average fair value of
  options granted...............                $10.82                   $10.55                   $ 5.84
                                                ======                   ======                   ======

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                         OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                         ---------------------------------------------------   ----------------------------------
                              NUMBER            WEIGHTED         WEIGHTED           NUMBER            WEIGHTED
       RANGE OF           OUTSTANDING AT        AVERAGE          AVERAGE        OUTSTANDING AT        AVERAGE
    EXERCISE PRICES      DECEMBER 31, 1997   REMAINING LIFE   EXERCISE PRICE   DECEMBER 31, 1997   EXERCISE PRICE
-----------------------  -----------------   --------------   --------------   -----------------   --------------
$5.90-$15.81...........     11,940,966         5.7 years          $11.29          10,071,659           $11.01
$16.92-$39.06..........     18,225,511         9.2 years          $25.55           7,798,426           $25.29

     RSRs entitle an employee to receive a stated number of shares of the company's common stock if the employee satisfies the conditions set by the Compensation Committee for the award.

     Household maintains an Employee Stock Purchase Plan (the "ESPP"). The ESPP provides a means for employees to purchase shares of the company's common stock at 85% of the lesser of its market price at the beginning or end of a one year subscription period.

     Beneficial previously maintained an Employee Stock Purchase Plan ("BESPP") whereby participants could elect to purchase stock subject to certain limitations. Employee stock purchases were eligible to be matched by Beneficial up to certain amounts and vested over a three year period. This plan has been terminated effective with the merger of Household and Beneficial.

     The company accounts for options and shares issued under the ESPP in accordance with APB 25, pursuant to which no compensation cost has been recognized. Under the BESPP, compensation cost on

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES matching contributions was recognized. Had compensation cost been determined consistent with FAS No. 123, the company's net income and earnings per share, on a pro forma basis, would have been as follows:

                                                              YEAR ENDED DECEMBER 31
                                              ------------------------------------------------------
                                                    1997               1996               1995
                                              ----------------   ----------------   ----------------
                                              DILUTED   BASIC    DILUTED   BASIC    DILUTED   BASIC
                                              -------   ------   -------   ------   -------   ------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Earnings available to common shareholders:
  As Reported...............................  $923.3    $923.3   $797.7    $797.7   $572.1    $572.1
  Pro Forma.................................   902.9     902.9    789.6     789.6    569.6     569.6
Earnings per share:
  As Reported...............................  $ 1.93    $ 1.97   $ 1.73    $ 1.76   $ 1.24    $ 1.26
  Pro Forma.................................    1.88      1.92     1.71      1.74     1.23      1.25

    The compensation expense recognized in pro forma net income for 1997, 1996 and 1995 may not be representative of the effects on pro forma net income for future years.

    The fair value of each option granted was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1996 and 1995 grants:

                                                        1997      1996      1995
                                                       -------   -------   -------
Risk free interest rate..............................     5.86%     6.03%     6.77%
Expected dividend yield..............................     1.45      1.55      1.59
Expected life........................................  5 YEARS   5 years   5 years
Expected volatility..................................     23.9%     28.2%     27.8%

    The Black-Scholes model uses different assumptions that can significantly effect the fair value of the options. As a result, the derived fair value estimates cannot be substantiated by comparison to independent markets.

16. EMPLOYEE BENEFIT PLANS

    The combined company is now in the process of reviewing its pension and postretirement benefit plans with a view to providing uniform benefits. Completion and approval is expected sometime in 1999.

    The combined company sponsors several defined benefit pension plans covering substantially all of its employees. Plan benefits are based primarily on years of service. Plan assets primarily consist of common and preferred stocks including those of foreign issuers and corporate and government obligations. At December 31, 1997, plan assets included an investment in 1,258,807 shares of the company's common stock with a fair value of $160.7 million.

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Service cost--benefits earned during the period.............  $(21.1)  $(20.5)  $(21.2)
Interest cost on projected benefit obligation...............   (38.1)   (38.6)   (40.1)
Actual return on assets.....................................    98.4    106.9    128.7
Net amortization and deferral...............................   (15.3)   (28.5)   (47.8)
                                                              ------   ------   ------
Pension income..............................................  $ 23.9   $ 19.3   $ 19.6
                                                              ======   ======   ======

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     The funded status of the combined defined benefit pension plans was as follows:

                                                              AT DECEMBER 31
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
                                                               (IN MILLIONS)
Actuarial present value of:
  Vested benefits obligation................................  $402.5   $393.1
  Nonvested benefits obligation.............................    64.7     59.9
                                                              ------   ------
Accumulated benefit obligation..............................   467.2    453.0
Effects of anticipated future compensation levels...........    79.5     71.4
                                                              ------   ------
Projected benefit obligation................................   546.7    524.4
Plan assets at fair value...................................   826.7    769.7
                                                              ------   ------
Plan assets in excess of projected benefit obligation.......  $280.0   $245.3
                                                              ======   ======

     Each plan was separately valued based on the individual plan's underlying terms and asset mix. The range of assumptions used in determining the projected benefit obligation and pension income of the domestic defined benefit plans at December 31 are as follows:

                                                         1997           1996           1995
                                                     ------------   ------------   ------------
Discount rate......................................   7.0% - 7.5%           7.5%           7.3%
Salary increase assumption.........................   4.0% - 4.5%    4.0% - 4.5%    3.8% - 4.5%
Expected long-term rate of return on plan assets...  9.0% - 10.0%   9.0% - 10.0%   9.0% - 10.0%

     The projected benefit obligation of the foreign benefit plans totaled $51.3 and $45.8 million at December 31, 1997 and 1996, respectively. Plan assets in excess of the projected benefit obligation for these plans totaled $4.0 and $5.6 million at December 31, 1997 and 1996, respectively.

     The excess of plan assets over the projected benefit obligation included the following components:

                                                              AT DECEMBER 31
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
                                                               (IN MILLIONS)
Unamortized prior service cost..............................  $ (1.9)  $ (2.6)
Net unrecognized loss from past experience different from
  assumed and effects of changes in assumptions.............   (48.3)   (62.3)
Unamortized assets..........................................    13.8     27.2
Prepaid pension cost........................................   316.4    283.0
                                                              ------   ------
Plan assets in excess of projected benefit obligation.......  $280.0   $245.3
                                                              ======   ======

     The straight-line method of amortization is used for prior service costs and unrecognized gains and losses.

     The company maintains various 401(k) savings plans and profit sharing plans for employees meeting certain eligibility requirements. Under the existing Household International plan, each participant's contribution is matched by the company up to a maximum of 6 percent of the participant's compensation. The existing Beneficial 401(k) savings plans provide for annual employer contributions up to 2.5% of each eligible employee's annual compensation. For 1997, 1996 and 1995, total expense for these plans was $23.9, $22.1 and $21.8 million, respectively.

     The company has several plans which provide medical, dental and life insurance benefits to retirees and eligible dependents. These plans are funded on a pay-as-you-go basis and cover substantially all employees

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES who meet certain age and vested service requirements. The company has instituted dollar limits on its payments under the plans to control the cost of future medical benefits.

     The company recognizes the expected postretirement costs on an accrual basis, similar to pension accounting. The expected cost of postretirement benefits is required to be recognized over the employees' years of service with the company instead of the period in which the benefits are paid. Under the existing Household International plans, the transition obligation is being recognized over a period of 20 years. The transition obligation represents the unfunded and unrecognized accumulated postretirement benefit obligation. Under the existing Beneficial plan, the transition obligation was recognized up front at the time Statements of Financial Accounting Standards No. 106 was adopted.

     The net postretirement benefit cost included the following:

                                                                   AT DECEMBER 31
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Service cost-benefits earned during the period..............  $ (4.8)  $ (4.8)  $ (4.6)
Interest cost on accumulated postretirement benefit
  obligation................................................   (12.1)   (11.5)   (14.7)
Net amortization and deferral...............................    (2.8)    (3.0)    (4.7)
                                                              ------   ------   ------
Net periodic postretirement benefit cost....................  $(19.7)  $(19.3)  $(24.0)
                                                              ======   ======   ======

     The actuarial and recorded liabilities for postretirement benefit plans, none of which have been funded, were:

                                                              AT DECEMBER 31
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
                                                               (IN MILLIONS)
Actuarial present value of postretirement obligation for:
  Retirees..................................................  $120.7   $106.8
  Fully eligible active participants........................    21.0     19.9
  Other active participants.................................    42.2     39.3
                                                              ------   ------
Accumulated postretirement benefit obligation...............   183.9    166.0
Net unrecognized gain from past experience different from
  assumed and effects of changes in assumptions.............    45.6     49.2
Unamortized liability.......................................   (94.3)  (100.6)
                                                              ------   ------
Accrued postretirement benefit obligation...................  $135.2   $114.6
                                                              ======   ======

     Each plan was separately valued based on the individual plan's underlying terms. The range of assumptions used in determining the projected benefit obligation and pension cost of such plans at December 31 are as follows:

                                                                1997      1996   1995
                                                              ---------   ----   ----
Discount rate...............................................  7.0%-7.5%   7.5%   7.3%

     The existing Household International plans assumed an annual compensation increase of 4.0 percent. A 10.0 and 11.0 percent annual rate of increase in the gross cost of covered health care benefits was assumed for 1998 and 1997, respectively. This rate of increase is assumed to decline by 1 percent in each year after 1998.

     Under the existing Beneficial plans, a 10.2 percent pre-65 trend rate was used for 1997 and 1996, with an ultimate rate of 5.0 percent in 2013. In addition, a 9.7 percent post-64 trend rate was used for 1997 and 1996 with an ultimate rate of 5.0 percent in 2018.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     A one percentage point increase in the health care trend rate would have increased the 1997 and 1996 accumulated postretirement benefit obligation by $10.0 and $13.2 million, respectively, and the net periodic postretirement benefit cost for 1997 and 1996 by $1.2 and $1.6 million, respectively.

17. INCOME TAXES

     Total income taxes were allocated as follows:

                                                                   AT DECEMBER 31
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Provision for income taxes related to operations............  $462.2   $461.2   $420.4
Income taxes related to adjustments included in common
  shareholders' equity:
  Unrealized gain (loss) on investments, net................    10.0    (63.5)   119.9
  Foreign currency translation adjustments..................    19.7    (23.8)    (7.7)
  Exercise of stock options.................................   (21.1)   (14.3)   (10.3)
                                                              ------   ------   ------
       Total................................................  $470.8   $359.6   $522.3
                                                              ======   ======   ======

     Provisions for income taxes related to operations were:

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               1997      1996       1995
                                                              ------    -------    ------
                                                                     (IN MILLIONS)
CURRENT
United States...............................................  $326.3    $ 522.4    $406.9
Foreign.....................................................    60.0       54.9      51.0
                                                              ------    -------    ------
     Total current..........................................   386.3      577.3     457.9
                                                              ------    -------    ------
DEFERRED
United States...............................................    66.8     (114.4)    (26.3)
Foreign.....................................................     9.1       (1.7)    (11.2)
                                                              ------    -------    ------
     Total deferred.........................................    75.9     (116.1)    (37.5)
                                                              ------    -------    ------
     Total income taxes.....................................  $462.2    $ 461.2    $420.4
                                                              ======    =======    ======

     The significant components of deferred income tax provisions attributable to income from operations were:

                                                                YEAR ENDED DECEMBER 31
                                                              --------------------------
                                                              1997      1996       1995
                                                              -----    -------    ------
                                                                    (IN MILLIONS)
Deferred income tax provision...............................  $67.9    $ (90.3)   $(19.9)
Adjustment of valuation allowance...........................   (4.7)     (19.5)    (19.2)
Change in operating loss carryforwards......................   12.7       (6.3)      1.6
                                                              -----    -------    ------
Deferred income tax provision...............................  $75.9    $(116.1)   $(37.5)
                                                              =====    =======    ======

     Income before income taxes from foreign operations was $143.2, $166.3 and $99.6 million in 1997, 1996 and 1995, respectively.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

     Effective tax rates are analyzed as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----    -----    -----
Statutory federal income tax rate...........................   35.0%    35.0%    35.0%
Increase (decrease) in rate resulting from:
  State and local taxes, net of federal benefit.............    2.3      2.0      2.2
  Capital losses--Germany...................................   (2.0)      --       --
  Leveraged lease tax benefits..............................   (1.9)    (1.1)    (1.4)
  Recapture of life insurance policyholders' surplus account
     balance................................................     --       --      2.9
  Other.....................................................    (.4)      .1      2.4
                                                              -----    -----    -----
Effective tax rate..........................................   33.0%    36.0%    41.1%
                                                              =====    =====    =====

     Provision for U.S. income taxes had not been made at December 31, 1997 and 1996 on $160.7 and $181.5 million, respectively, of undistributed earnings of foreign subsidiaries. Determination of the amount of unrecognized deferred tax liability related to investments in foreign subsidiaries is not practicable. In addition, provision for U.S. income taxes had not been made at December 31, 1997 and 1996 on $77.8 million of undistributed earnings of life insurance subsidiaries accumulated as policyholders' surplus under tax laws in effect prior to 1984. If this amount was distributed, the additional income tax payable would be approximately $27.2 million. The company's U.S. savings and loan subsidiary has credit loss reserves for tax purposes that arose in years beginning before December 31, 1987 in the amount of $55.3 million. The amount of deferred tax liability on the aforementioned credit loss reserves not recognized totaled $20.4 million at December 31, 1997. Because this amount would become taxable only in the event of certain circumstances which the company does not expect to occur within the foreseeable future, no deferred tax liability has been established for this item. At December 31, 1997 the company had net operating loss carryforwards for tax purposes of $45.7 million, of which $8.0 million expire in 2000; $11.3 million expire in 2001; $12.7 million expire in 2002; $6.8 million expire in 2003; and $6.9 million expire in 2004.

     Temporary differences which gave rise to a significant portion of deferred tax assets and liabilities were as follows:

                                                               AT DECEMBER 31
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                                (IN MILLIONS)
DEFERRED TAX LIABILITIES
Receivables sold............................................  $ 456.6   $ 261.3
Leveraged lease transactions, net...........................    312.7     383.3
Pension plan assets.........................................    123.1     111.0
Other.......................................................    269.5     175.3
                                                              -------   -------
     Total deferred tax liabilities.........................  1,161.9     930.9
                                                              -------   -------
DEFERRED TAX ASSETS
Credit loss reserves........................................    864.0     700.0
Other.......................................................    368.5     371.5
                                                              -------   -------
     Total deferred tax assets..............................  1,232.5   1,071.5
Valuation allowance.........................................     (3.3)     (8.0)
                                                              -------   -------
     Total deferred tax assets net of valuation allowance...  1,229.2   1,063.5
                                                              -------   -------
Net deferred tax asset at end of year.......................  $  67.3   $ 132.6
                                                              =======   =======

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

18. EARNINGS PER COMMON SHARE

     In December 1997, the company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS No. 128"), which supersedes APB Opinion No. 15 "Earnings Per Share" and simplifies the standards for computing and presenting earnings per share ("EPS"). Under the new standards, the presentation of primary EPS has been replaced with a presentation of basic EPS. Basic EPS is computed excluding dilution caused by common stock equivalents such as stock options. The presentation of fully diluted EPS has been replaced with a presentation of diluted EPS, which is calculated in a similar fashion to how fully diluted EPS had been computed. Previously reported EPS has been restated to conform to the new rules.

                                                              YEAR ENDED DECEMBER 31
                                              ------------------------------------------------------
                                                    1997               1996               1995
                                              ----------------   ----------------   ----------------
                                              DILUTED   BASIC    DILUTED   BASIC    DILUTED   BASIC
                                              -------   ------   -------   ------   -------   ------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS
Net income..................................  $940.3    $940.3   $819.6    $819.6   $603.7    $603.7
Preferred dividends.........................   (17.0)    (17.0)   (21.9)    (21.9)   (31.6)    (31.6)
                                              ------    ------   ------    ------   ------    ------
Earnings available to common shareholders...  $923.3    $923.3   $797.7    $797.7   $572.1    $572.1
                                              ======    ======   ======    ======   ======    ======
AVERAGE SHARES
Common......................................   470.2     470.2    454.6     454.6    454.0     454.0
Common equivalents..........................     8.9        --      7.7        --      8.0        --
                                              ------    ------   ------    ------   ------    ------
     Total..................................   479.1     470.2    462.3     454.6    462.0     454.0
                                              ======    ======   ======    ======   ======    ======
Earnings per common share...................  $ 1.93    $ 1.97   $ 1.73    $ 1.76   $ 1.24    $ 1.26
                                              ======    ======   ======    ======   ======    ======

19. COMMITMENTS AND CONTINGENT LIABILITIES

     In 1992, the Internal Revenue Service ("IRS") completed its examination of Beneficial's federal income tax returns for 1984 through 1987. The IRS proposed $142.0 million in adjustments that relate principally to activities of a former subsidiary, American Centennial Insurance Company ("ACIC"), prior to its sale in 1987.

     In order to limit the further accrual of interest on the proposed adjustments, Beneficial paid $105.5 million of tax and interest during the third quarter of 1992.

     The issues were not resolved during the administrative appeals process, and the IRS issued a statutory Notice of Deficiency asserting the unresolved adjustments and increased the disallowance to $195.0 million in the third quarter of 1996.

     Beneficial has initiated litigation in the United States Tax Court to oppose the disallowance. While the conclusion of this matter in its entirety cannot be predicted with certainty, management does not anticipate the ultimate resolution to differ materially from amounts accrued.

     The company and subsidiaries are involved in various other legal proceedings in the normal course of business. Management believes the aggregate liabilities, if any, resulting from such actions would not have a material adverse effect on the consolidated financial position of the company. However, as the ultimate resolution of these proceedings is influenced by factors that are outside of the company's control, it is reasonably possible the company's estimated liability under these proceedings may change. See Note 14 for discussion of lease commitments.

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

20. GEOGRAPHIC DATA

    The following is a summary of assets, revenues and operating profit of the company by country:

                              IDENTIFIABLE ASSETS                     REVENUES                     OPERATING PROFIT
                       ---------------------------------   ------------------------------   ------------------------------
                         1997        1996        1995        1997       1996       1995       1997       1996       1995
                       ---------   ---------   ---------   --------   --------   --------   --------   --------   --------
                                                                  (IN MILLIONS)
United States........  $39,133.1   $38,630.7   $39,082.7   $7,229.2   $6,753.4   $6,446.0   $1,278.0   $1,138.5   $  936.4
United Kingdom.......    5,071.3     4,086.5     3,084.1      760.6      630.4      583.5      146.2      108.8       93.3
Canada...............    2,142.6     2,163.5     2,090.6      339.8      328.1      403.2       39.2       39.0       21.7
Germany..............      401.0       413.7       455.1       31.2       55.2       67.4      (65.5)      (2.0)     (26.2)
Ireland..............       69.0        37.6        10.5       33.8       17.9        4.7        4.6       (3.5)      (1.1)
                       ---------   ---------   ---------   --------   --------   --------   --------   --------   --------
    Total............  $46,817.0   $45,332.0   $44,723.0   $8,394.6   $7,785.0   $7,504.8   $1,402.5   $1,280.8   $1,024.1
                       =========   =========   =========   ========   ========   ========   ========   ========   ========

21. ACCOUNTING PRONOUNCEMENTS

    In March 1998, Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), was issued. This statement, effective for financial statements issued for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. We do not expect the adoption of SOP 98-1 to have a material impact on our consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"). FAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. FAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. FAS No. 133 is effective for fiscal years beginning after June 15, 1999, and can be implemented as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). FAS No. 133 cannot be applied retroactively. We expect to adopt FAS No. 133 on January 1, 2000 and have not yet quantified the impacts of adopting this statement on our financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Household International, Inc.

     We have audited the accompanying consolidated balance sheets of Household International, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in preferred stock and common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. The consolidated statements give retroactive effect to the merger of Household International, Inc. and Beneficial Corporation on June 30, 1998, which has been accounted for as a pooling of interests as described in Note 2. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Household International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, after giving retroactive effect to the merger of Household International Inc. and Beneficial Corporation as described in Note 2, all in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
June 30, 1998